EXHIBIT 13.3

Raízen Group

Combined consolidated financial

statements March 31, 2019 and

auditors report

Raízen Group

Combined consolidated financial statements

March 31, 2019 and auditors report

KPMG Auditores Independentes

Rua Arquiteto Olavo Redig de Campos, 105, 6º andar—Torre A

04711-904—São Paulo/SP—Brasil

Caixa Postal 79518—CEP 04707-970—São Paulo/SP—Brasil

Telefone +55 (11) 3940-1500

kpmg.com.br

Independent auditors’ report on the combined consolidated financial statements

The Shareholders and Board of Directors Raízen Energia S.A. and Raízen Combustíveis S.A.:

Report on the Combined Consolidated Financial Statements

We have audited the accompanying combined consolidated statements of Raízen Energia S.A. and Raízen Combustíveis S.A. (“Raízen Group”), which comprise the combined consolidated statements of financial position as of March 31, 2019 and 2018, and the related combined consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2019, and the related notes to the combined consolidated financial statements (collectively referred, the combined consolidated financial statements).

Management’s Responsibility for the Combined Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these combined consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements.

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (KPMG International), uma entidade suíça.	KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Raízen Group as of March 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2019 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of matter

We draw your attention to Note 2.1(a) to the combined consolidated financial statements, which describes the basis of preparation and presentation of these combined consolidated financial statements. These combined consolidated financial statements do not necessarily represent the financial position, financial performance, or related cash flows that would have been obtained if the Raízen Group had operated as a single legal entity during the period. The combined consolidated financial statements were prepared to present the financial position, performance, and cash flows of the entities under indirect joint control of Cosan Limited and Royal Dutch Shell and, therefore, may not be useful for other purposes. Our opinion is not modified with respect to this matter.

/s/ KPMG Auditores Independentes

São Paulo, SP

May 17, 2019

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (KPMG International), uma entidade suíça.

KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

Raízen Group

Combined consolidated statement of financial position as of March 31

In thousands of reais – R$

	Note	2019	2018
Assets
Current assets
Cash and cash equivalents	3	5,740,037	3,663,168
Securities	4	268,413	1,078,945
Restricted cash	5	275,715	143,606
Derivative financial instruments	26	797,405	228,092
Trade accounts receivable	6	3,360,364	2,756,767
Inventories	7	4,051,837	2,552,513
Biological assets	9	813,995	947,815
Recoverable income and social contribution taxes	18.b	1,018,941	887,416
Recoverable taxes and contributions	8	1,831,187	628,397
Other financial assets	10	306,457	408,379
Related parties	11	962,937	709,027
Contract assets	12	429,718	—
Other receivables		465,288	346,868

Total current assets		20,322,294	14,350,993

Non-current assets
Trade accounts receivable	6	514,544	447,856
Derivative financial instruments	26	856,901	273,762
Other financial assets	10	526,969	502,433
Recoverable income and social contribution taxes	18.b	441,798	300,930
Recoverable taxes and contributions	8	462,077	337,495
Related parties	11	1,353,760	1,329,549
Deferred income and social contribution taxes	18.d	507,655	158,295
Judicial deposits	19	449,117	406,898
Contract assets	12	2,000,061	—
Other receivables		249,934	181,554
Investments	13	573,186	346,461
Property, plant and equipment	14	15,334,465	11,304,718
Intangible assets	15	2,968,229	4,689,901

Total non-current assets		26,238,696	20,279,852

Total assets		46,560,990	34,630,845

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statement of financial position as of March 31

In thousands of reais – R$                (continued)

	Note	2019	2018
Liabilities
Current liabilities
Loans and financing	17	1,922,661	1,532,009
Derivative financial instruments	26	698,742	142,343
Suppliers	16	8,025,555	3,743,572
Payroll and related charges payable		543,763	553,491
Income and social contribution taxes payable	18.c	99,582	97,197
Taxes payable		487,878	276,066
Dividends and interest on shareholders` equity payable	21.b	37,553	23,417
Related parties	11	2,881,826	781,397
Advances from clients	6	96,421	51,677
Other liabilities		812,931	617,994

Total current liabilities		15,606,912	7,819,163

Non-current liabilities
Loans and financing	17	15,341,640	11,986,340
Derivative financial instruments	26	43,657	199,602
Taxes payable		188,798	183,434
Related parties	11	421,048	406,052
Provision for legal disputes	19	1,477,922	1,260,168
Deferred income and social contribution taxes	18.d	1,570,928	452,166
Other liabilities		518,081	490,796

Total non-current liabilities		19,562,074	14,978,558

Total liabilities		35,168,986	22,797,721

Equity	21
Attributed to controlling shareholders		11,115,876	11,607,394
Interest of non-controlling shareholders		276,128	225,730

Total equity		11,392,004	11,833,124

Total liabilities and equity		46,560,990	34,630,845

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of income

Years ended March 31

In thousands of reais – R$

	Note	2019	2018	2017
Net operating revenue	22	103,973,038	86,261,206	79,209,442
Costs of products sold and services provided	23	(98,008,548)	(80,050,279)	(72,547,575)

Gross profit		5,964,490	6,210,927	6,661,867

Operating revenue (expenses)
Selling	23	(2,526,598)	(2,139,156)	(1,875,271)
General and administrative	23	(1,152,093)	(1,095,238)	(994,318)
Other operating income, net	24	1,251,968	622,064	646,227
Equity accounting result	13	30,987	(21,423)	(72,556)

		(2,395,736)	(2,633,753)	(2,295,918)

Profit before financial results and income tax and social contribution		3,568,754	3,577,174	4,365,949

Financial results	25
Financial expenses		(1,470,934)	(904,397)	(1,011,680)
Financial income		610,293	619,106	736,856
Exchange variation, net		(781,306)	(324,948)	443,314
Net effect of the derivatives		850,327	187,081	(327,150)

		(791,620)	(423,158)	(158,660)

Profit before income and social contribution taxes		2,777,134	3,154,016	4,207,289

Income tax and social contribution	18.a
Current		(548,245)	(962,957)	(972,098)
Deferred	18.d	6,226	119,925	(173,087)

		(542,019)	(843,032)	(1,145,185)

Net income for the year		2,235,115	2,310,984	3,062,104

Attributable to:
Group’s controlling shareholders		2,176,437	2,249,836	3,002,347
Group’s non-controlling shareholders		58,678	61,148	59,757

		2,235,115	2,310,984	3,062,104

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of comprehensive income

Years ended March 31

(In thousands of reais – R$)

	2019	2018	2017
Net income for the year	2,235,115	2,310,984	3,062,104
Comprehensive income
Items that will not be reclassified to statement of income
Actuarial loss, net	(1,524)	(528)	(3,132)
Deferred taxes on actuarial loss (Note 18.d.1)	511	177	1,049

	(1,013)	(351)	(2,083)

Items that are or may be reclassified to statements of income
Income (loss) from financial instruments designated as hedge accounting (Note 26.e)	(420,485)	60,761	748,045
Net investment hedge in foreign entity	(54,235)	—	—
Deferred taxes on hedges (Note 18.d.1)	161,405	(20,659)	(254,334)
Effect of foreign currency translation	(102,591)	(3,765)	2,605

	(415,906)	36,337	496,316

Other components of the comprehensive income for the year	(416,919)	35,986	494,233

Total comprehensive income for the year	1,818,196	2,346,970	3,556,337

Attributable to:
Group’s controlling shareholders	1,759,518	2,285,822	3,496,580
Group’s non-controlling shareholders	58,678	61,148	59,757

	1,818,196	2,346,970	3,556,337

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of changes in equity

Years ended March 31

In thousands of reais – R$

	Attributable to Group’s shareholders	Interest of non-controlling shareholders	Total equity(*)
Balances at March 31, 2018	11,607,394	225,730	11,833,124
Initial adoption of IFRS 9 (Note 2.4)	(2,641)	(41)	(2,682)

Balances at April 1, 2018	11,604,753	225,689	11,830,442

Comprehensive income for the year
Net income for the year	2,176,437	58,678	2,235,115
Actuarial loss, net (Note 21.d)	(1,013)	—	(1,013)
Net loss on net investment hedge (Note 21.d)	(35,795)		(35,795)
Net loss with financial instruments designated as hedge accounting (Note 21.d)	(277,520)	—	(277,520)
Effects of foreign currency translation (Note 21.d)	(102,591)	—	(102,591)
Total comprehensive income for the year	1,759,518	58,678	1,818,196

Contribution (distributions) to Group’s shareholders
Capital increase	—	4,159	4,159
Business combination (Note 29.1.ii)	—	30,000	30,000
Dividends distributed to holders of preferred shares (Note 21.c)	(2,995)	—	(2,995)
Dividends and interest on shareholders` equity (“JCP”) (Note 21.c)	(2,245,400)	(42,398)	(2,287,798)

Total contributions (distributions) to Group’s shareholders	(2,248,395)	(8,239)	(2,256,634)

Balances at March 31, 2019	11,115,876	276,128	11,392,004

(*)	As disclosed in Note 1.c, the combined consolidated companies are not operated as a single legal entity.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of changes in equity

Years ended March 31

In thousands of reais – R$                                    (Continued)

	Attributable to Group’s shareholders	Interest of non-controlling shareholders	Total equity(*)
Balances at April 1, 2017	12,160,702	205,725	12,366,427
Comprehensive income for the year
Net income for the year	2,249,836	61,148	2,310,984
Actuarial loss, net	(351)	—	(351)
Net gain on financial instruments designated as hedge accounting	40,102	—	40,102
Effect of foreign currency translation	(3,765)	—	(3,765)

Total comprehensive income for the year	2,285,822	61,148	2,346,970

Contribution (distributions) to Group’s shareholders
Effect from subsidiary’s preferred shares	2,851	(2,851)	—
Issue/redemption of shares and dividends distributed to holders of preferred shares	(4,166)	—	(4,166)
Dividends and interest on shareholders’ equity	(2,836,836)	(34,575)	(2,871,411)
Capital decrease in subsidiary	(1,088)	(3,453)	(4,541)
Other	109	(264)	(155)

Total contributions (distributions) to Group’s shareholders	(2,839,130)	(41,143)	(2,880,273)

Balances at March 31, 2018	11,607,394	225,730	11,833,124

(*)	As disclosed in Note 1.c, the combined consolidated companies are not operated as a single legal entity.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of changes in equity

Years ended March 31

In thousands of reais – R$                                    (Continued)

	Attributable to Group’s shareholders	Interest of non-controlling shareholders	Total equity(*)
Balances at April 1, 2016	10,982,504	169,573	11,152,077
Comprehensive income for the year
Net income for the year	3,002,347	59,757	3,062,104
Actuarial loss, net	(2,088)	5	(2,083)
Net gain on financial instruments designated as hedge accounting	493,711	—	493,711
Effect of foreign currency translation	2,605	—	2,605

Total comprehensive income for the year	3,496,575	59,762	3,556,337

Distributions to Group’s shareholders
Issue/redemption of shares and dividends distributed to holders of preferred shares	(2,892)	—	(2,892)
Dividends and interest on shareholders` equity	(2,315,485)	(23,610)	(2,339,095)

Total distributions to Group’s shareholders	(2,318,377)	(23,610)	(2,341,987)

Balances at March 31, 2017	12,160,702	205,725	12,366,427

(*)	As disclosed in Note 1.d, the combined consolidated companies are not operated as a single legal entity.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Consolidated combined statements of cash flows—indirect method

Years ended March 31

In thousands of reais – R$

	2019	2018	2017
Cash flow from operating activities
Income before income and social contribution taxes	2,777,134	3,154,016	4,207,289
Adjustments:
Depreciation and amortization (Notes 22 and 23)	2,452,718	2,742,288	2,355,486
Amortization of contract assets (Notes 12)	452,503	—	—
Change in the fair value and realization of gain or loss of biological assets (Note 23)	261,159	367,432	(304,621)
Equity accounting result of associated companies (Note 13)	(30,987)	21,423	72,556
Gain on disposal of shares (Note 24)	—	(53,747)	(166,103)
Capital gain on dilution of ownership interest in associated company (Notes 13.b.ii and 24)	(109,467)	—	(14,697)
Gain on sales of property, plant and equipment (Note 24)	(113,400)	(95,198)	(82,246)
Net reversal (formation) of estimated loss in investments and fixed and fixed assets (Notes 13, 14 and 24)	(146,628)	(3,823)	163,088
Interest, monetary and exchange-variations, net	1,277,753	883,501	(100,451)
Change in fair value of liabilities financial instruments (Notes 25)	213,303	(19,776)	90,150
Gain with derivative financial instruments, net	(1,298,464)	(565,098)	1,206,330
Recognition of extemporaneous tax credits, net (Note 24)	(225,313)	(218,699)	(403,113)
Change in inventories’ fair value—Hedge of fair value (Notes 7 and 26.e)	(20,937)	(16,827)	—
Recognition (reversal) of estimated loss on taxes and fees (Notes 8, 23 and 24)	(85,939)	8,701	73,873
Revenue from investment grant – ICMS (Notes 23 and 24)	(92,341)	(76,885)	(67,758)
Other	(114,487)	50,423	206,125
Changes in assets and liabilities
Trade accounts receivable and advances from clients	292,919	(836,799)	(15,454)
Inventories	418	(281,413)	(609,890)
Restricted cash	(127,125)	204,853	571,241
Payment of assets from contracts with clients	(698,239)	—	—
Derivative financial instruments	96,277	194,055	(179,471)
Related parties	(25,813)	(16,257)	(236,269)
Suppliers and advances to suppliers	2,626,266	1,659,936	259,974
Recoverable and payable taxes, net	(538,682)	(522,826)	(470,239)
Payroll and related charges payable	(42,789)	74,032	(7,184)
Other assets and liabilities, net	(140,102)	(14,982)	(18,869)
Payment of income and social contribution taxes on net income	(253,034)	(249,351)	(245,693)

Net cash generated in operating activities	6,386,703	6,388,979	6,284,054

Cash flow from investment activities
Additions to investment (Note 13.b)	(26,793)	(121,347)	(144,709)
Acquisitions of business, net of acquired cash (Note 29)	(1,614,517)	(792,494)
Redemptions from (investments in) securities, net	810,532	(325,141)	(648,899)
Additions to property, plant and equipment and intangible assets (Notes 14, 15 and 30.b)	(2,333,728)	(2,476,713)	(2,270,661)
Additions to biological assets (Notes 9 and 30.b)	(671,212)	(555,785)	(530,209)
Cash received upon disposal of fixed assets	217,976	221,165	160,399
Cash received in the sale of investment	3,662	96,338	413,556
Dividends received from associated companies	—	—	20,014

Net cash used in investment activities	(3,614,080)	(3,953,977)	(3,000,509)

Cash flow from financing activities
Funding of loans and financing	6,316,489	2,988,749	2,539,445
Amortizations of principal of loans and financing	(4,181,945)	(1,236,508)	(3,447,367)
Payment of interest on loans and financing	(752,186)	(667,607)	(695,856)
Redemptions of financial investments linked to financing, net	13,149	571	10,413
Payment of dividends and interest on shareholders` equity (Note 21.c)	(2,274,446)	(3,092,893)	(2,713,391)
Related parties and others	(2,015)	1,208	(4,303)

Net cash used in financing activities (note 30.a)	(880,954)	(2,006,480)	(4,311,059)

Increase in cash and cash equivalents	1,891,669	428,522	(1,027,514)
Cash and cash equivalents at the beginning of the year (Note 3)	3,663,168	3,201,598	4,267,726
Effect of exchange variation on cash and cash equivalents	185,200	33,048	(38,614)

Cash and cash equivalents at the end of the year (Note 3)	5,740,037	3,663,168	3,201,598

Supplementary	information to the cash flow is shown in Note 30.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

1.	Operations

Raízen Group (“Group”) is engaged in the following activities and comprises the following companies:

(a)	Raízen Energia S.A. and subsidiaries (“Raízen Energia” or “RESA”):

RESA is a publicly-held company enrolled in the Brazilian Securities and Exchange Commission (“CVM”) in Category B, headquartered at Brigadeiro Faria Lima Avenue, number 4.100, 11° floor, Part V, Itaim Bibi, in the city of São Paulo—SP, Brazil. RESA was established on June 1, 2011 and is indirectly and jointly controlled by Royal Dutch Shell (“Shell”) and Cosan Limited (“Cosan”).

RESA engages in producing and marketing sugar and ethanol, and the trading, both domestically and abroad through its subsidiaries Raízen Trading LLP (“Raízen Trading”) and Raízen International Universal Corporation, and co-generating energy produced from bagasse at its 26 plants located in Brazil’s Center-South region in Brazil and for power trading business.

Sugarcane farming requires a period ranging from 12 to 18 months for maturing and harvesting and generally starts between the months of April and May every year, and usually ends between November and December, period in which sugar and ethanol are also produced. Production is sold during the whole year and does not fluctuate over the seasons, but is affected by normal market supply and demand. Because of RESA’s production cycle, its fiscal year and the fiscal year of Raízen Combustíveis S.A. and therefore of Raízen Group starts on April 1 and ends on March 31.

(b)	Raízen Combustíveis S.A. and its subsidiaries (“Raízen Combustíveis” or “RCSA”):

RCSA is a privately-held corporation headquartered at Victor Civita Sreet, 77, Block 1, Edifice 6, 4º floor, in the city of Rio de Janeiro, Brazil. RCSA was established on June 1, 2011 and is indirectly and jointly controlled by Shell and Cosan.

RCSA is mainly engaged in: (i) distributing and marketing oil and ethanol by-products, and other fluid hydrocarbons and their by-products under Shell brand; (ii) trade of natural gas; (iii) operate as franchiser and licenser of Select convenience stores; (iv) importing and exporting the products previously mentioned; (v) oil refining and production and sale of automotive and industrial lubricants and liquefied petroleum gas (LPG) through its Argentine subsidiaries; and (v) holding interest in other companies.

•	Acquisition of 100% of shares from fuel and lubricants refining and distribution business in Argentina held by Shell Overseas Investments B.V. (“SOI”) and B.V. Dordtsche Petroleum Maatschappij (“DPM”)

On October 1, 2018, RCSA and its subsidiary Raízen Argentina Holdings S.A.U, completed on such date, an agreement for the acquisition of Shell’s downstream (“DS”) business in Argentina, through the acquisition of 100% of the shares issued by Shell Compañía Argentina de Petróleo S.A. (currently Raízen Argentina S.A.) and by Energina Compañía Argentina de Petróleo S.A. (currently Raízen Energina S.A.), jointly Raízen Argentina and subsidiaries, these shares were previously held by SOI and DPM. Details of this business combination are detailed in Note 29.

•	Operations

The Civil Police of Paraná State launched, on July 31, 2018, the Operation “Controlled Margin” to collect testimonials and obtain documents from the employees of fuel distributors that operate in Paraná, including RCSA, for suspicious practices to control the final price of the fuel sold in gas stations located in such region.

In parallel, on the same date, in connection with the so-called Operation Dubai, a complaint was presented by the Prosecution Office of the Federal District. The Prosecution Office of the Federal District filed a complaint against, among other parties, RCSA and one employee on the grounds of alleged anticompetitive practice.

To date, there is no final decision or relevant impact on RCSA’s business, derived from these operations. Accordingly, at present there are no facts showing that in the future there will be any penalties that could produce relevant impact on combined consolidated financial statements of the Raízen Group. However, any evolutions and depending on the outcome of the cases, it is possible that in the future the operations might produce impact on RCSA’s financial statements.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(c)	Other information

The synergy between RESA and RCSA makes Raízen Group to be currently positioned in a special place in the Brazilian market. The both companies work in a complementary manner, and therefore, reporting their combined consolidated businesses is a key tool to allow the market to evaluate the Raízen Group as a whole.

Although they are not set up as a group pursuant to article 265 of Brazilian Corporation Law (“LSA”), companies of RAÍZEN Group disclose combined consolidated financial statements to provide information that best reflects their gross cash flows from operating activities.

The Raízen Group’s combined consolidated financial statements are being presented exclusively to provide information about all the Raízen Group’s activities in a single financial statement, regardless of the Group’s corporate structure.

As a result, these combined consolidated financial statements do not represent the individual or consolidated financial statements of an entity and its subsidiaries and should not be used as a basis for the calculation of dividends or taxes, or for any other corporate or statutory purposes and does not necessarily provide indicators of the current or future income or loss that would have been earned had these combined companies been operating as one single legal entity.

2.	Presentation of financial statements and significant accounting policies

2.1.	Preparation basis

The combined consolidated financial statements have been prepared in accordance with the International Accounting Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (IASB), and evidence all relevant information of the financial statements, and only them, are consistent with those used by Management in its Administration.

Management authorized on May 17, 2019 the issue of Raízen Group’s combined consolidated financial statements.

(a)	Combination criteria

Such combined consolidated financial statements include the following companies:

(i)	Raízen Energia S.A. and its subsidiaries

(ii)	Raízen Combustíveis S.A. and its subsidiaries

In the combination, the balances receivable and payable, revenues, expenses and unrealized profits arising from transactions between these companies, when applicable, were eliminated.

The breakdown of assets and equity for the years ended March 31, 2019 and 2018, as well as results and other comprehensive income of the companies for the years ended March 31, 2019, 2018 and 2017, comprising the combined consolidated financial statements and the related combined consolidated balances, after the elimination of intragroup transactions, are as follows:

	Total assets		Total equity
	2019	2018	2019	2018
Raízen Energia S.A. and its subsidiaries	28,631,585	24,530,296	8,338,026	8,824,167
Raízen Combustíveis S.A. and its subsidiaries	23,558,857	13,341,520	3,064,352	3,021,769

	52,190,442	37,871,816	11,402,378	11,845,936

Elimination of commercial transactions, unrealized profits and financial transactions	(5,629,452)	(3,240,971)	(10,374)	(12,812)

Combined consolidated balances	46,560,990	34,630,845	11,392,004	11,833,124

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

	Net income			Comprehensive income
	2019	2018	2017	2019	2018	2017
Raízen Energia S.A. and its subsidiaries	473,022	642,807	1,404,667	247,607	682,895	1,855,189
Raízen Combustíveis S.A. and its subsidiaries	1,708,021	1,668,220	1,658,573	1,568,150	1,666,193	1,703,781

	2,181,043	2,311,027	3,063,240	1,815,757	2,349,088	3,558,970

Elimination of commercial transactions, unrealized profits and financial transactions	54,072	(43)	(1,136)	2,439	(2,118)	(2,633)

Combined consolidated income	2,235,115	2,310,984	3,062,104	1,818,196	2,346,970	3,556,337

The combined consolidated financial statements are a single set of financial statements of two or more entities that are jointly controlled. RESA and RCSA used the definition of control in conformity with the IFRS 10—Consolidated Financial Statements, with respect to both the existence of joint control and also to the consolidation procedures.

(b)	Basis of measurement

The combined consolidated financial statements were prepared using historical cost as the value base, except, when applicable, for the valuation of certain assets and liabilities such as inventories and derivative and non-derivative financial instruments and biological assets, which are measured at fair value.

(c)	Functional and presentation currency

These combined consolidated financial statements are being presented in Reais, functional currency of the Group. All balances have been rounded to the nearest value, except otherwise indicated. The financial statements of each subsidiary included in the consolidation and combination, as well as those utilized as a basis to account for investments under the equity method, are prepared based on the functional currency of each company.

(d)	Significant judgments, estimates and assumptions

The preparation of combined consolidated financial statements requires Management to make judgments and estimates and adopt assumptions that affect the amounts presented for revenues, expenses, assets and liabilities in the base date of the financial statements.

These estimates and assumptions are reviewed in a continuous manner. Reviews in relation to accounting estimates are recognized in the period in which the estimates are reviewed and in any future periods affected.

Should there be a significant change in the facts and circumstances on which the estimates and assumptions made are based, there may be a material impact on the Group’s results and financial position.

The significant accounting estimates and assumptions are set out below:

Income tax, social contribution and other taxes payable

The Group is subject to income tax and social contribution, when applicable, in all countries in which it operates. Significant judgment is required to determine the provision for income taxes in these various countries.

In many operations, the final determination of the tax is uncertain. When applicable, the Group also recognizes provisions to cover certain situations in which it is probable that additional tax amounts will be owed. When final result of such issues differs from initially estimated and recorded amounts, these differences affect current and deferred tax liabilities and income (loss) and comprehensive income in the period in which definitive value is determined.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

Deferred income and social contribution tax

Deferred income tax and social contribution assets are recognized for all tax loss carryforwards not utilized to the extent that it is probable that there will be future taxable income to allow their use in the future. In addition, the Group recognized deferred taxes based on temporary differences determined based on tax basis and book value of certain assets and liabilities, using prevailing rates. Substantial judgment from Management is required to determine the amount of the deferred income tax and social contribution assets that can be recognized, based on the reasonable term and amount of future taxable income, along with future tax rationalization.

Deferred income tax assets and liabilities are presented at net value in statement of financial position only when there is the legal right and the intention of offsetting them upon calculation of current taxes, related to the same legal entity and the same tax authority. For further details on deferred taxes, see Note 18.d.

Biological assets

Biological assets are measured at fair value on the reporting date, and the effects of changes in fair value between the periods are recognized directly in the cost of products sold. For further information on the assumptions used, see Note 9.

Property, plant and equipment and intangible assets, including goodwill

The accounting treatment given to property, plant and equipment and intangible assets includes estimates to determine the useful life period for depreciation and amortization purposes, in addition to the fair value at acquisition date of the assets acquired through business combinations.

The Group performs, on an annual basis, an evaluation of impairment indicators of recoverable values of goodwill and intangible assets with undefined useful life. Fixed and intangible assets with defined life are subject to depreciation and amortization are impairment tested whenever events or changes in circumstances indicate that the book value may not be recoverable.

The determination of the recoverable amount of the cash-generating unit to which the goodwill was allocated also includes the use of estimates and assumptions and requires a significant degree of Management’s judgment.

Provision for legal disputes

The Group recognizes the provision for tax, civil, labor and environmental legal disputes. Determination of the likelihood of loss includes determination of evidences available, hierarchy of laws, jurisprudence available, more recent court decisions and relevance thereof in legal system, as well as evaluation of internal and external attorneys. Such provisions are reviewed and adjusted to take into account changes in circumstances, such as statute of limitations applicable, tax inspection conclusions or additional exposures identified based on new matters or court decisions.

Fair value of financial instruments

When the fair value of the financial assets and liabilities presented in the statement of financial position cannot be obtained from active markets, it is determined by using valuation techniques, including the discounted cash flow method. The data for these methods is based on those adopted by the market, when possible. However, when such data are not available, a certain level of judgment is required to establish the fair value. Judgment includes considerations on the data utilized, such as liquidity risk, credit risk and volatility. Changes in the assumptions related to these factors can affect the fair value presented for the financial instruments. For further details on financial instruments, see Note 26.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

2.2	Basis of consolidation

The combined consolidated financial statements include information on RESA and its subsidiaries, and of RCSA and its subsidiaries and exclusive investment funds. The direct and indirect subsidiaries of RCSA and RESA and investment finds are listed below:

Subsidiaries of RESA	Direct and indirect ownership interests
	2019	2018
Agrícola Ponte Alta Ltda.	100%	100%
Benálcool Açúcar e Álcool Ltda.	100%	100%
Bioenergia Araraquara Ltda.	100%	100%
Bioenergia Barra Ltda. (“Bio Barra”)	100%	100%
Bioenergia Caarapó Ltda.	100%	100%
Bioenergia Costa Pinto Ltda.	100%	100%
Bioenergia Gasa Ltda.	100%	100%
Bioenergia Jataí Ltda.	100%	100%
Bioenergia Maracaí Ltda.	100%	100%
Bioenergia Rafard Ltda.	100%	100%
Bioenergia Serra Ltda.	100%	100%
Bioenergia Tarumã Ltda.	100%	100%
Bioenergia Univalem Ltda.	100%	100%
Raízen Araraquara Açúcar e Álcool Ltda. (“Raízen Araraquara”)	100%	100%
Raízen Ásia PT Ltd.	100%	100%
Raízen Biogás SPE Ltda.	100%	100%
Raízen Biotecnologia S.A.	100%	100%
Raízen Caarapó Açúcar e Álcool Ltda.	100%	100%
Raízen Centroeste Açúcar e Álcool Ltda.	100%	100%
Raízen GD Ltda. (ii)	100%	—
Raízen Energy Finance Ltd.	100%	100%
Raízen Fuels Finance S.A.	100%	100%
Raízen-Geo Biogás S.A.	85%	85%
Raízen International Universal Corp.	100%	100%
Raízen North América, Inc.	100%	100%
Raízen Paraguaçú Ltda.	100%	100%
Raízen Trading LLP.	100%	100%
Ryballa Participações Ltda.	100%	—
RWXE Participações S.A. (“RWXE”) (i)	70%	—
São Joaquim Arrendamentos Agrícolas Ltda.	100%	100%
Unimodal Ltda.	73%	73%
WX Energy Comercializadora de Energia Ltda. (“WX Energy”) (i)	70%	—

(i)

On July 5, 2018, RESA, through its subsidiary Bio Barra, signed a shareholders agreement with the company WX Energy Participações Ltda. As a result of this transaction, now holds 70% of RWXE. As a result of this operation, RESA indirectly holds a 70% stake in the company WX Energy, which in turn is wholly owned by RWXE.

(ii)	The Company, through its subsidiaries Bio Barra and Raízen Araraquara, signed a shareholders’ agreement on November 13, 2018 to hold a 100% stake in Raízen GD Ltda.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

Subsidiaries of RCSA	Direct and indirect ownership interests
	2019	2018
Blueway Trading Importação e Exportação Ltda.	100%	100%
Petróleo Sabbá S.A. (“Sabbá”)	80%	80%
Raízen Argentina Holdings S.A.U. (“RAHSAU”) (1)	100%	100%
Raízen Argentina S.A. (1)	100%	—
Raízen Energina S.A. (1)	100%	—
Raízen Gás S.A. (1)	100%	—
Deheza S.A. (1)	100%	—
Estación Lima S.A. (1)	100%	—
Raízen Conveniências Ltda.	100%	100%
Raízen S.A.	100%	100%
Raízen Mime Combustíveis S.A. (“Mime”)	76%	76%
Raízen Mime Conveniências Ltda. (“Mime Conveniências”)	91%	91%
Raízen Sabbá Conveniências Ltda. (“Sabbá Conveniências”)	96%	96%
Sabor Raíz Alimentação S.A.	69%	69%
Saturno Investimentos Imobiliários Ltda.	100%	100%

(1)	Jointly called Raízen Argentina and subsidiaries (Note 29).

Exclusive Investment Funds (“FI”)	Total interest
	2019	2018
Fixed income IF for private credit RJ – Banco Santander S.A.	100%	100%
Fixed income IF for private credit RAÍZEN I – Banco BNP PARIBAS BRASIL S.A.	100%	100%

The subsidiaries are fully consolidated from the date of control acquisition, and continue to be consolidated up to the date when control no longer exists. The financial statements of the subsidiaries are prepared for the same reporting period as the Group, and utilizing accounting policies consistent and, when required, with the policies adopted by the Group.

Balances maintained between combined consolidated companies, revenues and expenses, unrealized income (loss), arising from transactions between companies are eliminated as a whole.

2.3.	Description of significant accounting policies

The accounting policies described below have been consistently applied to all the years presented in these combined consolidated financial statements, except for the adoption as of April 1, 2018 of certain standards, amendments to standards and interpretations to IFRS issued by IASB (Note 2.4).

a)	Revenue recognition

IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognized. It replaced IAS 18 Revenue and IAS 11 Construction Contracts.

Except for the reclassification on the statement of financial position of the contracts for exclusive supply rights to the fuel stations from “Intangible assets” to “Contract assets”, which impacts of this reclassification are described on Note 2.4, the Group did not identify relevant effects on revenue recognition. The Group has adopted IFRS 15 using the cumulative effect (without practical expedients), with the effect of initially applying this standard recognized at the date of initial application. the information presented for 2018 has not been restated – i.e. it is presented, as previously reported, under IAS 18, IAS 11 and related interpretations. Additionally, the disclosure requirements of IFRS 15 have not generally been applied to comparative information.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

Revenues from sales of products or goods, including sales in the foreign market made by RESA’s subsidiaries, Raízen Trading LLP and Raízen International Universal Corporation, and by RCSA’s subsidiary, Raízen Argentina and its subsidiaries, are recognized when the entity delivers the products and goods to its clients. The deliver is concluded when the client accepts the products and consequently transfers to the buyer the control of the products and goods. Selling prices are established based on purchase orders or contracts. Goods or services whose income is deferred are recorded within “Other obligations” and accounted for as income upon transfer of control to the client or provision of the service itself.

The revenue from the sale of the electric power co-generated is recorded based on the energy available in the network and the tariffs specified in the supply agreements, or the current market price, according to each case. Due to the billing flow, the electric power produced and sold through auctions is initially recognized as prepaid revenue, during the billing to clients and, is only recognized in the statement of income for the year when it is available to be used by clients.

Revenue from leases and storage comprises leases of gas stations and storage of fuel and similar products in the RCSA terminals and its subsidiaries, and is recognized as the services are rendered, under “Other operating revenues, net” (Note 24).

Revenue is presented net of taxes (Excise Tax) (“IPI”), Value-added Tax on Sales and Services (“ICMS”), Social Integration Program—PIS (“PIS”), Social Contribution on Revenues (“COFINS”), Economic Domain Intervention Contribution (“CIDE”), National Institute of Social Security (“INSS”), Fuel Transfer Tax (“ITC”), Added Value Tax (“IVA”) and Gross Income Tax (“IIB”) and other, returns, rebates and discounts, amortization referring to exclusive supply rights, as well as of eliminations of sales between Group companies.

b)	Foreign currency transactions

Foreign currency transactions are translated into the functional currency (the real) using the exchange rates prevailing at the dates of the transactions, or the dates of valuation when items are remeasured.

Monetary assets and liabilities denominated in a foreign currency are converted into reais using the foreign exchange rates prevailing at the statement of financial position date, and foreign exchange gains and losses arising from the settlement of these transactions and the translation at year-end exchange rates are recognized in the statement of income within “Financial income (losses)”, unless they qualify as hedge accounting, in which case they are recognized in Statement of Comprehensive Income.

Non-monetary items that are measured at the historical cost in a foreign currency are translated using the translation rate of the transaction start date. Non-monetary assets that are measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value is determined.

c)	Financial instruments – Initial recognition and subsequent measurement

IFRS 9 retains a large part of the existing requirements of IAS 39 for the classification and measurement of financial liabilities. However, the above standard eliminates the old categories of IAS 39 for financial assets: (i) held-to-maturity, (ii) loans and receivables and (iii) available for sale.

IFRS 9 sets out, among others, new requirements for: classification and measurement of financial assets, measurement and recognition of impairment losses on financial assets, hedge accounting and disclosure.

In accordance with the transitional provisions of IFRS 9, the Group did not restate its prior period financial statements and, when applicable, the differences in the book values of financial assets and financial liabilities resulting from the adoption of IFRS 9 on April 1, 2018, were recognized in retained earnings in equity.

All financial assets and liabilities are initially recognized when the Group becomes a party to the instrument’s contractual provisions.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(i)	Financial assets

Measurement

In the initial recognition, a financial asset is classified as measured: (i) at amortized cost; (ii) at fair value through other comprehensive income; or (iii) at fair value through profit or loss.

Financial assets are not reclassified after initial recognition, unless the Group changes the business model for the management of financial assets, in which case all affected financial assets are reclassified on the first day of the reporting period subsequent to the change in the business model.

A financial asset is measured at amortized cost if it meets both conditions below and is not designated as measured at fair value through profit or loss: (i) it is maintained within a business model whose objective is to maintain financial assets to receive contractual cash flows; (ii) and its contractual terms generate, at specific dates, cash flows that are related only to payment of principal and interest on the outstanding principal amount.

A financial asset is measured at fair value through other comprehensive income if it meets both conditions below and is not designated as measured at fair value through profit or loss: (i) it is maintained within a business model whose objective is achieved both by the receipt of contractual cash flows and by the sale of financial assets; and (ii) its contractual terms generate, on specific dates, cash flows that are only payments of principal and interest on the outstanding principal amount.

All financial assets not classified as measured at amortized cost or at fair value through other comprehensive income, as described above, are classified at fair value through profit or loss.

Assessment of business model

The Group carries out an assessment of the purpose of the business in which a financial asset is held in the portfolio, since this better reflects the way in which the business is managed and the information is provided to management.

The information considered is comprised by: (i) the policies and goals established for the portfolio and practical operation of these policies. They include the question of whether management’s strategy focuses on obtaining contractual interest revenues, maintaining a certain interest rate profile, matching the duration of financial assets with the duration of related liabilities or expected cash outflows, or the realization of cash flows through the sale of assets; (ii) how the performance of the portfolio is evaluated and reported to the Group’s management; (iii) risks that affect the performance of the business model (and the financial assets held in that business model) and the manner in which those risks are managed; how business managers are remunerated – for example, if the remuneration is based on the fair value of managed assets or in contractual cash flows obtained; and (iv) the sales rate, volume and timing of sales of financial assets in prior periods, the reasons for such sales and future sales expectations.

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales, which is consistent with the ongoing recognition of the Company’s assets.

Financial assets held for trading or managed with a performance evaluated based on fair value are measured at fair value through profit or loss.

Assessment whether the contractual cash flows represent solely payments of principal and interest

For the purpose of assessing contractual cash flows, the principal is defined as the fair value of the financial asset at the initial recognition. “Interest” is defined as a consideration for the amount of cash at the time and for the credit risk associated to the outstanding principal value during a certain period and for other risks and base costs of loans (for example, liquidity risk and administrative costs), as well as for the profit margin.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

The Group considers the contractual terms of the instruments to evaluate whether the contractual cash flows are only payments of principal and interest. It includes evaluating whether the financial asset contains a contractual term that could change the time or amount of the contractual cash flows so that it would not meet this condition. In making this evaluation, the Company considers the following: (i) contingent events that change the amount or timing of cash flows; (ii) terms that may adjust the contractual rate, including variable rates; (iii) the prepayment and the extension of the term; and (iv) the terms that limit the Group’s access to cash flows of specific assets (for example, based on the performance of an asset).

Impairment of financial assets

The main impact of the adoption is associated with the replacement of the “incurred loss” model of IAS 39—Financial Instruments: Recognition and Measurement with an “expected credit loss” model. Such impairment model applies to financial assets measured at amortized cost, contractual assets and debt instruments measured at fair value through other comprehensive income, but is not applicable to investments in equity instruments.

The expected loss matrix adopted by the Group, considers the grouping of clients with similar default characteristics, by sales channel and rating (client risk rating, measured internally).

On April 1, 2018, the impact of the adoption of the expected credit loss was R$ 3,857 (Notes 2.4 and 6).

Classification and measurement of financial assets

IFRS 9 retains a large part of the existing requirements of IAS 39 for the classification and measurement of financial liabilities. However, the above standard eliminates the old categories of IAS 39 for financial assets: (i) held-to-maturity, (ii) loans and receivables and (iii) available for sale.

The adoption of IFRS 9 had no impact on accounting policies of the Group in connection with financial liabilities and derivative financial instruments. The impact of IFRS 9 on classifications of financial assets did not generate any measurement impacts, as shown below based on the balances by class of financial assets on April 1, 2018, whose balance is similar to that disclosed in the annual financial statements as of March 31, 2018:

Consolidated Financial assets	Original classification in accordance with IAS 39	New classification in accordance with IFRS 9	03/31/2018
Cash and cash equivalents, except for investments	Loans and receivables	Amortized cost	1,451,703
Interest earnings bank deposits	Fair value through profit or loss	Fair value through profit or loss	2,211,465
Securities	Fair value through profit or loss	Fair value through profit or loss	1,078,945
Restricted cash, except for restricted financial investments	Loans and receivables	Amortized cost	36,976
Restricted financial investments (Restricted cash)	Fair value through profit or loss	Fair value through profit or loss	106,630
Trade accounts receivable	Loans and receivables	Amortized cost	3,204,623
Derivative financial instruments	Fair value through profit or loss	Fair value through profit or loss	501,854
Related parties	Loans and receivables	Amortized cost	2,038,576
Other financial assets	Loans and receivables	Amortized cost	910,812

Total			11,541,584

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(ii)	Financial liabilities

They are measured at amortized cost and fair value through profit or loss. On March 31, 2018, in the case of the Group, they included loans and financing, balances payable to suppliers and related parties and derivative financial instruments.

(iii)	Offset of financial instruments—net presentation

Assets and liabilities are presented net in the statement of financial position if, and only if, there is a current legal and enforceable right to offset the recognized amounts and if the intention of offsetting, or realizing the asset and settling the liability simultaneously.

(iv)	Derecognition (write-off)

A financial asset is written off when: (i) The rights to receive cash flows from the asset expire, and, (ii) the Group transfers its rights to receive cash flows from the asset or assumes an obligation to pay the cash flows received in full to a third party under a ‘pass-through’ arrangement; and (a) the Group transfers substantially all risks and rewards of the assets, or (b) the Group neither transfers nor retains substantially all the risks and rewards related to the asset, but transfers the control over the asset.

(v)	Derivative financial instruments and hedge accounting

The new hedge accounting requirements were applied prospectively. The cash flow hedge relationships of highly probable future exports or imports for the purposes of IAS 39 were considered continuous hedge relationships for the purposes of IFRS 9, since they also qualify for hedge accounting in accordance with the new pronouncement.

Initial recognition and subsequent measurement

The Group uses derivative financial instruments, such as non-deliverable forwards, commodity forward contracts and swaps to provide protection against the risk of change in the foreign exchange rates, prices of commodities, respectively. The derivative financial instruments designated in hedging operations are initially recognized at fair value on the date on which the derivative is obtained, and are subsequently restated also at fair value. Derivatives are presented as financial assets when the fair value of the instrument is positive; and as financial liabilities when the fair value is negative.

Any gains or losses resulting from changes in the fair value of derivatives during the year are recognized directly in the statement of income, with the exception of the effective portion of the hedge designated as cash flow hedge, which is recognized directly in equity in other comprehensive income.

Even with the adoption of IFRS 9, the Group opted to maintain the hedge accounting practice pursuant to IAS 39, under the transition method prescribed by IFRS 9.

Thus, for hedge accounting purposes, there are the following classifications: (i) fair value hedge, in providing protection against exposure to changes in the fair value of recognized asset or liability or of unrecognized firm commitment, or of identified part of such asset, liability or firm commitment, which is attributable to a particular risk and may affect the result; (ii) cash flow hedge, in providing protection against the change in the cash flows that is attributable to a particular risk associated with a recognized asset or liability or with a foreseen transaction that is highly likely and that might affect the result; or (iii) hedge of a net investment in a foreign operating unit.

In the initial recognition of a hedge relationship, the Group formerly classifies and documents the hedge relationship to which they wish to apply hedge accounting, as well the objective and the risk management strategy of company management to put the hedge into effect.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

The documentation includes: (i) the identification of the hedge instrument, (ii) the hedged item or transaction, (iii) the nature of the risk to be hedged, (iv) the prospective demonstration of the efficacy of the hedge relationship and (v) the way in which the Group intends to assess the efficacy of the hedge instrument for purposes of offsetting the exposure to changes in the fair value of the hedged item or cash flows related to the hedged risk. As regards cash flow hedge, the nature of the high probability of the foreseen transaction to be hedged, as well as the foreseen periods of transfer of the gains or losses resulting from the hedge instruments from equity to income, are also included in the documentation of the hedge relationship.

These hedges are expected to be highly effective to offset changes in the fair value or cash flows. They will be permanently evaluated to verify whether they were indeed highly effective over the course of all the base periods for which they were intended.

In practice, main hedges that meet accounting hedge criteria are as follows:

Cash flow hedge

The effective portion of the gain or loss on the hedging instrument is initially recorded directly in equity or comprehensive income (loss), while any ineffective portion is recognized directly in financial income (loss).

Amounts recognized in other comprehensive income are transferred to the income statement when the hedged transaction affects profit or loss, such as when the hedged financial revenue or interest expense is recognized, or when a forecast sale occurs. When the hedged item is the cost of a non-financial asset or liability, the amounts recognized in equity are transferred to the initial book value of the non-financial asset or liability. If the forecast transaction or firm commitment is no longer expected to occur, the amounts previously recognized in equity are transferred to the statement of income. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, any cumulative gain or loss previously recognized in comprehensive income (loss) remains deferred in equity within “Reserve for comprehensive income (loss)” until the forecast transaction or firm commitment affects statement of income.

Net investment hedge in foreign entities

Hedge of net investment in foreign transactions is calculated by similarity to cash flow hedge. Any gain or loss of hedge instrument related to the effective hedge portion is recognized in the equity, under the caption Assets / Liabilities valuation adjustments. The gain or loss relating to the ineffective portion is immediately recognized in the income (loss). Accumulated gains and losses in the equity are included in the result for the year, when the investment abroad is realized or sold.

The types of derivative financial instruments designated as hedge accounting are presented in Note 26.

Fair value hedge and fair value option of certain financial liabilities

The Group designates certain debts, mainly, related to exports prepayments (“PPE”) as liabilities measured at fair value through profit or loss, in order to eliminate, or significantly reduce, inconsistencies in measurement that would otherwise result in the recognition of gains or losses on the loans and derivatives on different bases. As a result, fluctuations of loans fair value are recognized in caption Financial income, in line “Fair value of liability financial instruments”, classified in “Financial expenses” group.

On September 25, 2018, RESA entered into a swap transaction with due date on January 22, 2027, which is used to hedge the exchange variation of the Senior Notes 2027 issued on January 20, 2017. The hedge instrument, which includes the standard terms of a plain vanilla swap, contains a specific clause that extinguish determined rights of RESA, in case of a default event of the Senior Notes 2027 issued by RESA.

Fair value hedge—Inventories

The Group assigns to the fair value, the imported inventory derivatives with linked derivatives (forward sold) at fair value and details are described in Note 26.e.

d)	Inventories

Inventories are valued at the average cost of acquisition or production, not exceeding the ethanol inventory of Raízen Trading and the imported inventory of by-products designated at fair value (Note 2.3.c), not exceeding the net realizable value. Costs of finished products and products in process include raw material, direct labor costs and other direct costs as well as respective direct production expenses (based on regular operating capacity) less loan costs. The net realizable value is the sales price estimated for the normal course of the businesses, less estimated completion execution costs and selling expenses.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

The estimated losses for slow-moving or obsolete warehouse inventories are constituted when these inventories have not moved for a period of 2 years in RESA and three months in RCSA and are not considered strategic by the Management.

e)	Investments in associated companies and joint ventures

Investments in entities over which the Group has significant influence or shared control are accounted for under the equity method. They are initially calculated in statement of financial position at cost, plus changes after the acquisition of the ownership interest.

The statement of income reflects the share in the results from operations of associated companies and joint ventures based on the equity accounting method. When a change is directly recognized in the shareholders’ equity of the associated company or joint venture, the Group will recognize its share in the changes in the statement of changes in the equity.

After applying the equity accounting method, the Group determines whether it is necessary to recognize additional impairment on the investment. The Group determines, at each statement of financial position closing date, if there is objective evidence that investment in the associated company and joint venture suffered impairment loss. If so, the Group calculates the amount of impairment loss as the difference between the recoverable amount of the associated company and joint venture and the book value and recognizes the amount in the statement of income.

When there is loss of significant influence on the associated company or shared control of the joint venture, the Group recognizes investment at fair value.

Unrealized gains from transactions between the Group and its associated companies and joint ventures are eliminated to the extent of the Group’s interest. The accounting policies of the associated companies and joint ventures are changed when required in order to assure the consistency with the policies adopted by the Group.

f)	Biological assets

Biological assets refer to sugarcane crops.

Sugarcane crops are measured at fair value, excluding the land on which they are located, under the discounted cash flow method.

For sugarcane, the Group uses future cash flows in accordance with the productivity cycle projected for each harvest, taking into consideration the estimated useful life of each crop, the prices of total recoverable sugar, estimated productivities, estimated costs to be incurred with production, harvesting, loading and transportation per planted hectare.

Changes in fair values between periods are allocated to in Statement of Income under “Cost of products sold” caption.

Any land belonging to the Group where biological assets are produced is accounted in property, plant and equipment caption.

g)	Property, plant and equipment

Property, plant and equipment items (sugarcane planting included) are stated at historical acquisition or construction cost less accumulated depreciation and impairment losses, when applicable.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

The cost includes expenditures that are directly attributable to the acquisition of assets. The cost of assets built by the Company includes materials and direct labor, as well as any other costs attributable to bringing the assets to the location and condition requires for them to operate in the manner intended by Management, and loan costs on qualifiable assets. Borrowing costs relating to funds raised for works in progress are capitalized until the projects are concluded.

RESA and its subsidiaries perform the main maintenance activities scheduled for their manufacturing units on an annual basis. This usually occurs between the months from January to March, with the objective of inspecting and replacing components.

The main annual maintenance costs in RESA and its subsidiaries include costs of labor, materials, outsourced services and overhead allocated during the off-season period. These costs are classified as frequent replacement parts and components, in property, plant and equipment, and are fully amortized in the following crop season.

The cost of an equipment item that must be replaced on an annual basis at RESA and its subsidiaries is accounted for as a component of the equipment costs and depreciated over the following crop. The costs of normal periodic maintenance are accounted for in expenses when incurred as the replaced components do not improve the production capacity of the asset or introduce refinements in the equipment.

In RCSA and its subsidiaries, estimated costs to be incurred with removal of fuel storage tanks are estimated and recorded as part of the cost of property, plant and equipment, with a corresponding entry to the provision that supports such costs in current and non-current liabilities, depending on the estimated obligation term.

Repairs and maintenance are charged to the income statement during the financial period in which they are incurred. The cost of any renewal to increase useful life should be activated and included in the asset’s book value, if it is probable that future economic benefits following the renewal will exceed the performance standard initially assessed for the existing asset and that such benefits will accrue to the Group. The main refurbishments are depreciated over remaining useful lives of related assets.

Gains and losses from divestitures are determined by the comparison of results with the book value and are recognized in the statement of income under “Other operating revenues, net”.

Lands are not depreciated. On March 31, 2019 and 2018 depreciation of such assets was calculated based on estimated useful life wear and tear for each asset. The annual weighted average depreciation rates are as follows:

Class of fixed assets	2019	2018
Buildings and improvements	3%	2%
Machinery, equipment and facilities	5%	5%
Aircrafts and vehicles	8%	8%
Furniture and fixtures and IT equipment	13%	14%
Sugarcane planting	20%	20%
Other	5%	5%

Residual values and the useful lives of material assets are reviewed and adjusted, if required, at the end of each year.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

h)	Leases

Whether a contract is, or contains, a lease is determined based on the substance of the contract at the inception date.

Under finance lease contracts where all risks and rewards are transferred to the Group, incidental to ownership of the leased asset, they are capitalized at the inception of the lease at the fair value of the leased property, or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized in the statement of income. A leased asset is depreciated during its useful life or the term of the lease, the shorter of the two, save when there is evidence that the leased assets will be acquired on the agreement’s expiry.

Operating lease agreements are recognized as operating expenses in the statement of income on a straight-line basis over the term of the lease.

i)	Intangible assets

(i)	Goodwill

Goodwill is represented by the positive difference between the paid for the acquisition of a business and the net fair value of assets and liabilities of the acquired company. Goodwill in the acquisition of subsidiaries is disclosed in Intangible Assets caption in combined consolidated financial statements.

The goodwill is maintained at cost value, less possible impairment losses, when applicable, and the accounting test is carried out at least every year. For impairment testing purposes, goodwill acquired in a business combination is, from the acquisition date, allocated to each cash-generating units of the Group that are expected to benefit from the business combination, regardless of other assets or liabilities of the acquiree being allocated to those units.

(ii)	Intangible assets with defined useful life

Intangible assets with defined useful lives are carried at cost, less accumulated amortization and accumulated impairment losses, when applicable.

On March 31, 2019 and 2018 the annual weighted average amortization rates are as follows:

Class of intangible assets	Average rates
Software use license (a)	20%
Brands (b)	10%
Agricultural Partnership Agreements (c)	9%
Sugarcane supply agreements (c)	10%
Public concession rights of use (d)	20%
Technology (e)	10%
Other (f)	29%

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(a)	Software license

Licenses acquired for computer programs are capitalized and amortized over their estimated useful lives by the Group. Expenditures related to maintaining software are recognized as expenses as incurred. The expenditures directly associated with the software, controlled by the Group and which will probable generate economic benefits in excess of the costs for more than one year, are recognized as intangible assets.

(b)	Brands

It corresponds to the right of use of the brand Shell, contributed in the formation of Raízen by the shareholder Shell, recognized at historical cost. The brand is amortized on a straight-line basis over the validity of the right.

(c)	Agricultural partnership and sugarcane supply agreements

These intangible asset classes were acquired in a business combination were recognized at fair value on the acquisition date. They have a defined useful life and are recorded at cost less accumulated amortization. Amortization is calculated using the straight-line method over the expected useful life of the supplier and client relationship.

(d)	Public concession rights of use

The concession rights correspond to the right to operate the concessions related to the activity of cogeneration of electric energy of RESA, being amortized on a straight-line basis over the concession term.

(e)	Technology

Refers to technology developed by Iogen Corp. to produce second-generation ethanol (“E2G”). These technologies are represented by contractual rights including, among others, RESA’s exclusive marketing of those rights in the locations where it operates.

(f)	Other

Refers basically to intangible assets recognized by Raízen Trading, controlled by RESA, consisting of client portfolio and licenses acquired in business combination for the operation in Europe and United States.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

j)	Impairment of non-financial assets:

The Group assesses every year whether there are indicators of an asset’s loss of value. In the event such indicators are identified, the Group estimates the asset’s recoverable amount. The recoverable value of an asset is the greater among: (a) fair value less costs that would be incurred to sell it, and (b) its value in use. When required, value in use is usually determined based on the discounted cash flow (before taxes) from the continued use of the asset until the end of its useful life.

Regardless of the existence of impairment indicators, goodwill and intangible assets with an indefinite useful life, if any, are tested for impairment at least once a year.

When the book value of an asset exceeds its recoverable value, the loss is recognized as an operating expense in the statement of income.

k)	Provisions

Provisions are recognized when: (i) the Group has a present legal or non-formalized obligation as a result of past events; (ii) it is likely that an outflow of funds will be required to settle the obligation; and (iii) the amount can be reliably estimated.

l)	Employee benefits

The Group has a defined contribution and partial defined benefit plan, in which maintains a private pension plan for all of its employees.

The Group recognizes a liability based on a methodology that considers a number of factors determined by actuarial estimates, which employ assumptions for defining pension plan costs or revenue.

Gains and losses arising from adjustments and changes in actuarial assumptions are stated directly in equity as other comprehensive income, when they occur.

Past costs of services are immediately recognized in the income figures.

The Group recognizes an estimated obligation when it is contractually compelled or when there is a past practice that created a constructive obligation.

m)	Income tax and social contribution

Revenues (expenses) tax and social contribution expenses of the year include current and deferred taxes. Income taxes are recognized in the statement of income, except to the extent they are related to items directly recognized in equity or comprehensive income, when applicable. In that case, the tax is also recorded in equity or comprehensive income.

The current and deferred income tax and social contribution charge is calculated based on enacted, or substantially enacted, tax acts, at the statement of financial position date of countries in which the Group’s entities operate and generate taxable income. Management periodically evaluates the positions taken by the Group in the calculations of income tax with respect to situations in which applicable tax regulation is subject to interpretations; and establishes provisions when appropriate, on the basis of amounts expected to be paid to the tax authorities.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

Income tax is computed on taxable income at the rate of 15%, plus a 10% surtax for income exceeding R$ 240 in the 12-month period, whereas social contribution is computed at the rate of 9% on taxable income, recognized on the accrual basis. That is, on a compound basis, the Group is subject to a theoretical tax rate equivalent to 34%.

Deferred income tax and social contribution in connection with tax losses, social contribution negative base and temporary differences are shown as net in the statement of financial position when there is a legal right and an intention to offset these on calculation current taxes related with the same legal entity and the same tax authority. Accordingly, deferred tax assets and liabilities in different entities or countries are in general presented separately, and not at net value. Deferred taxes are calculated based on the tax rates in force when they are realized or reviewed annually.

Tax assets are only recognized to the extent that it is probable that future taxable income will be available against which these temporary differences can be offset.

Prepayments or current amounts that can be offset are presented in current and non-current assets, in accordance with their expected realization.

n)	Capital and remuneration to shareholders

The capital is comprised of common and preferred shares. Incremental expenses attributed directly to share issues, if any, are shown as a deduction from equity, as an additional capital contribution, net of tax effects.

In the parent companies RESA and RCSA, the only existing class A preferred share as well as each common share, is entitled to one vote on resolutions by each company’s shareholders’ meetings, as well as R$ 0.01 (one centavo) fixed annual dividends. Such voting rights are restricted to subsidiaries and not to the Group.

Class B preferred shares issued by RESA, have no voting rights or intended to refund assets, chiefly represented by tax benefits contributed by shareholders Cosan and Shell respectively, as these are employed by the Group.

Class D preferred shares have no voting rights and are entitled to a fixed annual dividend in RESA as well as in RCSA, to shareholder Shell. Shareholder compensation will take place in the form of dividends and/or interest on shareholders` equity, based on the limitations defined in RESA and RCSA company Bylaws and in legislation in force.

Class E preferred shares issued by RCSA have voting rights and are entitled to a fixed annual dividend to shareholder Shell. Shareholder compensation will take place in the form of dividends and/or interest on shareholders` equity, based on the limitations defined in RCSA company Bylaws and in legislation in force.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

o)	Business combinations

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is equal to the fair value of the assets transferred, liabilities assumed and equity instruments issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement, when applicable. Acquisition-related costs are recorded in the statement of income as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

The Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets. Non-controlling interests to be recognized are determined for each acquisition carried out.

The excess of the consideration transferred plus the acquisition-date fair value of any previous ownership interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. For acquisitions in which the Group attributes fair value to non-controlling interests, the determination of goodwill also includes the value of any non-controlling interest in the acquiree, and the goodwill is determined considering the Group’s and non-controlling interests. When the consideration transferred is less than the fair value of the net assets of the acquired subsidiary, the difference is recognized directly in the statement of income for the year as bargain purchase.

p)	Environmental issues

The group reduces risks in connection with environmental issues by means of operating procedures and controls and investments in equipment and pollution control systems. The Group recognizes a provision for losses with environmental expenditures inasmuch as it is necessary to undertake remedial actions for the damages caused.

2.4.	Impacts of the new IFRS and IFRIC on combined consolidated financial statements

The table below summarizes the impacts on the adoption of IFRS 9 and IFRS 15.

•	Statement of financial position at March 31, 2018:

		Adjustment due to first- time adoption
Statement of financial position items	Disclosed at 03/31/2018	IFRS 9		IFRS 15	Note	Balance at 04/01/2018
Current assets
Trade accounts receivable	2,756,767	(3,857	)(*)	—	6	2,752,910
Contract assets	—	—		415,697	12	415,697
Non-current assets
Deferred income and social contribution taxes	158,295	1,175		—	18	159,470
Contract assets	—	—		1,790,081	12	1,790,081
Intangible assets	4,689,901	—		(2,205,778)	15	2,484,123
Equity
Retained earnings	—	(2,682)		—	—	(2,682)

(*)	Includes the amount of R$ 351 recorded in the companies controlled directly by RCSA, for which no deferred taxes are calculated because these companies are taxed under the deemed income method.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

•	Other information

On April 1, 2018, there were no impacts on the statements of income and comprehensive income as a result of the amendments made to the new IFRS mentioned above.

2.5.	New IFRS and IFRIC Interpretations (IASB Financial Reporting Interpretations Committee) applicable to financial statements

The following new standard and standard interpretation were issued by the IASB but are not yet effective for the year ended March 31, 2019.

IFRS 16 – Leases

IFRS 16 introduces a single model of accounting of leases in the statement of financial position to lessees. A lessee recognizes an asset of right of use that represents its right to use the leased asset, and a lease liability that represents its obligation to make lease payments. Optional exemptions are available for short-term leases and low value items. The lessor’s accounting remains similar to the current standard, that is, lessors continue to classify leases as financial or operating leases.

IFRS 16 replaces the current lease standards, including IAS 17—Commercial Lease Operations and IFRIC 4, SIC 15 and SIC 27—Complementary Aspects of Commercial Lease Operations and it is effective for fiscal years starting or after January 1, 2019 (in case of the Group, as of April 1, 2019).

Pursuant to this accounting standard, the most significant impact identified is that the Group will recognize new assets and liabilities for operating leases, mainly of fuel distribution bases, lease of gas stations, areas in airports, ships, properties in general and land, whose impacts are between R$ 4,250,000 and R$ 4,750,000. In addition, the nature of expenses related to these leases will be changed, since IFRS 16 replaces the linear operating lease expense for expenses of depreciation of the right of use and interest on lease liabilities, whose nominal discount rate will be of approximately 100% of CDI.

The Group opted for the cumulative effect approach as a transition methodology; that is, without the need to restate comparative information. Calculations will be based on the lease liability on the transition date.

IFRIC 23 – Uncertainties in relation to tax treatments

This interpretation clarifies how to apply recognition and measurement requirements of IAS 12 – Income Taxes in case there is uncertainty on income tax treatments. In these circumstances, the entity must recognize and measure its current or deferred tax assets or liabilities by applying requirements of IAS 12, based on taxable income (tax loss), tax bases, taxable losses not used, tax credits not used, and tax rates, determined in accordance with this interpretation. This interpretation will become effective as of annual periods started as of or after January 1, 2019 (in case of the Group, as of April 1, 2019) and impacts are being evaluated by Group’s Management.

Besides the aforementioned standards, there are no IFRS or IFRIC interpretations that are effective and as Management’s current understanding, may result in relevant impacts to the Group.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

3.	Cash and cash equivalents

		Weighted average remuneration
	Index	2019	2018	2019	2018
Funds in banks and in cash				2,330,582	1,388,365
Values awaiting foreign exchange closure (1)				162,854	63,338
Interest earnings bank deposits
Bank deposit certificate (CDB) and commitments (2)	CDI	99.0%	100.0%	3,246,601	2,210,857
Other investments				—	608

				3,246,601	2,211,465

				5,740,037	3,663,168

Domestic (domestic currency)				3,590,994	2,375,152
Abroad (foreign currency) (Note 26.d)				2,149,043	1,288,016

				5,740,037	3,663,168

(1)

Refer basically to receiving foreign currency funds from overseas clients, for which obtaining foreign exchange from financial institutions was not yet concluded until the statement of financial position date, and to foreign funds intended to settle debts related to export performance. There is no restriction for the immediate use of these amounts.

(2)	Refer to fixed income investments in first-class financial institutions.

4.	Securities

		Weighted average remuneration
	Index	2019	2018	2019	2018
Financial Treasury Bills (“LFT”) (1)	Selic	100.0%	100.0%	268,413	1,078,945

				268,413	1,078,945

(1)

Refers to investments by means of exclusive Investment Funds with original maturity of 90 days. During the year ended March 31, 2019, the Group received interest in the amount of R$ 8,823 (R$ 48,866 in 2018 and R$ 56,241 in 2017) related to Financial Treasury Bills—LFTs.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

5.	Restricted cash

		Weighted average remuneration
	Index	2019	2018	2019	2018
Financial investments linked to financing (1)	CDI	100.0%	100.0%	57,846	67,767
Financial investments linked to derivative operations (2) (Note 26.g)	CDI	101.3%	100.9%	64,830	38,863
Margin on derivative operations (3) (Note 26.g)				153,039	36,976

				275,715	143,606

Domestic (domestic currency)				122,676	106,630
Abroad (foreign currency) (Note 26.d)				153,039	36,976

				275,715	143,606

(1)

Correspond to LFTs (Financial Treasury Bills) with prime banks, held by virtue of National Bank of Economic and Social Development (“BNDES”) financing and with redemption subject to payment of certain portions of the mentioned financing.

(2)	Refer to investments such as CDBs and overseas public bonds with first-class financial institutions, which are used in transactions with derivative instruments.
(3)

Margin deposits in derivative operations refer to margin requirements in mercantile exchange (New York Mercantile Exchange (“NYMEX”) and B3 S.A. Brasil, Bolsa e Balcão (“B3”) and are exposed to US dollar exchange fluctuations.

6.	Trade accounts receivable

	2019	2018
Domestic (domestic currency)	2,790,186	2,667,210
Abroad (foreign currency) (Note 26.d)	642,922	178,237
Funding to clients (i)	636,756	572,090
Estimated loss from allowance for doubtful accounts	(194,956)	(212,914)

	3,874,908	3,204,623
Current	(3,360,364)	(2,756,767)

Non-current	514,544	447,856

(i)

Client financing substantially consists of the payment in installments of outstanding debts and sales of properties, as well as financing agreements backed by security interest, pledges and endorsements whose main purpose is the setup or modernization of gas stations. Finance charges and repayment deadlines are agreed by contract and set according to a business assessment of each negotiation.

The Group did not pledge any trade recognized under Accounts receivable to secure financial transactions.

The maximum exposure to credit risk on the statement of financial position date is the book value of each of the types of accounts receivable mentioned above.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

The aging schedule of trade and other receivables and funding to clients is as follows:

	2019	2018
Falling due	3,514,391	2,900,317
Overdue (days):
Up to 30 days	101,341	54,155
31–90	49,688	99,619
91–180	32,914	21,920
>180	371,530	341,526

	4,069,864	3,417,537

For long overdue trade and with no estimated loss, the Group has real guarantees as mortgage and credit letters.

The loss in allowance for doubtful accounts was estimated based on credit risk analysis, which contemplates loss history, individual situation of clients, situation of the corporate group to which they belong, real guarantees for debts and the assessment of the legal advisors.

Allowance for doubtful accounts is considered sufficient by Management to cover possible losses on amounts receivable; movement is as follows:

March 31, 2017	(210,445)

Estimated loss	(50,004)
Reversal	26,492
Write-off	21,212
Exchange-rate change	(169)

March 31, 2018	(212,914)

Initial adoption of IFRS 9 (Note 2.4)	(3,857)

April 1, 2018	(216,771)

Reversal of estimated loss, net	22,266
Exchange-rate change	(451)

March 31, 2019	(194,956)

As of March 31, 2019, the Group had the amount of R$ 96,421 (R$ 51,677 in 2018) recorded in current liabilities, under “Advances from clients” caption, which substantially refer to the receipts from foreign clients for acquisition of sugar, as well as prepayments by clients for purchase of fuels. When applicable, accounts receivable and advances from clients are presented net.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

7.	Inventories

	2019	2018
Finished goods:
Ethanol	644,158	681,500
Sugar	91,586	55,215
Diesel (1)	988,732	761,781
Gasoline (1)	1,131,360	752,035
Jet fuel (Jet A-1)	127,967	93,364
Oil by-products (2)	220,665	10,903
Oil (crude) (3)	231,649	—
Other oil by-products (3)	204,611	—
Materials, supplies and others	448,166	221,256
Estimated loss for net realizable value and obsolescence	(37,057)	(23,541)

	4,051,837	2,552,513

(1)

On March 31, 2019, these inventories are increased by the amount of R$ 37,764 (plus the amount of R$ 16,827 in 2018), whose positive impact recorded in the statement of income for the year then ended was R$ 20,937 (positive impact of R$ 16,827 in 2018). The Company uses the Tier 2 hierarchy to determine and disclose said fair value. See Note 26.e.

(2)	Substantially refers to inventories of fuel oil, lubricants and asphalt.
(3)	Raw material and intermediate products arising from the production process of the Raízen Argentina operation.

The movement in the estimated loss for net realizable value and obsolescence is as follows and was recognized in the statement of income under the caption Cost of products sold and services rendered:

March 31, 2017	(78,959)

Estimated loss	(18,756)
Reversal (1)	74,174

March 31, 2018	(23,541)

Estimated loss	(27,182)
Reversal	13,666

March 31, 2019	(37,057)

(1)	Refers mainly to reversal of estimated ethanol inventories’ realization losses recognized in the year ended March 31, 2017 due to sale of said product.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

8.	Recoverable taxes

	2019	2018
Refund of ICMS	334,243	320,391
Recoverable ICMS	331,096	250,068
ICMS credits generated in acquisition of property, plant and equipment	35,187	42,074
PIS and COFINS	905,320	353,416
Value added tax (“IVA”) (1)	425,781	—
Other	290,635	116,672
Estimated loss on realization of taxes	(28,998)	(116,729)

	2,293,264	965,892
Current	(1,831,187)	(628,397)

Non-current	462,077	337,495

(1)	Refer to federal tax applicable over commercial transactions with clients and suppliers, which generating factor, calculation and payment occurs monthly.

The movement in estimated loss on realization of taxes is as follows:

March 31, 2017	(120,606)

Reversal of estimated loss, net	3,877

March 31, 2018	(116,729)

Reversal of estimated loss, net	87,731

March 31, 2019	(28,998)

On March 31, 2019, the reversal of estimated loss, net corresponds, mainly, to balances of ICMS in the States of Amazonas and Rondônia, due to final judgements of lawsuits in favor of RCSA, as well as the evolution of analysis of the processes conducted by the governments of those States.

9.	Biological assets

The Group’s biological assets correspond to uncut sugarcane cultivated in sugarcane crops that will be used as raw material for production of sugar, ethanol and bioenergy at harvest time. Fair value is evaluated using the cash flow discounted at present value method. Valuation model considers present value of cash flows expected to be generated, including two-year projections, considering estimates for the cutting effective date of uncut sugarcane.

Planted areas refer only to sugarcane plantations, and do not consider planted land and are recognized as property, plant and equipment. The following assumptions were used in the determination of the fair value:

	2019	2018
Estimated harvest area (hectares)	435,341	447,277
Amount of ATR per hectare	10.18	10.27
Average ATR price per Kg projected (R$/Kg)	0.62	0.60

As of March 31, 2019, cash flows were discounted at 6.72% (6.37% in 2018) which is the WACC (Weighted Average Capital Cost) of RESA.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

The Group periodically reviews assumptions used to calculate biological assets, adjusting it in case there are significant changes in relation to those previously projected.

Roll-forward of biological assets (sugarcane) is detailed below:

	2019	2018
March 31, 2018	947,815	1,276,321

Additions with sugarcane treatments	694,500	579,081
Absorption of harvested sugarcane costs	(577,183)	(552,881)
Business combinations (1)	10,022	12,736
Change in fair value	5,335	272,564
Realization of fair value	(266,494)	(640,006)

March 31, 2019	813,995	947,815

(1)	It refers to: (i) Acquisition of Santa Candida and Paraíso plants in the amount of R$ 2,288; and (ii) Acquisition of Ryballa in the amount of R$ 7,734.

Fair value estimate could increase (decrease) if:

•	Estimated ATR price was higher (lower);

•	Estimated productivity (tons per hectare and ATR quantity) were higher (lower); and

•	Discount rate were lower (higher)

The Group’s sugarcane planting operations are exposed to changes from climate changes, pests and diseases, forest fires and other forces of nature.

Weather conditions may historically cause fluctuations in the sugar and alcohol industry and therefore in Group’s operating income because they affect crops by means of increasing or reducing harvests. Moreover, RESA’s businesses are subject to seasonal fluctuations determined by the sugar cane growth cycle in Brazil’s Center-Southern region.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

10.	Other financial assets

	2019	2018
Credits from indemnity suits—refundable (1)	89,916	83,769
Credits from indemnity suits—own (2)	221,373	—
National Treasury Certificates—CTN (3)	521,943	827,042
Other	194	1

	833,426	910,812
Current	(306,457)	(408,379)

Non-current	526,969	502,433

(1)

Credits from legal disputes on which a final judgment favorable to RESA was passed in February 2007, December 2013 and 2015, which were not part of the net assets contributed by Cosan to set up the Group. Therefore, RESA recognized a liability in the same amount, classified as current and non-current liabilities in the related parties caption, given that RESA has the obligation to reimburse those receivables to Cosan when they are actually collected. These credits yield IPCA-E (Special Amplified Consumer Price Index) and Selic rate change plus annual interest of 6% as applicable.

(2)

Receivables from a final judgment in favor of Raízen Araraquara, a subsidiary of RESA, relating to the lawsuit of the Instituto do Açúcar e do Álcool (“IAA”) against the Federal Government, filed by Copersucar in 1990. The lawsuit involves the awarding of compensation for losses caused to the mills by the Federal Government when setting prices below market prices. The amount of R$ 221,373 was recognized in the year ended March 31, 2019, under the caption Other operating revenues, net (Note 24).

(3)

Brazilian Treasury Certificates are government bonds issued by the Brazilian Treasury within the Special Agriculture Industry Securitization Program—PESA, with a 20-year original maturity (falling due between 2018 and 2023) and which pledged to secure its related financing transaction called PESA. These bonds bear annual compound interest of 12%, plus the IGP-M (General Market Price Index). Their value on maturity date tends to be equivalent to the principal value of the debt due under PESA and to be used for settlement. During the year ended March 31, 2019, RESA redeemed the amount of R$ 380,984 for PESA’s settlement.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

11.	Related parties

(a)	Summary of related party balances

	2019	2018
Assets
Assets classification per currency:
Domestic (domestic currency)	2,005,858	1,937,848
Abroad (foreign currency) (Note 26.d)	310,839	100,728

	2,316,697	2,038,576

Framework agreement (1)
Shell Brazil Holding B.V.	895,817	922,077
Cosan S.A. Indústria e Comércio	628,593	576,945
Shell Brasil Petróleo Ltda.	63,465	67,419
Other	9,024	9,317

	1,596,899	1,575,758
Commercial and administrative operations (2)
Rumo Group	152,926	139,263
Nova América Agrícola Caarapó Ltda.	110,952	120,383
Shell Group	289,311	104,120
Agroterenas S.A.	34,948	40,026
Agricopel Group	29,446	25,439
Comgás – Companhia de Gás de São Paulo	13,973	15,147
Cosan S.A. Indústria e Comércio	12,546	10,057
Raízen and Wilmar Sugar Pte. Ltd.	56,047	825
Other	17,986	7,558

	718,135	462,818
Corporate restructuring
Geo Energética Participações S.A.	1,663	—

	1,663	—

	2,316,697	2,038,576

Current assets	(962,937)	(709,027)

Non-current assets	1,353,760	1,329,549

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

	2019	2018
Liabilities
Classification of liabilities per currency:
Domestic (domestic currency)	1,011,137	1,054,447
Abroad (foreign currency) (Note 26.d)	2,291,737	133,002

	3,302,874	1,187,449

Framework agreement (1)
Cosan S.A. Indústria e Comércio	458,507	436,535
Shell Brasil Petróleo Ltda.	118,039	100,028
Shell Brazil Holding B.V.	32,891	34,438
Other	1,282	1,282

	610,719	572,283
Financial operations
Shell Finance (Netherlands) B.V.	2,478	3,567
Cosan S.A. Indústria e Comércio	2,106	3,032
Sapore S.A.	5	1

	4,589	6,600
Commercial and administrative operations (2)
Raízen and Wilmar Sugar Pte. Ltd.	79,967	299
Agroterenas S.A.	15,703	12,934
Nova América Agrícola Caarapó Ltda.	19,464	9,731
Nova América Agrícola Ltda.	9,769	9,428
Rumo Group	29,131	38,808
Shell Group	250,803	130,199
Agricopel Group	6,420	6,435
Cosan S.A. Indústria e Comércio	1,826	7,104
Other	18,568	22,508

	431,651	237,446
Preferred shares (3)
Shell Brazil Holding B.V.	290,809	284,554
Cosan S.A. Indústria e Comércio	5,161	10,828

	295,970	295,382
Corporate restructuring (4)
Logum logística S.A.	—	61,457
Uniduto Logística S.A.	—	14,281

	—	75,738

Purchase of ownership interest (5)
B. V. Dordtsche Petroleum Maatschappij	553,342	—
Shell Overseas Investments B.V.	1,406,603	—

	1,959,945	—

	3,302,874	1,187,449

Current liabilities	(2,881,826)	(781,397)

Non-current liabilities	421,048	406,052

(1)

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(1)	Framework agreement

The sums stated in assets and liabilities refer to refundable values chargeable to shareholders, existing prior to the creation of Raízen, when actually realized or settled.

(2)	Commercial and administrative operations

On March 31, 2019, the sum stated in assets of R$ 718,135 (R$ 462,818 in 2018) refers to transactions for the sale of goods, such as gasoline, diesel, jet fuel, sugar and ethanol.

As of March 31, 2019, the amount recorded in liabilities of R$ 431,651 (R$ 237,446 in 2018), substantially refers to the business operations of purchase of products and rendering of services (freights and warehousing), as well as advances from clients to sugar export.

(3)	Preferred shares

Mostly tax benefits to reimburse Shell and Cosan, when effectively utilized by the Group, determined based on NOLs and tax benefits on goodwill amortization (“GW”) from prior years before the Raízen Group’s formation. Reimbursement shall occur through distribution of disproportionate dividends and/or capital decrease to holders of B and E class preferred shares (liability financial instrument).

During the year ended March 31, 2019, RESA proposed the allocation of R$ 5,667 (R$ 10,355 in 2018) of dividends to Cosan, related to Class B preferred shares.

During the year ended March 31, 2019, the tax credits arising from overpayments of corporate income tax (“IRPJ”) and social contribution (“CSLL”) for 2010 and 2011, related to Class E preferred shares due by RCSA to Shell, adjusted by the Selic rate, totaled R$ 6,255 (R$ 14,384 in 2018).

(4)	Corporate restructuring

As at March 31, 2018, the amounts recorded in liabilities referred to the capital subscription that RESA had to pay to these associated companies.

(5)	Purchase of ownership interest

As mentioned in Note 1.1, RCSA completed the acquisition of the DS business of the Shell Group in Argentina on October 1, 2018 for the amount of R$ 3,917,438, equivalent to US$ 988,081 thousand, of which R$ 1,637,303 and R$ 450,974, equivalent to US$ 408,877 thousand and ARS 4,496,250 thousand, which are subject to exchange variation of U.S. Dollar and Argentinian Peso, respectively. These amounts should be paid up to December 2019 to SOI and DPM.

Within the scope of the preliminary allocation of the purchase price of Raízen Argentina (Note 29), RCSA recognized an adjustment for present value on installments to be paid, in the amount of R$ 109,420. The amount of interest expenses, recognized in the statement of income for the year ended March 31, 2019, related to mentioned adjustment, was R$ 50,098. As of March 31, 2019, the balance of adjustment to present value on installments of undisbursed debts is R$ 59,322.

During the year ended March 31, 2019, RCSA recognized a gain in the financial income (loss) related to such balance payable totaling R$ 69,010. As mentioned in Note 2.c, RCSA considered part of the debt as hedge of net investment in foreign entity. The amount classified in equity in caption “equity valuation adjustments” represented a loss of R$ 54,235.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(b)	Summary of related-party transactions (k)

	2019	2018	2017
Sale of products
Raízen and Wilmar Sugar Pte. Ltd.	1,384,680	2,223,935	—
Rumo Group (f)	1,231,065	1,055,243	819,818
Agricopel Group (j)	841,983	718,136	619,605
Shell Group	1,809,489	1,168,151	1,086,117
Agroterenas S.A.	28,321	18,140	34,946
Other	42,293	42,476	63,701

	5,337,831	5,226,081	2,624,187

Purchase of goods and services
Shell Group	(2,587,793)	(2,740,741)	(3,169,163)
Rumo Group (f)	(478,852)	(533,235)	(486,915)
Agroterenas S.A.	(252,940)	(271,178)	(279,953)
Nova América Agrícola Ltda.	(163,433)	(169,119)	(160,919)
Nova América Agrícola Caarapó Ltda.	(184,306)	(139,572)	(199,587)
Agricopel Group	(89,499)	(56,970)	(59,858)
Ilha Terminal Distribuidora de Petróleo Ltda.	(18,947)	—	—
Cosan Lubrificantes e Especialidades S.A.	(21,881)	(19,503)	(23,564)
Other	(91,999)	(70,628)	(81,805)

	(3,889,650)	(4,000,946)	(4,461,764)

Renewed collection of shared expenses (a)
Comgás – Companhia de Gás de São Paulo	34,952	33,868	31,104
Rumo Group (f)	28,716	26,969	27,375
Cosan Lubrificantes e Especialidades S.A.	6,596	6,801	7,116
Other	6,449	7,527	7,119

	76,713	75,165	72,714

Land leases
Radar Group (g)	(72,179)	(78,069)	(83,413)
Janus Brasil Participação S.A.	(29,397)	(31,224)	(16,491)
Tellus group (h)	(22,299)	(24,322)	(25,116)
Aguassanta Group (i)	(12,134)	(11,625)	(27,063)
Barrapar Participações S.A.	(21)	(64)	(67)

	(136,030)	(145,304)	(152,150)

Financial revenue (expense) (b)
B.V. Dordtsche Petroleum Maatschappij	20,292	—	—
Shell Overseas Investments B.V.	52,855	—	—
Shell Trading US Company	(17,405)	(12,761)	44,571
Shell Aviation Limited	19,371	4,787	(2,702)
Other	13,441	18,150	8,677

	88,554	10,176	50,546

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

	2019	2018	2017
Revenues from services (c)
Shell Holding B.V.	12,031	2,054	487
Shell Aviation Limited	2,095	3,118	3,234
Agricopel Group	177	4,422	1,224
Shell Brasil Petróleo Ltda.	400	1,278	16,174
Shell Downstream Services International B.V.	—	760	—
Other	10	6	117

	14,713	11,638	21,236

Services expenses (d)
Shell Brasil Petróleo Ltda.	(18,358)	(16,402)	(25,378)
Shell International Petroleum	(5,350)	(3,367)	(3,043)
Other	(695)	(2,677)	(7,692)

	(24,403)	(22,446)	(36,113)

(a)	Reimbursement of shared expenses consists of expenses incurred by shared corporate, managerial and operating costs reimbursed from related parties.
(b)

Financial expenses basically consist of expenses incurred with commissions on available credit facilities and restatement of balances of advances granted to finance sugar cane crops as well as the foreign exchange rate of commercial activities from imports and sales of fuel and interest, exchange rate exchange and adjustment to present value on balance payable to SOI and DPM for the acquisition of Raízen Argentina.

(c)	They mainly consist of commissions on the sales of lubricants to Shell.
(d)	Service expenses consist of expenses incurred with technical support, billing and collection, commissions on the sale of jet fuel and secondees from Shell.
(e)	Group’s purchase transactions from Shell Trading US Company are substantially represented by those originated from imports of ethanol and its by-products in foreign market.
(f)

The term Rumo Group refers to the railway and port operations represented by the companies Rumo S.A., Elevações Portuárias S.A, Logispot Armazéns Gerais S.A., Rumo Malha Sul S.A., Rumo Malha Oeste S.A., Rumo Malha Paulista S.A., Rumo Malha Norte S.A., ALL América Latina Logística Rail Management, Portofer Transporte Ferroviário Ltda. and Brado Logística S.A.

(g)

The term Radar Group refers to the purchase, sale and rental of own properties, represented mainly by the companies Radar Propriedades Agrícolas S.A., Nova Agrícola Ponte Alta S.A., Nova Amaralina S.A., Bioinvestiments Negócios e Participações S.A. and Proud Participações S.A.

(h)

The term Tellus Group refers to the purchase, sale and rental of own properties, represented mainly by the companies Tellus Brasil Participações S.A., Terrainvest Propriedades Agrícolas S.A. and Agrobio Investimentos e Participações S.A.

(i)

The term Aguassanta Group refers to the purchase, sale and rental of own properties, represented mainly by the companies Aguassanta Participações S.A., Santa Bárbara Agrícola S.A., Aguassanta Agrícola Ltda., Aguapar Agrícola Ltda. and Palermo Agrícola S.A.

(j)

The term Agricopel Group refers to the trading of fuel presented mainly by the companies Agricopel Comércio de Derivados de Petróleo Ltda. and Posto Agricopel Ltda., whose relationship occurs through FIX Investimentos Ltda., which is the non-controlling shareholder of Mime.

(k)	Transactions with related parties are entered into under reasonable and cumulative conditions, in line with those prevailing in the market or that the Group would contract with third parties.
(l)	The term Shell Group refers to commercial operations, mainly by the companies Shell Aviation Limited and Shell Trading US Company.

(c)	Directors and members of the Board of Directors

Fixed and variable remuneration pay to Group’s key personnel, including statutory officers and members of the Board of Directors that is recognized in the statement of profit or loss for the year ended March 31, 2019, 2018 and 2017 is as follows:

	2019	2018	2017
Regular remuneration	(55,341)	(51,401)	(46,983)
Bonuses and other variable remuneration	(35,521)	(39,489)	(45,207)

Total remuneration	(90,862)	(90,890)	(92,190)

(d)	Other information involving related parties

Back-up Credit Facility Agreement

During the year ended March 31, 2019, RESA was a beneficiary of the Revolving Committed Back-up Credit Facility Agreement of a US$ 700,000 thousand granted by Shell Finance (Netherlands) B.V. and Cosan S.A. Indústria e Comércio (“Cosan S.A.”) and it transferred to RCSA. Until the closing of the fiscal year ended on March 31, 2019 the mentioned credit facility had not been used.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

12.	Assets from contracts with clients

These contract assets are related to payments made by RCSA to its clients and are amortized based on the volume sold to the clients. The amortization of these contract assets is recognized in the statement of income, under the caption of net operating revenue (Note 22).

Balances at March 31, 2018	—

Initial adoption of IFRS 15 (Note 2.4)	2,205,778

Balances at April 1, 2018	2,205,778

Additions of contracts and other	676,504
Amortization	(452,503)

Balances at March 31, 2019	2,429,779

Current	(429,718)

Non-current	2,000,061

13.	Investments

	Investments (1)					Equity in net income of subsidiaries
	Country	Business	Equity interest percentage	2019	2018	2019	2018	2017
Book value
Centro de Tecnologia Canavieiras S.A.	Brazil	R&D	19.58%	116,717	110,989	4,651	2,863	4,220
Logum Logística S.A. (3)	Brazil	Logistics	30.00%	314,269	132,986	(19,399)	(29,521)	(35,074)
Uniduto Logística S.A.	Brazil	Logistics	46.48%	48,709	31,416	26,723	(7,500)	(38,783)
Raízen and Wilmar Sugar Pte. Ltd.	Singapore	Trading	50.00%	35,601	13,448	19,012	12,735	—
Termap S.A.	Argentina	Logistics	3.50%	268	—	—	—	—
Serviços e Tecnologia de Pagamentos S.A.	—	—	—	—	—	—	—	(2,919)

				515,564	288,839	30,987	(21,423)	(72,556)

Investment goodwill (2)
Uniduto Logística S.A.				5,676	5,676	—	—	—
Centro de Tecnologia Canavieira S.A.				51,946	51,946	—	—	—

				57,622	57,622	—	—	—

Total investments				573,186	346,461	30,987	(21,423)	(72,556)

(1)	Investments assessed under the equity method;
(2)	Goodwill on the purchase and transfer of shares;
(3)	As of March 31, 2019, includes the reversal of the impairment loss on the investment, in the amount of R$ 131,792 (Note 13.b.ii)

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

The roll-forward of the investments in associated companies, is as follows:

Balance at March 31, 2017	244,429

Equity accounting results	(21,423)
Additions	123,058
Other	397

Balance at March 31, 2018	346,461

Equity accounting results	30,987
Additions to investment (Note 13.b.i)	26,793
Revaluation to investment (Note 13.b.ii)	241,259
Decreases in investment (Note 13.b.iii)	(75,738)
Other	3,424

Balance at March 31, 2019	573,186

(a)	Summarized financial information on investments, considering adjustments to equity value, when applicable.

(i)	The main associated companies’ accounts, are as follows:

•	March 31, 2019

	Logum Logística S.A. (1)/(2)	Uniduto Logística Ltda. (1)/(2)	Centro de Tecnologia Canavieira S.A. (2)/(4)	Iogen Energy Corporation (3)	Raízen and Wilmar Sugar PTE Ltd. (4)
Assets	2,101,565	104,814	789,042	29,267	593,148
Liabilities	(1,054,003)	(7)	(192,949)	(296,033)	(521,946)

Equity	1,047,562	104,807	596,093	(266,766)	71,202

Net operating revenue	169,620	—	180,452	—	2,082,119
Net income (loss)	(99,780)	(1,288)	23,730	(909)	38,272

•	March 31, 2018

	Logum Logística S.A. (1)/(2)	Uniduto Logística Ltda. (1)/(2)	Centro de Tecnologia Canavieira S.A. (2)/(4)	Iogen Energy Corporation (3)	Raízen and Wilmar Sugar PTE Ltd. (4)
Assets	2,287,895	98,340	801,551	34,594	93,584
Liabilities	(1,015,609)	(30,743)	(234,701)	(265,464)	(66,688)

Equity	1,272,286	67,597	566,850	(230,870)	26,896

Net operating revenue	93,834	—	90,011	—	2,804,380
Net income (loss)	(140,515)	(200)	14,619	(1,214)	25,398

(1)	The fiscal year of these investees ends on December 31;
(2)

Significant influence over these companies has been defined, mainly, based on the Group’s right to elect key management personnel and to decide on their significant operational and some strategic issues.

(3)

Jointly controlled entity in which the Group participation is 50% in common shares, whose fiscal year ends on August 31. RESA did not form an estimated loss for shareholders’ deficit of loss of equity-accounted investees, given that it has no legal or constructive obligations to make payments on account of that company.

(4)	The fiscal year of these investees ends on March 31.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(b)	Investment transactions in associated companies occurred in the year ended March 31, 2019

(i)	Additions to investment

Capital increase in Logum Logística S.A. (“Logum”)

In the year ended March 31, 2019, capital increases were resolved, approved and subscribed totaling R$ 104,400. The sum underwritten by RESA in these transactions totaled R$ 20,880, fully paid-in in cash.

Capital increases in Uniduto Logística S.A. (“Uniduto”)

In the year ended March 31, 2019, capital increases were resolved, approved and subscribed totaling R$ 10,440. The sum underwritten by RESA in these transactions totaled R$ 4,852, fully paid-in in cash.

In these operations, there were no changes in the percentage of interest in capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

Capital increase of the Centro de Tecnologia Canavieira (“CTC”)

During the CTC’s Board of Directors’ Meeting held on December 14, 2018 a R$ 5,652 capital increase in CTC was approved, without an issue of new shares. On February 6, 2019, the capital increase was paid in and ratified by the Board of Directors. Accordingly, RESA recognized an investment of R$ 1,061, according to the interest held by it.

(ii)	Revaluation of investment

According to accounting annual evaluation of investment recoverability at Logum pursuant to IAS 36—Asset Impairment and IAS 28—Investments in Associated Company and Subsidiary, on March 31, 2019, RESA recognized a reversal of the estimated impairment losses, previously recorded, in the amount of R$162,384, being R$131,792 in statement of income for the year under “Other operating revenues, net” caption (Note 24), referring to direct interest in Logum, and R$30,592 under “Equity in investees” caption, referring to RESA’s indirect interest in Logum via associated company Uniduto.

During the year ended March 31, 2019, Logum obtained capital contributions from the shareholders, completed its corporate restructuring process and contracted a long-term loan. These main factors allowed Logum to implement and develop Phase I of the project, by balancing the capacity to collect and deliver fuels and having access to the largest consumer center in the country, the metropolitan region of São Paulo. Furthermore, Logum negotiated supply agreements and signed contracts to use Transpetro’s infrastructure with Petrobras. Thus, the current infrastructure of the project is the backbone of the next business plan stages, which will increase volumes as system gains capillarity, connecting ethanol producers and consumers.

These factors and assumptions were considered sufficient and resulted in a positive cash flow projection for the project, higher than the investment’s accounting balances.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

Moreover, upon completion of the corporate restructuring, RESA obtained an additional shareholding from former shareholders of Logum, its associated company, generating a gain from ownership interest of R$ 109,467, recognized in the statement of income for the year under “Other net operating revenues” (Note 24).

At the end of these operations, RESA started to hold direct and indirect ownership interest of 30% and 34.65%, respectively, in Logum (20.81% and 25.65% in 2018).

(iii)	Decreases in investment

Capital decrease to be paid-up at Logum and Uniduto

On December 27, 2018, as a result of the agreed corporate restructuring, the shareholders decided to cancel the subscribed but not paid-in capital in Logum. Accordingly, RESA recognized a reduction of R$ 61,457 in its investment, whose impacts were recorded under the caption Related parties.

Furthermore, the capital to be paid by RESA in Uniduto for the indirect interest in Logum was also canceled, representing a reduction in RESA’s investment in Uniduto, in the amount of R$ 14,281, whose impacts were recorded under the caption Related parties.

(c)	Investment transactions in subsidiaries and associated companies occurred in the year ended March 31, 2018

(i)	Additions to investment

Capital increase in Logum Logística S.A. (“Logum”)

In the year ended March 31, 2018, capital increases were resolved, approved and subscribed totaling R$ 498,000. Amount subscribed by RESA in these operations totaled R$ 99,600, being R$ 97,889 in cash and R$1,711 as settlement of advance for future capital increase.

At the end of these transactions, RESA started to hold direct and indirect ownership interests of 20.81% and 25.65%, respectively, in Logum (21.28% and 26.23% as at March 31, 2017).

Capital increase in Uniduto Logística S.A. (“Uniduto”)

During the year ended March 31, 2018, at RCA capital increases were resolved and approved totaling R$ 49,800. The sum underwritten and partially paid by RESA in these transactions totaled R$ 23,146 and paid-up upon credit in checking account.

In these operations, there were no changes in the percentage of interest in capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

Capital increase at Raizen and Wilmar Sugar PTE. Ltd. (“RaW”)

As of September 30, 2016, a capital increase of US$ 200,000 corresponding to R$ 623 was decided, upon subscription of 200,000 shares of US$ 1 each. On April 3, 2017, RESA paid up in this operation, the amount of US$ 100,000, corresponding to R$ 312 in cash, proportional to its interest of 50%.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(ii)	Disposal of ownership interest

Sale of TEAS

On March 29, 2018, RESA sold TEAS, corresponding to 100% of the capital of the company, to UltraCargo Operações Logísticas e Participações Ltda. The adjusted final sale price of the transaction was R$ 106,430, whereas an amount of R$ 100,000 was received via a current account credit on March 29, 2018, and the remaining balance of R$ 6,430 was recognized on the same date as other receivables arising mainly from adjustments in working capital and advance from sale. The aforementioned amounts were recorded as gain in the result of RESA, net of write-off of the investment and goodwill, as shown below:

Captions	Total
Adjusted final sales price	106,430
Write-off of investment	(47,865)
Write-off of goodwill	(4,818)

Gain of net capital for sale	53,747

The breakdown of net assets written-off by the sale is as follows:

Captions	Total
Cash and cash equivalents	3,662
Recoverable income tax and social contribution	1,967
Recoverable taxes and contributions	1,863
Deferred income and social contribution tax (Note 18)	1,054
Judicial deposits	72
Property, plant and equipment (Note 14)	39,261
Provision for legal disputes (Note 19)	(14)

47,865

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

14.	Property, plant and equipment

	March 31, 2019
	Lands and rural properties	Buildings and improvements	Machinery, equipment and facilities	Aircrafts, vessels and vehicles	Furniture, fixtures and IT equipment	Constructions in progress	Frequently replaced parts and accessories	Sugarcane planting	Other	Total
Cost:
March 31, 2018	595,759	1,914,301	9,998,537	700,874	233,300	754,997	1,245,902	4,976,918	41,306	20,461,894

Additions	30,841	5,526	59,067	1,217	4,817	1,089,068	664,581	640,521	(5)	2,495,633
Business combinations (3)	498,005	666,754	2,115,898	9,931	8,009	308,291	—	21,020	—	3,627,908
Write-offs	(44,154)	(12,635)	(224,805)	(38,799)	(32,187)	(584)	—	—	(4,142)	(357,306)
Reversal of estimated loss, net and other (2)	—	1,161	11,592	(229)	1,490	—	—	—	—	14,014
Transfers (1)	38,794	237,605	631,085	53,077	58,870	(1,061,695)	—	—	5,311	(36,953)
Effect of foreign currency translation	(13,620)	(17,319)	(62,622)	(86)	17	(6,555)	—	—	—	(100,185)
Transfer between cost and depreciation	—	—	—	—	—	—	(665,301)	—	—	(665,301)

								—
March 31, 2019	1,105,625	2,795,393	12,528,752	725,985	274,316	1,083,522	1,245,182	5,638,459	42,470	25,439,704

Accumulated depreciation:
March 31, 2018	—	(478,320)	(3,845,493)	(337,917)	(153,189)	—	(665,300)	(3,644,899)	(32,058)	(9,157,176)

Depreciation for the year	—	(75,457)	(633,445)	(55,176)	(28,632)	—	(648,024)	(411,733)	(9,416)	(1,861,883)
Write-offs	—	7,498	179,898	33,523	27,902	—	—	—	3,921	252,742
Transfers (1)	—	(6,404)	10,445	(1,189)	(3,409)	—	—	—	(1)	(558)
Effect of foreign currency translation	—	(490)	(3,063)	(55)	(57)	—	—	—	—	(3,665)
Transfer between cost and depreciation	—	—	—	—	—	—	665,301	—	—	665,301

March 31, 2019	—	(553,173)	(4,291,658)	(360,814)	(157,385)	—	(648,023)	(4,056,632)	(37,554)	(10,105,239)

Net residual value:
March 31, 2019	1,105,625	2,242,220	8,237,094	365,171	116,931	1,083,522	597,159	1,581,827	4,916	15,334,465

March 31, 2018	595,759	1,435,981	6,153,044	362,957	80,111	754,997	580,602	1,332,019	9,248	11,304,718

(1)

As of March 31, 2019, net transfer of R$ 37,511 includes: (a) transfer to intangible assets (software), in the amount of R$ 48,865, and (b) amounts transferred from Trade accounts receivable and Other receivables, totaling R$ 11,354; (2) Refers substantially to reversal of estimated inventory loss, net, recognized in income (loss) for the year under “Other operating revenues, net” caption (Note 24); and (3) is comprised of: (a) Final adjustments in the allocation of the acquisition price of the Santa Candida and Paraíso plants in the negative amount of R$ 9,509, (b) acquisition of RWXE in the amount of R$ 158 (c) acquisition of Ryballa in the amount of R$ 20,948 and (d) acquisition of Raízen Argentina in the amount of R$ 3,616,311. The details of these business combinations are disclosed in Note 29.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

	March 31, 2018
	Lands and rural properties	Buildings and improvements	Machinery, equipment and facilities	Aircrafts, vessels and vehicles	Furniture, fixtures and IT equipment	Constructions in progress	Frequently replaced parts and accessories	Sugarcane planting	Other	Total
Cost:
March 31, 2017	626,896	1,547,789	9,525,085	666,772	235,837	867,083	1,066,582	4,382,729	45,574	18,964,347

Additions	—	3,956	30,568	3,107	1,298	788,020	629,504	478,359	—	1,934,812
Business combinations (2)	5,586	74,640	228,136	25,923	1,032	—	—	115,830	—	451,147
Write-offs	(40,542)	(21,625)	(246,737)	(40,305)	(22,445)	(3,989)	—	—	(5,490)	(381,133)
Reversal of estimated loss, net and other (4)	(1,982)	33	8,965	(125)	825	—	—	—	—	7,716
Write-off for disposal of ownership interest (3)	(1,366)	(17,800)	(34,740)	—	(36)	(9)	—	—	—	(53,951)
Transfers (1)	7,167	327,308	487,260	45,502	16,789	(896,108)	2,560	—	1,222	(8,300)
Transfer between cost and depreciation	—	—	—	—	—	—	(452,744)	—	—	(452,744)

								—
March 31, 2018	595,759	1,914,301	9,998,537	700,874	233,300	754,997	1,245,902	4,976,918	41,306	20,461,894

Accumulated depreciation:
March 31, 2017	—	(439,918)	(3,586,638)	(315,773)	(150,029)	—	(452,744)	(3,253,454)	(34,347)	(8,232,903)

Depreciation for the year	—	(44,155)	(469,069)	(54,727)	(23,682)	—	(665,300)	(391,099)	(3,129)	(1,651,161)
Write-offs	—	9,913	189,704	32,846	20,101	—	—	(346)	5,402	257,620
Write-off for disposal of ownership interest (2)	—	4,434	10,229	—	27	—	—	—	—	14,690
Transfers (1)	—	(8,594)	10,281	(263)	394	—	—	—	16	1,834
Transfer between cost and depreciation	—	—	—	—	—	—	452,744	—	—	452,744

March 31, 2018	—	(478,320)	(3,845,493)	(337,917)	(153,189)	—	(665,300)	(3,644,899)	(32,058)	(9,157,176)

Net residual value:
March 31, 2018	595,759	1,435,981	6,153,044	362,957	80,111	754,997	580,602	1,332,019	9,248	11,304,718

March 31, 2017	626,896	1,107,871	5,938,447	350,999	85,808	867,083	613,838	1,129,275	11,227	10,731,444

(1)

As of March 31, 2018, net transfer of R$ 6,466 includes: (a) transfer to intangible assets (software), in the amount of R$ 12,888, and (b) amounts transferred from Trade accounts receivable and Other receivables, totaling R$ 6,422; (2) Refers to acquisition of Santa Cândida and Paraíso plants in the scope of Tonon’s business combinations (Note 29); (3) Refers to the sale of TEAS (Note 13.c.ii) and (4) Refers substantially to the net formation of estimated loss in inventory, recognized in income (loss) for the period under “Other operating revenues, net” caption (Note 24).

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

Constructions in progress

The balances of construction in progress consist basically of: (i) stillage concentration project; (ii) project for receiving the chopped sugar cane and separate the straw for the co-generation of energy; (iii) installation of tanks to increase ethanol storage capacity; (iv) investments for industrial maintenance and improvement, agricultural automation, in addition to safety, health and environment and administrative investments; (v) construction projects for new fuel distribution terminals and the expansion, modernization and improvement of existing terminals; (vi) investments in Shell gas stations to replace fuel pumps, make environmental adaptations, polish the image, renovate and refurbish gas station convenience stores, purchase and install furniture and equipment for the gas station convenience stores; (vii) investments in major clients (B2B) such as the acquisition and installation of equipment, installation of gas stations in these major consumer clients; and (viii) expansion, modernization and improvement in airports, such as the acquisition of supply vehicles, expansion of the networks of hydrants and points of supply.

During the year ended March 31, 2019, several projects were concluded totaling R$ 1,061,695.

Borrowing cost capitalization

In the year ended March 31, 2019 the cost of loans capitalized in the Group were R$ 30,825 (R$ 36,150 in 2018). The annual weighted average rates of debt finance charges were 6.67% as of March 31, 2019 (7.52% in 2018).

Financial lease

As of March 31, 2019, the machinery and equipment, vehicle aircraft classes include net residual values of R$ 13,382 (R$ 24,344 in 2018), in which RESA is the lessee under a finance lease, guaranteed by promissory note in the original amount of R$ 13,076.

Property, plant and equipment pledged

As of March 31, 2019, loans and financing are secured by land, building and machinery in the amounts of R$ 679,146 (R$ 1,093,646 in 2018).

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

15.	Intangible assets

	March 31, 2019
	Software license	Goodwill	Brands	Agricultural Partnership Agreements	Sugarcane supply agreements	Contractual relationships with clients	Exclusive supply rights	Public concession rights of use	Technology	Other	Total
Cost:
March 31, 2018	470,754	2,383,350	532,348	18,411	181,516	362,834	3,727,500	12,541	183,730	24,760	7,897,744

Initial adoption of IFRS 15 (Note 2.4)	—	—	—	—	—	(362,834)	(3,727,284)	—	—	(216)	(4,090,334)

April 1, 2018	470,754	2,383,350	532,348	18,411	181,516	—	216	12,541	183,730	24,544	3,807,410

Additions	46,797	—	—	—	—	—	—	—	1,331	—	48,128
Write-offs	(1,674)	—	—	—	—	—	—	—	—	—	(1,674)
Transfers (1)	47,040	—	—	—	—	—	—	—	—	73	47,113
Business combinations (Note 29)	3,570	237,919	—	—	—	284,735	—	—	—	—	526,224
Effect of foreign currency translation	(116)	—	—	—	—	—	—	—	—	—	(116)
Other	—	—	—	—	—	—	—	—	—	1,358	1,358

March 31, 2019	566,371	2,621,269	532,348	18,411	181,516	284,735	216	12,541	185,061	25,975	4,428,443

Amortization:
March 31, 2018	(327,419)	(431,380)	(370,451)	(15,475)	(91,198)	(113,632)	(1,770,924)	(12,195)	(53,964)	(21,205)	(3,207,843)

Initial adoption of IFRS 15 (Note 2.4)	—	—	—	—	—	113,632	1,770,708	—	—	216	1,884,556

April 1, 2018	(327,419)	(431,380)	(370,451)	(15,475)	(91,198)	—	(216)	(12,195)	(53,964)	(20,989)	(1,323,287)

Amortization in the year	(45,325)	—	(52,504)	(2,687)	(10,965)	(10,235)	—	(346)	(18,373)	—	(140,435)
Write-offs	1,662	—	—	—	—	—	—	—	—	—	1,662
Transfers (1)	1,752	—	—	(249)	249	—	—	—	—	—	1,752
Effect of foreign currency translation	94	—	—	—	—	—	—	—	—	—	94

March 31, 2019	(369,236)	(431,380)	(422,955)	(18,411)	(101,914)	(10,235)	(216)	(12,541)	(72,337)	(20,989)	(1,460,214)

Net residual value:
March 31, 2019	197,135	2,189,889	109,393	—	79,602	274,500	—	—	112,724	4,986	2,968,229

March 31, 2018	143,335	1,951,970	161,897	2,936	90,318	249,202	1,956,576	346	129,766	3,555	4,689,901

(1)

On March 31, 2019, it includes a net transfer from Property, plant and equipment in the amount of R$ 48,865 and (2) Is comprised by: (a) Final adjustments in the allocation of the acquisition price of the Santa Candida and Paraíso plants in the amount of R$ 21,135, (b) acquisition of RWXE in the amount of R$ 24,626 (c) acquisition of Ryballa in the amount of R$ 5,400 and (d) acquisition of Raízen Argentina in the amount of R$ 475,063. See Note 29.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

	March 31, 2018
	Software license	Goodwill	Brands	Agricultural Partnership Agreements	Sugarcane supply agreements	Contractual relationships with clients	Exclusive supply rights	Public concession rights of use	Technology	Other	Total
Cost:
March 31, 2017	426,109	1,978,031	532,348	18,411	181,516	362,834	3,166,208	12,541	179,876	24,380	6,882,254

Additions	32,285	—	—	—	—	—	605,899	—	3,854	—	642,038
Business combinations	—	410,137	—	—	—	—	—	—	—	—	410,137
Write-offs	(451)	—	—	—	—	—	(39,863)	—	—	—	(40,314)
Write-off for disposal of ownership interest (3)	(50)	(4,818)	—	—	—	—	—	—	—	—	(4,868)
Transfers (1)	12,862	—	—	—	—	—	—	—	—	—	12,862
Net formation of estimated loss and others (2)	—	—	—	—	—	—	(4,745)	—	—	380	(4,365)

March 31, 2018	470,755	2,383,350	532,348	18,411	181,516	362,834	3,727,499	12,541	183,730	24,760	7,897,744

Amortization:
March 31, 2017	(288,083)	(431,380)	(317,947)	(12,251)	(79,690)	(94,886)	(1,411,382)	(10,787)	(35,976)	(20,377)	(2,702,759)

Amortization in the year	(39,861)	—	(52,504)	(3,224)	(11,508)	(18,748)	(396,951)	(1,408)	(17,988)	(828)	(543,020)
Write-offs	451	—	—	—	—	—	37,409	—	—	—	37,860
Write-off for disposal of ownership interest (3)	50	—	—	—	—	—	—	—	—	—	50
Transfers (1)	26	—	—	—	—	—	—	—	—	—	26

March 31, 2018	(327,417)	(431,380)	(370,451)	(15,475)	(91,198)	(113,634)	(1,770,924)	(12,195)	(53,964)	(21,205)	(3,207,843)

Net residual value:
March 31, 2018	143,338	1,951,970	161,897	2,936	90,318	249,200	1,956,575	346	129,766	3,555	4,689,901

March 31, 2017	138,026	1,546,651	214,401	6,160	101,826	267,948	1,754,826	1,754	143,900	4,003	4,179,495

(1)

On March 31, 2018, it includes a net transfer from Property, plant and equipment in the amount of R$ 12,888; (2) Refers to acquisition of Santa Cândida and Paraíso plants in the scope of Tonon’s business combinations (Note 29); and (3) Refers to the sale of TEAS. (Note 13.c.ii).

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

Goodwill

Refers to goodwill paid for expected future profitability, amortized on a straight-line basis up to March 31, 2009, when, as required by IAS 38—Intangible Assets, it was no longer amortized. On March 31, 2019 and 2018, goodwill balance is as follows:

	2019	2018
Upon acquisition of Costa Rica Canavieira Ltda.	57,169	57,169
Upon acquisition of Cerrado Açúcar e Álcool S.A.	24,660	24,660
Upon acquisition of RESA (former Cosan S.A. Açúcar e Álcool)	558	558
Upon acquisition of Univalem S.A. Açúcar e Álcool	5,018	5,018
Upon acquisition of Usina Açucareira Bom Retiro S.A.	81,575	81,575
Upon acquisition of Usina Benálcool	149,247	149,247
Upon acquisition of Usina Santa Luíza	42,348	42,348
Upon acquisition of Usina Zanin Açúcar e Álcool	98,380	98,380
Upon acquisition of Vertical	4,313	4,313
Upon acquisition of Corona Group	380,003	380,003
Upon acquisition of Destivale Group	42,494	42,494
Upon acquisition of Mundial Group	87,435	87,435
Upon establishment of FBA – Franco Brasileira S.A. Açúcar e Álcool	4,407	4,407
Upon merger of Curupay S.A. Participações	109,841	109,841
Upon capital payment at Mundial	14,800	14,800
In acquisition of Santa Cândida and Paraíso plants (Note 29.1.i)	431,272	410,137
Upon acquisition of RWXE (Note 29.1.ii)	8,430	—
Upon acquisition of Ryballa (Note 29.1.iii)	5,400	—

Total RESA	1,547,350	1,512,385

Upon acquisition of Latina	70,432	70,432
Upon acquisition of Raízen Argentina	202,954	—
Upon business combination of Cosan Combustíveis Lubrificantes S.A.	348,103	348,103
Other	21,050	21,050

Total RCSA	642,539	439,585

Total combined consolidated	2,189,889	1,951,970

Impairment analysis for cash generating units containing goodwill

The Group tests goodwill for impairment at least on an annual basis.

At RCSA, the Management, to determine recoverable value, uses the value in use method, which is based on projection of expected discounted cash flows of cash generating units (“CGU”) determined by Management based on budgets that take into consideration assumptions related to CGU and its location. Business management of RCSA in Brazil considers them as an integrated distribution chain comprising a single cash-generating unit, using information available in the market and prior performances.

Discounted cash flows were prepared for a period of five years and taken to perpetuity without considering real growth rate, based on past performance and on expected market development. Cash flows deriving from continued use of related assets are adjusted at specific risks and use pre-tax discount rate, calculated as 6.72% p.a. (6.37% in 2018).

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

Main assumptions used were: prices based on Market expectation, growth rates estimated for business line and extrapolations of growth rates based on Brazilian Gross Domestic Product (GDP).

In RESA, goodwill is allocated to CGU’s identified according to operating region. As of March 31, 2019 and 2018, the regional branches are presented as follow:

Operating region	2019	2018
Piracicaba	144,144	138,744
Jaú	431,830	410,695
Araraquara	545,391	545,391
Araçatuba	303,401	303,401
Assis	109,841	109,841
Independent and others	12,743	4,313

Total RESA goodwill	1,547,350	1,512,385

RESA, to determine recoverable value, uses the value in use method, which is based on projection of expected discounted cash flows of cash generating units determined by Management based on budgets that take into consideration assumptions related to each CGU using information available in the market and prior performances. Discounted cash flows were prepared over a period of 20 years, according to the reasonable recovery time of the assets related to the activities of the RESA’s economic industry. The cash flow and perpetuity were calculated disregarding real growth, based on past performance and on expected market development. The discount rate used was 6.72% per annum (6.37% in 2018).

Main assumptions used for RESA were: expected sales price of commodities in the long-term, productivity of agricultural areas, performance of Total Recoverable Sugar (“ATR”), and operating and administrative costs. Every cash flow was discounted at rates that reflect specific risks related to relevant assets in each cash-generating unit.

As a result of annual tests, no significant loss was recognized in the years ended March 31, 2019, 2018 and 2017. As aforementioned, determination of assets recoverability depends on the accomplishment of certain assumptions that are influenced by market, technological, and economic conditions prevailing at the time in which recoverability is tested and, therefore, it is not possible to determine if recoverability losses will occur in the future and, in case they occur, if they will be material.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

16.	Suppliers

	2019	2018
Suppliers of materials and services	2,329,360	1,103,382
Suppliers of ethanol	317,237	274,430
Oil and oil by-product suppliers	1,203,637	702,836
Sugarcane suppliers	231,161	196,393
Suppliers—Agreements	3,944,160	1,466,531

	8,025,555	3,743,572

Domestic (domestic currency)	3,869,922	1,986,185
Abroad (foreign currency) (Note 26.d)	4,155,633	1,757,387

	8,025,555	3,743,572

(i)

The balance payable to suppliers of materials and services mostly consists of acquisitions of machinery and equipment for production facilities, distribution hubs and own reseller stations, hired services.

(ii)	The balances payable to suppliers of oil, ethanol and oil by-products consist of purchases made by the Group.
(iii)

Sugar cane harvesting, which usually takes place between April and December every year, has a direct impact on the balance of trade accounts payable to sugar cane suppliers and for cutting, loading and transportation services.

(iv)

The Group has Agreements Related to Payments to financial institutions (“Agreements”) that permit certain suppliers to advance their receivables referring to products and services rendered to the Group, directly with financial institutions. In said Agreements, supplier may choose to grant or not and the financial institutions decide whether to acquire or not said credit, without interference from the Group. Using the Agreements does not imply any change in notes issued by the supplier, and the same original value and payment term conditions are maintained, which, as average, is around 60 to 90 days, period that is consistent with the Group’s recurring operating cycle.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

17.	Loans and financing

Purpose	Final maturity	Index	Annual effective average interest rate (1)		Total
			2019	2018	2019	2018
Classification of debts per currency:
Denominated in Reais					7,057,095	7,555,610
Denominated in North-American Dollars (US$) and Euro (€) (Note 25.d)					10,247,475	6,044,756

					17,304,570	13,600,366

Type of debts (2):
National Bank for Social and Economic Development (“BNDES”)	Mar/24	URTJLP	9.20%	9.25%	35,384	779,096
BNDES	Agosto/30	Pre-fixed	3.92%	3.94%	565,927	742,614
BNDES	Apr/24	UMBND	6.67%	6.78%	37,180	47,664
PPE	Oct/25	US$ + Libor	3.92%	3.41%	4,867,197	1,505,428
PPE	Sep/20	Pre-fixed	3.74%	3.74%	785,148	660,231
Term Loan Agreement	Apr/24	US$ + Libor	3.86%	3.49%	1,765,263	1,500,431
Debentures	—	CDI	—	7.38%	—	406,691
Debentures	Oct/20	IPCA + interest	10.52%	10.17%	430,795	413,677
Senior notes due 2027	Jan/27	US$	5.30%	5.30%	2,063,312	1,651,752
Resolution 2471 (PESA)	Apr/23	IGP-M	9.42%	8.67%	594,381	975,224
Resolution 2471 (PESA)	Oct/25	Pre-fixed	3.00%	3.00%	53	61
Credit Notes	Oct/20	CDI	6.86%	6.85%	171,205	257,355
Finame/Leasing	Jan/25	Pre-fixed	6.59%	6.73%	76,477	102,392
Finame/Leasing	Mar/21	URTJLP	10.32%	10.02%	89	133
Certificate of Agribusiness Receivables (CRA)	Mar/25	CDI	6.27%	6.27%	3,314,775	3,018,209
CRA	Mar/26	IPCA	8.85%	9.04%	1,460,441	812,494
Schuldschein	Oct/21	Fixed – €	2.88%	2.88%	292,621	273,159
Schuldschein	Sep/22	Euribor	1.87%	1.85%	473,934	453,755
Rural credit	Apr/20	Pre-fixed	6.05%	—	370,388	—

					17,304,570	13,600,366

Expenses incurred with the placement of the securities:
CRA					(21,313)	(51,115)
BNDES					(2,782)	(3,476)
Senior notes due 2027					(1,419)	(2,035)
Debentures					(539)	(1,266)
Term Loan Agreement					(574)	(7,155)
PPE					(13,642)	(5,887)
Schuldschein					—	(11,083)

					(40,269)	(82,017)

					17,264,301	13,518,349

Current					(1,922,661)	(1,532,009)

Non-current					15,341,640	11,986,340

(1)	The annual effective interest rate is the contract rate plus, Libor (London InterBank Offered Rate), Euribor (European Interbank Offered Rate), URTJLP, IGP-M, UMBND, IPCA and CDI, where applicable.
(2)

Loans and financing are usually secured by Group’s promissory notes. In some cases, they even have real guarantees such as: (i) credit receivables from energy sale agreements (BNDES); (ii) CTN (Note 10) and mortgage of land (PESA); (iii) fixed assets and, (iv) conditional sale of assets purchased under a FINAME/PESA financing agreement.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

Installments falling due in the long term, less the amortizations of expenses incurred with the placement of securities, have the following schedule:

Years (months):	2019
13–24	3,197,546
25–36	1,618,905
37–48	2,042,695
49–60	2,546,012
61–72	2,775,156
73–84	1,107,968
85–96	2,045,511
>97	7,847

15,341,640

(a)	PESA—Resolution 2471

In the period from 1998 to 2000, RESA renegotiated with several financial institutions its debts related to financing of agricultural costs, reducing their financial cost to annual interest rates lower than 9.42%, ensuring amortization of debt with granting and transfer of National Treasury Certificates, redeemable upon debt settlement, using incentive promoted by Brazilian Central Bank Resolution no. 2,471, of February 26, 1998. Said debt may be automatically settled through redemption of CTN’s and compliance with contract provisions.

In the year ended March 31, 2019, RESA offset PESA contracts in the amount of R$ 380,984 through redemptions of the CTNs (Note 10).

(b)	Senior notes due 2027

On January 20, 2017, Raízen Fuels issued Senior Notes in the international market according to “Regulations S and 144A”, in the amount of US$ 500,000 thousand, which are subject to interest of 5.30% p.a., payable on a half-annual basis in January and July every year and payment of principal in January 2027.

As provided for in Offering Memorandum of the issuance, net funds obtained in the ambit of the Offer were used for prepayment of existing debts.

(c)	BNDES

Correspond to funds raised by the Group, destined to financing co-generation projects, investments in fuel terminals, greenfield, brownfields for renewal and implementation of new sugarcane fields (Prorenova) and construction of plant for E2G production.

On March 31, 2019, the Group and its subsidiaries had available credit facilities of financing from BNDES, unused, amounting to R$ 459,696 (R$ 124,935 in 2018). The use of these credit facilities depends on the fulfillment of certain contractual conditions.

(d)	Credit Notes

Credit notes will be settled through exports to be made up to 2020 and are subject to average interest of 6.86% p.a. payable on a half-annual basis.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(e)	Finame/Leasing

Refer to financing operations of machinery and equipment, through several financial institutions and intended for fixed asset investments. These financings are subject to effective interest of 6.59% p.a., monthly paid and are guaranteed by lien of the financed assets.

(f)	Term Loan Agreement (Syndicated loan)

On March 30, 2015, Raízen Luxembourg S.A (subsequently merged by Raízen Fuels) contracted a loan from a syndicate comprised of several global commercial banks in the amount of US$ 450,000 thousand. Said contract is subject to USD exchange-rate change and quarterly Libor interest plus annual fixed interest of 1.2%, resulting in effective average interest rate of 4.02% p.a. with quarterly maturity and maturity dates on April 27, 2020.

On March 25, 2019, Raízen Fuels contracted a new loan from a syndicate in the amount of US$ 200,000. Said contract is subject to quarterly Libor interest plus annual fixed interest of 1.05%, resulting in effective average interest rate of 3.65% p.a. with semi-annual interest and final maturity dates on April 30, 2024. Through of the union the Term Loan Agreement, Raízen Fuels has obtained a revolving credit facility of USD 300,000, also due in April 2024. In the year ended on March 31, 2019, the mentioned credit facility had not been used.

(g)	PPE (export prepayment)

The Group entered into PPE contracts with several financial institutions for financing of future sugar export. As of March 31, 2019, CRA payable is as follows:

					Amount
Engagement	Company	Bank	Effective average annual interest rate	Maturity	R$	US$
10/01/2015	RCSA	MUFG BANK, LTD	3.73% p.a. + US$	Sep-20	404,000	100,000
10/23/2015	RCSA	MUFG BANK, LTD	3.74% p.a. + US$	Sep-20	393,600	100,000
11/12/2015	RCSA	Sumitomo Mitsui Bank	4.38% p.a. + US$	Nov-21	189,625	50,000
12/21/2015	RCSA	Mizuho Bank. Ltd.	4.26% p.a. + US$	Dec-21	199,155	50,000
11/29/2017	RCSA	The Bank of Nova Scotia	3.90% p.a. + US$	Nov-23	160,960	50,000
11/29/2017	RCSA	The Bank of Nova Scotia	4.00% p.a. + US$	Nov-23	804,800	250,000
12/15/2015	RESA	ING Bank S.A.	4.70% p.a. + US$	Dec-20	192,740	50,000
08/24/2018	RESA	The Bank of Nova Scotia	3.89% p.a. + US$	Aug-24	613,378	150,000
08/29/2018	RESA	BNP Paribas	3.74% p.a. + US$	Aug-25	515,675	125,000
09/04/2018	RCSA	Credit Agricole Corporate	3.77% p.a. + US$	Aug-23	208,260	50,000
09/28/2018	RCSA	Credit Agricole Corporate	3.76% p.a. + US$	Sep-24	1,201,170	300,000
10/05/2018	RCSA	Mizuho Bank. Ltd.	3.95% p.a. + US$	Oct-25	193,590	50,000
11/16/2018	RCSA	Santander	3.64% p.a. + US$	Nov-19	188,735	50,000
03/18/2019	RCSA	Banco Galícia	3.74% p.a. + US$	Jun-19	96,110	25,000
03/18/2019	RCSA	Banco Galícia	3.74% p.a. + US$	Jun-19	96,110	25,000

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(h)	CRA

Engagement	Issuer	Issue	Series	Maturity	Interest rate	Principal	Funding expenditures
Oct 2014	Gaia Agro Securitizadora S.A.	10th	1st	Dec 2019	100% CDI	573,013	10,696
Oct 2014	Gaia Agro Securitizadora S.A. (1)	10th	2nd	Dec-21	5.69% p.a. + IPCA	101,987	1,887
Jun 2015	Gaia Agro Securitizadora S.A.	14th	Single	Jun-21	100% CDI	675,000	12,492
May 2016	RB Capital Companhia de Securitização	1st	3rd	May-22	98% CDI	465,706	9,328
May 2016	RB Capital Companhia de Securitização (1)	1st	4th	May-23	6.17% p.a. + IPCA	209,294	4,191
May 2017	RB Capital Companhia de Securitização	1st	6th	Apr-23	96% CDI	738,814	13,273
May 2017	RB Capital Companhia de Securitização (1)	1st	7th	Apr-24	4.73% p.a. + IPCA	230,877	4,192
Dec 2017	RB Capital Companhia de Securitização	1st	11th	Dec-23	97% CDI	501,489	8,634
Dec 2017	RB Capital Companhia de Securitização (1)	1st	12th	Dec-24	4.76% p.a. + IPCA	204,024	3,512
Mar 2019	RB Capital Companhia de Securitização	6th	1st	Mar-25	96% CDI	300,000	6,585
Mar 2019	RB Capital Companhia de Securitização (1)	6th	2nd	Mar-26	4.04% p.a. + IPCA	600,000	13,170

(1)	Funding costs were partially offset in the result of the Group since certain debts with linked swaps had been stated at fair value through profit or loss.

Funds raised will be used in Group’s activities, which are substantially related to agribusiness, in the ordinary course of its business, which is understood as transactions, investments and financing needs related to production, trading, processing or industrialization of agricultural products and inputs or of machinery and inputs used in agricultural activity.

(i)	Debentures

In October 2013, CVM granted to RESA, registration of its 1st Public Issuance of Simple Debentures through which 750,000 simple, unsecured debentures, not convertible into shares were issued in three series, with par value of R$1,000, totaling R$750,000.

The net proceeds from the issuance of debentures, in the amount of R$ 747,710, were fully used to: (i) strengthen RESA’s cash in relation to 1st-series debentures and 2nd-series debentures; and (ii) pay part of RESA’s investment costs related to 2013/2014 crop both in agricultural and industrial areas, pursuant to the terms of Law no. 12,431, in relation to 3rd series debentures.

Series	Index	Annual interest rate	Effective average annual interest rate	Principal	Date of receipt	Maturity
1st series	CDI	0.89%	7.34%	105,975	10/25/2013	10/01/2018 (i)
2nd series	CDI	0.94%	7.39%	340,000	10/28/2013	10/01/2018 (i)
3rd series	IPCA	6.38%	10.52%	304,025	10/29/2013	10/01/2020

(i)	As of October 11, 2018, RESA settled the 1st and 2nd series debentures executed into in October 2013 in the amount of R$ 433,272, and R$ 392,988—principal and R$ 40,284—interest.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(j)	Promissory Notes

					Amount
Engagement	Bank	Company	Effective average annual interest rate	Maturity	R$	€
Oct-2014	Citibank, N.A., London branch	Raízen Fuels	2.88% p.a. + Euro €	Oct-21	201,043	66,000
Jan-15	Citibank, N.A., London branch	Raízen Fuels	1.69% p.a. + Euro €	Jan-22	121,052	40,000
Sep-2015	Citibank, N.A., London branch	Raízen Fuels	1.99% p.a. + Euro €	Sep-22	264,164	60,000

(k)	Rural credit

On April 18, 2018, RESA signed several agricultural credit agreements in the amount of R$ 350,000 with Banco Bradesco S.A. for use in soil preparation, planting and crop treatments. Annual interest of 6.05% is levied on the contracts, with final maturity in April 2020.

(l)	Working capital and Advances on exchange contracts (“ACC”)

In October 2018, RCSA assumed, due to the acquisition of DS business of Shell Argentina, loans in the amount of R$ 812,294 (Note 24), equivalent to US$ 201,697 thousand. Such loan levied Libor interest (quarterly) plus annual interest of 1.15%, resulting in effective average interest rate of 3.75% p.a., and with final maturity on March 26, 2019.

During the year ended March 31, 2019, Raízen Argentina fully paid R$ 194,603 and R$ 580,733, equivalent to US$ 51,813 thousand and US$ 151,059 thousand related to said contracts.

In addition, in the year ended March 31, 2019, RESA made the full payment of the ACC contracts obtained between May and December 2018, in the amount of R$ 974,298, equivalent to US$ 247,000 thousand.

(m)	Covenants

The Group is not subject to comply with financial ratios, being subject only to certain covenants in loans and financing contracts, such as cross-default and negative pledge.

(n)	Fair value

On March 31, 2019 and 2018, book value and fair value of loans are as follows:

	Book value		Fair value (1)		Financial results
Description	2019	2018	2019	2018	2019	2018	2017
PPE	5,178,416	998,187	5,260,489	997,674	(82,586)	6,442	(5,093)
Term Loan Agreement	974,843	728,314	984,650	732,311	(5,810)	(922)	(13,698)
Senior notes due 2027	1,870,617	1,385,672	1,965,500	1,358,397	(122,158)	27,275	(8,208)
Schuldschein	731,338	682,305	766,967	726,914	8,980	(13,019)	(63,151)
CRA	1,448,712	—	1,460,441	—	(11,729)	—	—

	10,203,926	3,794,478	10,438,047	3,815,296	(213,303)	19,776	(90,150)

Other loans and financing do not have a value quoted, but the fair value is close to the book value due to their exposure to variable interest rates and insignificant changes in the Group’s credit risk which may be accrued by comparing securities quoted and aforementioned.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(o)	Other information

Committed Back-up Credit Facility Agreement

On March 20, 2018, RCSA took out a credit facility with a syndicate comprised of several global commercial banks, in the total amount of US$ 850,000. Later, the tranche, in the amount of US$ 250,000, was canceled on August 23, 2018 and the amount of US$ 300,000 was withdrawn on September 28, 2018. As of march 31, 2019 the remaining amount of US$ 300,000 is still available for withdrawal.

Revolving Credit Facility

During the year ended March 31, 2019, RESA was a beneficiary of the Revolving Committed Back-up Credit Facility Agreement of a US$ 700,000 thousand granted by Shell Finance (Netherlands) B.V. and Cosan S.A. Indústria e Comércio (Cosan S.A.) and it transferred to RCSA. Until the closing of the fiscal year ended on March 31, 2019 the mentioned credit facility had not been used.

18.	Income tax and social contribution

(a)	Reconciliation of income tax and social contribution expenses:

	2,019	2,018	2,017
Income before income and social contribution taxes	2,777,134	3,154,016	4,207,289
Income tax and social contribution at nominal rate (34%)	(944,225)	(1,072,365)	(1,430,477)
Adjustments for calculation of effective rate:
JCP	65,416	65,960	134,640
Equity accounting results	10,536	(7,284)	(24,549)
Gifts, donations, class association	(9,643)	(8,011)	(8,019)
Special regime for the reintegration of tax amounts for exporting companies—(“Reintegra”)	4,481	32,812	9,243
Investment grants—ICMS	31,662	26,141	23,040
Economic grants	85,224	—	—
Difference between deemed income and taxable income rates	78,826	106,052	73,656
Credits from indemnity suits	75,267	—	—
Exchange variation on investees abroad	17,201	6,334	(4,922)
Argentine tax evaluation option	56,263	—	—
Other	(13,027)	7,329	82,403

Income and social contribution tax expense	(542,019)	(843,032)	(1,145,185)

Effective rate	19.5%	26.9%	26.0%

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(b)	Recoverable income and social contribution taxes (current and non-current):

	2019	2018
IRPJ	844,938	901,661
CSLL	283,069	286,685
Argentinian tax credits on income	332,732	—

	1,460,739	1,188,346
Current assets	(1,018,941)	(887,416)

Non-current assets	441,798	300,930

(c)	Income and social contribution taxes payable (Current):

	2019	2018
IRPJ	23,601	71,666
CSLL	4,820	25,531
Argentinian tax debits on income	71,161	—

	99,582	97,197

(d)	Deferred income and social contribution taxes in assets and liabilities:

	2019				2018
Assets (liabilities)	Base	IRPJ 25%	CSLL 9%	Total	Total
Tax losses	2,018,648	504,662	—	504,662	276,257
Negative basis for social contribution	1,987,144	—	178,843	178,843	99,452
Temporary differences:
Exchange rate changes on the cash basis	821,756	205,439	73,958	279,397	11,829
Exclusive supply rights	—	—	—	—	297,914
Estimated loss for goodwill write-off	166,656	41,664	14,999	56,663	56,663
Remuneration and employee benefits	302,297	75,574	27,207	102,781	114,990
Provision for legal disputes	738,924	184,731	66,503	251,234	203,555
Provisions and other temporary differences	902,203	225,551	81,198	306,749	401,096

Total deferred tax assets		1,237,621	442,708	1,680,329	1,461,756

Amortized tax goodwill	(1,823,244)	(455,811)	(164,091)	(619,902)	(597,576)
Refund of ICMS	(210,515)	(52,629)	(18,946)	(71,575)	(69,348)
Result unrealized with derivatives	(883,006)	(220,752)	(79,471)	(300,223)	(83,594)
Fixed assets’ useful life review	(1,842,377)	(460,594)	(165,814)	(626,408)	(528,700)
Fixed assets’ revaluation	(1,607,744)	(401,936)	(144,697)	(546,633)	—
Fair value of inventories	(37,765)	(9,441)	(3,399)	(12,840)	(5,721)
Fair value of fixed assets and intangibles and others	(1,054,578)	(263,645)	(94,912)	(358,557)	(163,273)
Contractual relationships with clients	(230,453)	(57,610)	(20,740)	(78,350)	(84,774)
Cost of capitalized loans	(278,853)	(69,713)	(25,097)	(94,810)	(99,543)
Biological assets	(100,894)	(25,224)	(9,080)	(34,304)	(123,098)

Total deferred tax liabilities		(2,017,355)	(726,247)	(2,743,602)	(1,755,627)

Total deferred taxes		(779,734)	(283,539)	(1,063,273)	(293,871)

Deferred taxes—Assets, net				507,655	158,295
Deferred taxes—Liabilities, net				(1,570,928)	(452,166)

Total deferred taxes				(1,063,273)	(293,871)

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(d.1)	Roll-forward in deferred tax liabilities, net:

	2019	2018	2017
March 31, 2018	(293,871)	(337,450)	89,065

Initial adoption of IFRS 9 (Note 2.4)	1,175	—	—

April 1, 2018	(292,696)

Credit (debit) in the income (loss)	6,226	119,925	(173,087)
Deferred taxes on other comprehensive income	161,916	(20,482)	(253,285)
Reversal of deferred taxes (1)	—	(35,530)	—
Business combinations (Note 29)	(967,418)	—	—
Effect of foreign currency translation	26,547	—	—
Other	2,152	(20,334)	(143)

March 31, 2019	(1,063,273)	(293,871)	(337,450)

(1)

As of November 24, 2017, subsidiary of RESA, Raízen Centroeste sold tax loss to Cosan in the amount of R$ 35,530 to be used in REFIS, Law 13043/2014. As contra entry, RESA received in current currency the amount of R$ 26,627, with negative goodwill of 25%, recognized in financial income of that year.

(d.2)	Realization of deferred tax assets

When evaluating deferred taxes’ recovery capacity, Management considers future taxable income projections and movements in temporary differences. Deferred tax assets are recognized only when it is probable that they will be used in the future. Possibility of using tax losses and negative bases’ balances does not expire, but the use of these losses accumulated in prior years is limited to 30% of taxable annual income.

On March 31, 2019, the Group expects to realize deferred tax assets as follows, including tax loss assets in certain companies, negative basis and temporary differences:

Years:
2020	307,894
2021	314,565
2022	175,687
2023	162,443
2024	263,101
>2025	456,639

Total	1,680,329

On March 31, 2019, presented tax losses and social contribution negative bases’ balance of certain Group’s companies for which no deferred tax assets were established, as their recovery is not considered as probable total R$ 12,169 (R$ 11,688 in 2018).

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

19.	Provision for legal disputes and judicial deposits

Breakdown of legal disputes considered as probable loss

As of March 31, 2019 and 2018, balances of said claims to be reimbursed and claims that are not reimbursable to shareholders in the scope of Group’s formation (Note 11.a) are as follows:

	2019	2018
Tax	876,513	754,435
Civil	192,384	162,264
Labor	308,843	284,916
Environmental	100,182	58,553

	1,477,922	1,260,168

Non-reimbursable legal disputes	352,402	204,345
Reimbursable legal disputes	1,125,520	1,055,823

	1,477,922	1,260,168

When the Group was setup it was agreed that Cosan and Shell would reimburse the Group for legal disputes that were ongoing before its formation, thus, the Group should reimburse Cosan and Shell regarding the judicial deposits made on the date before its formation.

As of March 31, 2019 and 2018, balances of refundable deposits and deposits that are not refundable to shareholders, in the scope of Group’s formation process (Note 11.a) are as follow:

	2019	2018
Tax	310,622	291,850
Civil	36,194	29,431
Labor	102,301	85,617

	449,117	406,898

Own judicial deposits	191,688	148,058
Reimbursable judicial deposits	257,429	258,840

	449,117	406,898

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(i)	Non-reimbursable legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2018	36,828	5,969	157,619	3,929	204,345
Provisioned for the year (a)	8,610	50,279	127,609	25,037	211,535
Write-offs/reversals (a) / (b)	(2,638)	(2,573)	(75,813)	(5,737)	(86,761)
Payments	(1,925)	(330)	(47,221)	(1,148)	(50,624)
Inflation adjustment (b)	288	4,230	41,348	17	45,883
Business combinations (Note 29)	—	—	—	26,293	26,293
Effect of foreign currency translation	65	1,732	194	(260)	1,731
March 31, 2019	41,228	59,307	203,736	48,131	352,402

(a)

Recognized in income (loss) for the year under Sales taxes and General and administrative expenses captions and Other operating expenses, except for reversals of inflation adjustment, recognized in financial income (loss).

(b)	Calculated in income (loss) for the year in the heading “Financial income (loss)”.

(ii)	Reimbursable legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2018	717,607	156,295	127,297	54,624	1,055,823
Provisioned for the year	41,011	4,165	27,651	20,421	93,248
Write-offs/reversals	(16,477)	(28,164)	(42,880)	(14,675)	(102,196)
Payments	(68)	(21,254)	(26,838)	(9,416)	(57,576)
Inflation adjustment	93,212	22,035	19,877	1,097	136,221

March 31, 2019	835,285	133,077	105,107	52,051	1,125,520

(iii)	Total legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2018	754,435	162,264	284,916	58,553	1,260,168
Provisioned for the year	49,621	54,444	155,260	45,458	304,783
Write-offs/reversals	(19,115)	(30,737)	(118,693)	(20,412)	(188,957)
Payments	(1,993)	(21,584)	(74,059)	(10,564)	(108,200)
Inflation adjustment	93,500	26,265	61,225	1,114	182,104
Business combinations (Note 29)	—	—	—	26,293	26,293
Effect of foreign currency translation	65	1,732	194	(260)	1,731
March 31, 2019	876,513	192,384	308,843	100,182	1,477,922

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(a)	Tax

	2019	2018
Social security charges (“INSS”) (1)	4,575	1,638
Value-Added Tax on Sales and Services (“ICMS”) (2)	507,560	495,112
Excise tax (“IPI”) (3)	142,194	82,514
Social Integration Program (“PIS”) and Contribution for the Financing of Social Security (“COFINS”) (4)	57,442	19,338
Lawyers’ fees (5)	74,411	68,649
Income tax and Social Contribution (IRPJ and CSLL) (6)	77,107	74,838
CIDE and others (7)	13,224	12,346

	876,513	754,435

Non-reimbursable legal disputes	41,228	36,828
Reimbursable legal disputes	835,285	717,607

	876,513	754,435

(1)	INSS

The amount recorded as provision for INSS corresponds to amounts related to social security contributions levied on billing, pursuant to the terms of Article 22-A of Law no. 8.212/91, whose constitutionality is being challenged in a lawsuit. RESA made judicial deposits related to said lawsuit in the amount of R$ 338,392 (R$ 287,157 in 2018). Accordingly, both balances are presented net in these financial statements.

(2)	ICMS

Amount recorded as provision for ICMS credits is represented by: (a) tax assessments received that, despite being defended, are considered as probable loss by the Group’s legal advisors; (b) using finance credits and charges in matters on which understanding of the Group’s management and tax advisors differ from tax authorities’ interpretations, (c) questioning of the breach of accessory obligation (CAT Ordinance) in the period from January 2001 to December 2004, related to the methodology for calculating ICMS credits in the state of São Paulo, in the restated amount of R$ 115,514 (R$ 112,866 in 2018) and the assessment arising from FOB fuel sales transactions by Shell to some customers (in SP) which were later on declared improper, in the period from October 2003 to May 2004, in relation to which the ruling of the motion for clarification of judgment is currently being awaited, in the restated amount of R$ 69,689 (R$ 68,514 in 2018); and (d) ICMS credit on interstate operations after Law 87/96 of the States of Minas Gerais and Amazonas, comprising the period from 1996 to 2012, and referring to fuels purchased from Petrobras and resold by means of interstate transactions (exempt from ICMS tax), for which a provision was formed in the restated amount of R$ 267,792 (R$ 262,752 in 2018), since Shell obtained an unfavorable decision in the court of last resort.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(3)	IPI

Amount recorded as a provision for IPI credits is represented by: (a) tax assessment received referring to imported merchandise; (b) offset of credits deriving from inputs used in exempt shipments; (c) “IPI Seletividade” for the period from November 1992 to December 1995, a matter recently judged by the Federal Supreme Court (“STF”) using the General Repercussion systematic process (RE n° 592.145, theme 080) in an unfavorable way to the corporate taxpayer; and (d) tax assessment notice recognized in this year-end in the amount of R$ 54,223, previously classified with likelihood of possible loss.

(4)	PIS and COFINS

Amount recorded as a provision for PIS and COFINS credits is as follows: (a) contribution of period from 1997 to 1999 referring to merger of company; and (b) IPI credits used to offset PIS and COFINS deriving from inputs used in exempt shipments.

(5)	Lawyers’ fees

The Group contracts law firms to defend it in civil, tax and labor lawsuits. Some contracts provide for attorneys’ remuneration as a percentage on successful lawsuit value. The Group records a provision for amounts payable to law firms referring to lawsuits whose likelihood of loss is possible or remote. Amount currently recorded as a provision refers mainly to lawsuits whose financial responsibility is borne by Shell, as they were originated in a period prior to the Group’s establishment and, therefore, are reimbursable.

(6)	Income tax and Social Contribution taxes (IRPJ and CSLL)

These refer to decisions related to different offsets carried out by Perdcomp related to IPI credits used to offset IRPJ and CSLL. Said offset stopped being homologated because a tax assessment notice was issued to stop recognition of credits based on the fact that, in the period from January 2008 to September 2010, (a) RCSA did not segregate and pay IPI owed at the rate of 8% on certain transactions classified in TIPI (table of IPI levy), and (b) RCSA did not reverse IPI credits referring to inputs used for industrialization of certain products classified in TIPI, considering that shipment of such products are not taxed.

In first item, controversy occurs due to divergence about classification of products as oil by-products and, in the second item, it occurs because authorities do not recognize the right to maintain IPI credits on shipment transactions that are exempt or not taxed.

(7)	CIDE

RCSA recorded a provision for CIDE on services provided in oil and natural gas exploration and production activities carried out before the Raízen’s establishment, whose balance on March 31, 2019 totals R$ 378,171 (R$ 370,468 in 2018). Owed amounts were deposited in escrow, at the same amount, reason why any reimbursement will be made by RCSA. Accordingly, both balances are presented net in these financial statements.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(b)	Civil, labor and environmental

The Group is party to various civil actions consisting of (i) damages for material losses and pain and suffering; (ii) disputes on contracts; (iii) class action to stop the burning of sugar cane straw; (iv) enforcements of environmental decisions; (v) reparation of environmental damages causes by fuel leakages and, (vi) contractual, real estate and credit recovery, including discussions about contract breaches, possession of the Group’s properties and recovery of amount not paid by clients.

The Group is also party to several labor complaints filed my former employees and employees of service providers who demand, among other things, payment for overtime work, night shift premium and hazardous duty premium, readmission into the job, return of payroll discounts, such as trade union optional and mandatory contributions, among others.

The main environmental actions are related to environmental remediation to be carried out at gas stations, distribution hubs, airports and client distribution centers and they include the removal of contaminated material, treatment of the land, laboratory tests and post-remediation monitoring.

Legal disputes are considered as possible loss and, thus, no provision for legal disputes has been recognized in the combined consolidated financial statements.

(a)	Tax

	2019	2018
ICMS (1)	4,468,161	4,238,197
INSS (2)	237,026	491,903
IPI (3)	330,217	459,744
Income tax and Social Contribution (IRPJ and CSLL) (4)	2,905,491	2,826,265
PIS, COFINS (4)	3,692,983	3,186,926
Offsets with IPI credit—IN 67/98 (5)	135,215	132,869
MP 470 Debt in installments (6)	186,431	181,541
Other (7)	812,497	848,810

	12,768,021	12,366,255

Non-reimbursable legal disputes	4,183,433	3,614,353
Reimbursable legal disputes	8,584,588	8,751,902

	12,768,021	12,366,255

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(1)	ICMS

Refers substantially to: (i) part related to fine of tax assessment issued due to alleged lack of ICMS payment and non-compliance with accessory obligation, in agricultural partnership for on-demand industrialization in periods from May 2005 to March 2006 and from May 2006 to March 2007; (ii) ICMS levied on crystal sugar for export that, as understood by tax agent, is classified as semi-finished product and, in accordance with ICMS regulation, would be subject to taxation; (iii) ICMS levied on alleged divergences on sugar and ethanol inventories deriving from comparison between magnetic tax files and inventory registration books; (iv) tax assessment related to charge of ICMS rate difference deriving from ethanol sales to companies located in other states of the Federation, which had their state registrations canceled; (v) requirement of ICMS deriving from disallowances of diesel credits used in agricultural-industrial production process, the defense was presented because it is essential to the activities of the Company based on article 155, §2, I of Federal Constitution and Complementary Law 87/96; (vi) lack of reversal of ICMS credits; (vii) lack of full reversal of ICMS-ST credits for ICMS tax substitution (“ICMS-ST”); (viii) non-compliance with ancillary obligations; (ix) ICMS-ST requirement in inter-state sales to industrial clients; (x) undue use of credits from Controls for ICMS tax Credits on Fixed Assets (“CIAP”); (xi) inventory difference; (xii) alleged undue use of untimely credits related to ICMS-ST on diesel in the capacity of final consumer; (xiii) alleged undue use of deemed credit; and (xiv) alleged undue use of tax credits related to freight (transportation services) since the subsequent operation is exempt or not taxed.

(2)	INSS

Possible legal disputes related to INSS involve mainly: (i) review of contingencies linked to IN MPS/SRP No. 03/2005, regarding the period from 2005 to 2011, which are currently assessed as a low probability of having an unfavorable result due to probable recognition of cadence. Regulatory Instruction no. 03 of 2005, which restricted constitutional immunity of social security contributions on revenues from export and started to tax exports carried out through trading companies; (ii) requirement of contribution to SENAR in direct and indirect export transactions for which Federal Revenue Service (“RFB”) understands that constitutional immunity does not apply; and, (iii) mandatory payment of social security contribution on resale of merchandise in domestic market and to third parties that are not included in calculation basis of social contribution levied only on gross revenue from establishment production and not from acquired goods.

(3)	IPI

SRF Regulatory Instruction no. 67/98 supported procedure adopted by industrial establishments that made shipments without recording and paying IPI related to transactions with cane sugars: demerara, high-quality crystal, special crystal, extra special crystal, and granulated refined sugar carried out in the period from July 6, 1995 to November 16, 1997, and with refined amorphous sugar in the period from January 14, 1992 to November 16, 1997. This standard was carried into effect in the respective proceedings brought by Brazilian Federal Revenue Service, whose likelihood of loss is classified as possible, according to the assessment of the Group’s legal advisors.

During the year ended March 31, 2019, RESA reviewed tax assessment notices in the amount of R$ 95,698. Of this amount, R$ 54,959 began to be classified with chance of probable loss, and R$ 40,739 were reversed due to the conclusion of the suits.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(4)	IRPJ, CSLL, PIS, COFINS and IOF

Main lawsuits refer to: (a) assessment notices related to the offset of credits from the Semi-Annual PIS regime and offsets of federal taxes not ratified by the Federal Revenue Service, for which the Group has been questioning these collections at the proper levels; (b) assessment notices for the collection of IRPJ and CSLL for the years 2011, 2012 and 2013, derived from the exclusion of income from amortization of goodwill on investments evaluated under the equity. This goodwill was contributed by Cosan Lubrificantes e Especialidades S.A., formerly Cosan Combustíveis e Lubrificantes S.A., to RCSA, whose assessment was filed against it, relating to years 2009 to 2011. The Group presented a challenge requesting full cancellation of tax assessment notice issued; (c) disallowances of PIS and CONFINS credits, in the non-cumulative system, provided for in the Laws No. 10.637/2002 and 10.833/2003. These rejections arise, in summary, due to the restrictive interpretation of the Federal Revenue Service in regard to the concept of inputs as well as differences regarding the interpretation of the referred to laws. Such questions are at the administrative level; (d) to requests of reimbursement of PIS and COFINS linked to offset processes. After presentation of Terms of Disagreement in March 2013, DRJ (Judgment Office) determined write-off of processes in progress, so that PIS and COFINS credit rights referring to certain quarters of years 2008 and 2009 are recalculated; (e) tax assessment notices related to unconstitutionality of expansion of PIS/COFINS calculation basis brought by Law no. 9.718/98, in which STF considered as unconstitutional; (f) assessment notices filed by the RFB for the collection of IRPJ and CSLL from prior years relating to offsets of tax losses, deductibility of amortization expenses of goodwill and taxation of differences of revaluations of assets comprising fixed assets; (g) lawsuit in 2018, related to the disallowance of goodwill based on expected future profitability, deducted from the corporate income tax (IRPJ) and social contribution (CSLL) tax base for the calendar years 2013 to 2016, in the amount of R$ 336,361. The defense was presented considering that the amortization of goodwill occurred under the terms of the applicable legislation (article 386 of RIR/99 and articles 7 and 8 of Law No. 9.532/97); and (h) difference of PIS and COFINS determined in view of the offset of CIDE. For inspectors, this deduction could only be made if it had been paid.

(5)	Offsets with IPI credit – Normative Instruction No. 67/98

SRF Regulatory Instruction No. 67/98 brought with it the possibility of a refund of IPI collected in the period from January 14, 1992, to November 16, 1997, on amorphous refined sugar. Accordingly, RESA, for the periods in which payment was made, it pleaded to offset amounts against other taxes due. However, the Brazilian Federal Revenue Service dismissed requests for restitution as well as an offset. Thus, RESA administratively appealed against the dismissal.

After notification of payment of debts object to an offset in view of the changes introduced by IN SRF Number 210/02, RESA filed a writ of mandamus with an injunction request to suspend the enforceability of offset taxes, with the aim of impeding the Public Administration from executing these debts. The injunction was granted by the competent court.

(6)	MP 470—Installment payment of debts

Federal Revenue Service partially rejected requests for payment of federal tax debts in installments made by RESA, with the argument that offered tax loss is not sufficient to settle respective debts. RESA and its legal advisors consider that the losses indicated existed and were available for such use.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(7)	ISS

Refers to the charging of ISS tax by the Municipality of Anchieta, state of Espírito Santo on services rendered in maritime waters (in block BC-10) because it believes that the services provided therein would have been within the territory of this municipality, and therefore the ISS should have been paid to the municipality of that state.

(b)	Civil, labor and environmental

	2019	2018
Civil	1,287,709	1,205,073
Labor	399,961	496,119
Environmental	25,525	24,565

	1,713,195	1,725,757

Non-reimbursable legal disputes	543,763	545,852
Reimbursable legal disputes	1,169,432	1,179,905

	1,713,195	1,725,757

20.	Commitments

Purchasing

RESA and its subsidiaries have various purchase commitments for sugarcane with third parties in order to guarantee part of its production in subsequent harvests. The amount of sugarcane to be acquired is calculated based on the estimated amount per milled area. The amount to be paid by the Group is determined at the end of each harvest, according to prices published by the Conselho dos Produtores de Cana de Açúcar, Açúcar e Etanol do Estado de São Paulo—CONSECANA.

RCSA has fuel purchase agreements with third parties in order to secure part of its trading future, also has contracts for rail transportation, road, and ferry services, with the purpose of transporting fuel from the supply bases to the reseller stations, whose amount to be paid is determined according to the price agreed in the contract.

The Group has stockpiling service contracts for fuels with third parties, in accordance with logistics and storage objectives of fuels in certain regions.

RESA has exclusive contracts with Rumo Group, related to transportation services and sugar export services.

The commitments of purchase of electric energy are mainly due to the operating activities of WX Energy which is a power trading company.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

As of March 31, 2019, the volumes related to the purchase commitments and service agreements per crop are as follows:

Years	Cane (in tons)	Fuel (in cubic meters)	Oil and oil by-products (in cubic meters)	Railroad transportation (in cubic meters)	Storage (in cubic meters)	Electric power (in MWh)	Transportation and sugar lifting services (in tons)
2020	32,377,079	3,447,610	155,776	4,360,217	6,939,344	3,476,342	2,650,000
2021	29,282,486	—	—	3,460,778	5,297,044	462,660	3,000,000
2022	24,973,570	—	—	2,177,354	4,228,044	441,400	3,300,000
2023	21,929,773	—	—	2,199,416	3,921,696	441,400	3,300,000
> 2024	60,350,937	—	—	7,837,647	1,372,000	197,970	8,700,000

Total contracted volume	168,913,845	3,447,610	155,776	20,035,412	21,758,128	5,019,772	20,950,000

Total estimated payments (nominal value)	12,793,197	10,345,997	265,989	1,183,638	761,691	1,188,538	3,037,750

Contracts of sharecropping and land leasing

RESA has sharecropping and land leasing contracts for sugarcane plantations, which usually shall end in 20 years.

Payments for these obligations are calculated by means of the accumulated prince of ATR for 2018/2019 crop in the amount of R$ 0.5826/kg, disclosed by CONSECANA and the volume of sugarcane per hectare as defined in the contract.

The expected, non-cancellable, minimum payments by RESA on these contracts, are as follows:

Years:
Up to 1	898,260
1–5	2,932,698
>5	1,034,867

Total	4,865,825

21.	Equity

In the context of the combined consolidated financial statements, the captions comprising the equity (capital, capital and profit reserves, equity valuation adjustments, among other) usually are not relevant. Therefore, the statements of changes in equity of these combined consolidated financial statements include only two items named equity attributed to controlling shareholders and non-controlling shareholders’ interest.

The information disclosed in this note derives from the individual and consolidated financial statements of RESA and RCSA. Accordingly, as presented in Note 1.d, these combined consolidated financial statements of the Group do not represent the individual and consolidated annual financial statements of an entity and its subsidiaries.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(a)	Capital

(a.1)	RESA

As of March 31, 2019 and 2018, capital totaled R$ 6,516,354. That caption does not include the balance of redeemable preferred shares—liability financial instruments in the amount of R$ 5,161 (R$ 10,828 in 2018) totaling R$ 6,511,193 (R$ 6,505,526 in 2018).

Capital is fully subscribed for and paid in and is divided as follows:

	Shareholders (shares in units)
	Shell	CIP Cosan Investimentos e Participações S.A (“CIP”)	Cosan S.A.	Total
Common	3,621,641,599	3,621,641,599	—	7,243,283,198
Class-A preferred shares	—	—	1	1
Class-B preferred shares	—	—	133,242,457	133,242,457
Class-D preferred shares	100,000	—	—	100,000

Total as of March 31, 2019 and 2018	3,621,741,599	3,621,641,599	133,242,458	7,376,625,656

Redeemable preferred shares

Tax benefits resulting from NOL and GW recognized before the Raízen formation (Note 9.a.5), should be refund to the respective shareholders as RESA use them as a decrease in balances of the taxes payable.

For the realization of these refunds, Class B preferred shares to Cosan and C (fully redeemed in the year ended March 31, 2018) and D classes to Shell with the purpose of compensating them through the payment of dividends in the amount of the tax benefit used by RESA.

In March 2019, RESA proposed the allocation of R$ 5,667 of dividends to the holders of Class B preferred shares (Note 11.a.3).

As of March 31, 2019, the balance of preferred shares (Class B) recognized in equity under Capital caption, totaling R$ 5,161 belongs to Cosan (R$ 10,828 in 2018).

(a.2)	RCSA

As of March 31, 2019 and 2018, RCSA’s capital totals R$ 1,921,843.

Capital is fully subscribed for and paid in and is divided as follows:

	Shareholders (shares in units)
	Shell	CIP	Total
Common	830,709,236	830,709,236	1,661,418,472
Class-A preferred shares	1	—	1
Class-D preferred shares	100,000	—	100,000
Class-E preferred shares	163,329,417	—	163,329,417

Total as of March 31, 2019 and 2018	994,138,654	830,709,236	1,824,847,890

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(1) In June 2014, Cosan S.A. contributed with all common shares issued by RCSA to CIP.

Special Shareholders’ Meeting (“AGE”) held on July 26, 2017, the RCSA’s shareholders approved the capital increase in the amount of R$ 78,123 through issuance of 49,935,458 new class C preferred shares, fully subscribed by Shell with RCSA’s tax credits on a date prior to the formation of Raízen. Such operation did not generate an impact on equity, since said amount was considered a debt instrument.

At Annual and Special Shareholders’ Meeting held on July 31, 2017, the Company’s shareholders approved remuneration to Shell through preferred dividends and redemption of class C and E preferred shares in the amounts of R$ 28,533, R$ 86,618 and R$ 15,872, respectively. As a result of these redemptions, 58,372,470 class C preferred shares and 10,708,835 class E preferred shares were canceled, and the balance of the capital reserve account was partially used.

(b)	Capital reserves

Capital reserve

Corresponds mainly to the goodwill reserve arising from the portion of the issue price of shares without par value that exceeded the amount allocated to the formation of the capital. That reserve may only be used to increase capital, absorb losses exceeding retained earnings and income reserves, redeem, reimburse or purchase shares or to pay cumulative dividends to preferred shares.

Goodwill special reserve

Derives from downstream mergers in the RESA whose goodwill became deductible for income and social contribution tax purposes. Therefore, RESA recognized goodwill special reserve in equity as an effect of downstream mergers and as an offsetting entry to deferred tax assets that is equivalent to the 34% tax benefit resulting from the amortization of this goodwill.

(c)	Dividends and interest on shareholders` equity

Group’s dividends are not distributed by the calculations of the combined consolidated financial statements, but individually by RESA and RCSA.

Bylaws of RESA and RCSA assure shareholders a minimum mandatory dividend of 1% of net income at the end of fiscal year, adjusted pursuant to Corporation Law.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

The individual calculations for the years ended March 31, 2019, 2018 and 2017, were determined as follows:

•	RESA

	2019	2018	2017
Net income for the year	468,101	642,794	1,404,579
(-) Formation of legal reserve—5%	(23,397)	(32,140)	(61,588)
(-) Effect of subsidiary tax incentives	(97,716)	(74,733)	(65,316)

Dividends to holders of Class B preferred shares	(5,667)	(10,355)	(28,422)
Dividends to holders of Class D preferred shares	(1,497)	(1,486)	(729)

Dividend distribution calculation basis	339,824	524,080	1,248,524

Minimum mandatory dividends for common shares—1%	—	(5,241)	(12,485)
Redemption of preferred shares—Class C	—	—	(3,531)
Dividends to be paid to non-controlling shareholders	(2,847)	—	—

Total provisioned dividends in RESAS	(10,011)	(17,082)	(45,167)

•	RCSA

	2019	2018	2017
Net income for the year	1,654,266	1,607,085	1,598,815
(-) Initial adoption of IFRS 9	(2,575)	—	—

Dividends to holders of Class D preferred shares	(1,498)	(1,486)	(729)
Economic grants	(41,568)	—	—
Ordinary dividend distribution calculation basis	1,608,625	1,605,599	1,598,086

Common shares
Minimum mandatory dividend – 1% (1)	(16,086)	(16,056)	(15,981)
(-) JCP	(192,400)	(194,000)	(196,000)
(-) Dividends paid in advance	(1,136,000)	(1,258,500)	(1,235,000)

Total provisioned dividends in the Parent Company	(1,498)	(1,486)	(729)
Dividends and interest on shareholders’ equity—remaining	(13,600)	—	—
Dividends payable to non-controlling shareholders	(12,443)	(4,849)	(15,445)

Total provisioned dividends in RCSA	(27,541)	(6,335)	(16,174)

(1)

During years ended March 31, 2019, 2018 and 2017, interest on own capital and prepaid dividends totaled R$ 1,328,400, R$ 1,452,500 and R$ 1,431,000, respectively. Accordingly, there is no provision for minimum mandatory and ordinary dividends because prepaid values were higher than those calculated at percentage defined in the Bylaws.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

As of March 31, 2019, 2018 and 2017, the roll-forward of dividends and interest on shareholders’ equity is as follows:

March 31, 2019
Company	Dividend	Year	Approval	Nature and type of share	Impact in equity	No impact in equity	Amount paid or payable	Payment date
RCSA	Profit	2018	06/20/2018	Common	153,000	—	153,000	06/28/2018
RCSA	Interim	2019	06/20/2018	Common	107,000	—	107,000	06/28/2018
RCSA	JCP	2019	06/20/2018	Common	48,000	—	48,000	06/28/2018
RESA	Profit	2018	06/20/2018	Common	330,200		330,200	06/28/2018
Sabbá	Interim	2019	06/18/2018	Common	7,500	—	7,500	06/26/2018
Mime	Minimum compulsory	2018	07/23/2018	Common	16,305	4,001	20,306	07/24/2018
RESA and RCSA	Exclusive	2018	—	Preferred D	—	—	2,972	08/28/2018
RESA	Exclusive	2018	—	Preferred B	—	10,355	10,355	08/28/2018
RESA	Minimum compulsory	2018	—	Common	—	—	5,241	08/28/2018
Mime Conveniências	Minimum compulsory	2018	08/14/2018	Common	1,520	16	1,536	08/30/2018
Sabbá Conveniências	Minimum compulsory	2018	08/14/2018	Common	587	6	593	08/30/2018
RCSA	JCP	2019	09/21/2018	Common	48,000	—	48,000	09/26/2018
RCSA	Interim	2019	09/21/2018	Common	157,000	—	157,000	09/26/2018
RESA	Profit	2019	09/21/2018	Common	390,364	—	390,364	09/26/2018
RESA	Interim	2019	09/21/2018	Common	42,836	—	42,836	09/26/2018
RCSA	Interim	2019	12/20/2018	Common	480,000	—	480,000	12/28/2018
RCSA	JCP	2019	12/31/2018	Common	49,400	—	49,400	03/27/2019
RCSA	Interim	2019	03/26/2019	Common	392,600	—	392,600	03/27/2019
RCSA (1)	JCP	2019	03/26/2019	Common	31,000	—	31,000	03/27/2019
RCSA (1)	JCP	2019	03/26/2019	Common	16,000	—	16,000	Pending
RESA and RCSA	Exclusive	2019	—	Preferred D	2,995	—	2,995	Pending
Mime	Minimum compulsory	2019	—	Common	3,554	—	3,554	Pending
Sabbá	Minimum compulsory	2019	—	Common	8,889	—	8,889	Pending
Mime Conveniências	Minimum compulsory	2019	—	Common	813	—	813	Pending
Sabbá Conveniências	Minimum compulsory	2019	—	Common	381	—	381	Pending
RESA	Exclusive	2019	—	Preferred B		5,666	5,666	Pending
RESA	Profit	2019	—	Common	2,849	—	2,849	Pending

Total Paid							2,274,446

Total payable							37,553

Impact in combined consolidated equity					2,290,793

(1)

Includes withholding income taxes over the interest on shareholders’ equity paid and to be paid by RCSA in the amount of R$ 4,650 and R$ 2,400, respectively, which is recorded under the “Income and social contribution taxes payable caption”

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

March 31, 2018
Companies	Dividend	Year	Approval	Nature and type of share	Impact in equity	No impact in equity	Amount paid or payable	Payment date
Sabbá	Minimum compulsory	2017	05/03/2017	Common	—	—	9,641	05/19/2017
RCSA	Profit	2017	06/26/2017	Common	52,000	—	52,000	06/28/2017
RCSA	Interim	2017	06/26/2017	Common	108,000	—	108,000	06/28/2017
RCSA	JCP	2017	06/26/2017	Common	50,000	—	50,000	06/28/2017
RESA	Profit	2017	06/26/2017	Common	391,000	—	391,000	06/28/2017
Mime	Reversal of minimum mandatory	2017	07/04/2017	Common	(5,803)	—	—	—
Mime	Profit	2017	07/04/2017	Common	25,530	(830)	24,700	07/07/2017
RCSA	Redemption of shares	2018	07/31/2017	Preferred C	—	86,618	86,618	08/28/2017
RCSA	Redemption of shares	2018	07/31/2017	Preferred E	—	15,891	15,891	08/28/2017
RESA	Exclusive	2017	07/31/2017	Preferred B	—	—	(2,061)	08/31/2017
RESA	Exclusive	2017	07/31/2017	Preferred B	—	—	28,422	08/31/2017
RESA	Reversal of minimum mandatory	2017	07/31/2017	Common	(12,485)	—	—	—
RESA	Redemption of shares	2017	07/31/2017	Preferred C	—	—	3,532	08/31/2017
RESA and RCSA	Exclusive	2017	07/31/2017	Preferred D	1,194	1,458	2,652	08/31/2017
RCSA	Exclusive	2017	07/31/2017	Preferred C	—	28,533	28,533	08/31/2017
RESA	Profit	2017	08/09/2017	Common	331,000	—	331,000	08/11/2017
RCSA	Profit	2017	08/09/2017	Common	85,500	—	85,500	08/31/2017
RCSA	Interim	2018	08/09/2017	Common	167,500	—	167,500	08/31/2017
RCSA	JCP	2018	08/09/2017	Common	17,000	—	17,000	08/31/2017
RCSA	JCP	2018	12/12/2017	Common	80,000	—	80,000	12/20/2017
RCSA	Profit	2018	12/12/2017	Common	493,000	—	493,000	12/20/2017
RCSA	Profit	2017	12/12/2017	Common	6,000	—	6,000	12/20/2017
RESA	Profit	2018	12/12/2017	Common	321,500	—	321,500	12/20/2017
RCSA	JCP	2018	12/31/2017	Common	16,000	—	16,000	03/28/2018
Sabbá	Intermediaries	2018	01/05/2018	Common	10,000	—	10,000	01/26/2018
RESA	Profit	2018	01/29/2018	Common	—	40,886	40,886	01/26/2018
RCSA	Interim	2018	03/26/2018	Common	490,000	—	490,000	03/28/2018
RCSA	JCP	2018	03/26/2018	Common	31,000	—	31,000	03/28/2018
RESA	Profit	2018	03/26/2018	Common	204,579	—	204,579	03/28/2018

Total Paid							3,092,893

Mime	Minimum compulsory	2018	—	Common	4,827	—	4,827	—
Mime Conveniências	Minimum compulsory	2018	—	Common	16	—	16	08/30/2018
Sabbá Conveniências	Minimum compulsory	2018	—	Common	6	—	6	08/30/2018
RESA and RCSA	Exclusive	2018	—	Preferred D	2,972	—	2,972	08/28/2018
RESA	Exclusive	2018	—	Preferred B	—	10,355	10,355	08/28/2018
RESA	Minimum compulsory	2018	—	Common	5,241	—	5,241	08/28/2018

Total payable							23,417

Impact in combined consolidated equity					2,875,577

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

March 31, 2017
Companies	Dividend	Year	Approval	Nature and type of share	Impact in equity	No impact in equity	Amount paid or payable	Payment date
RCSA	Intermediaries	2016	03/18/2016	Common	—	—	112,000	04/01/2016
RCSA	JCP	2016	03/18/2016	Common	—	—	33,000	04/01/2016
RESA	Ordinary	2016	03/18/2016	Common	—	—	125,000	04/01/2016
Mime	Minimum compulsory	2016	06/16/2016	Common	—	—	4,799	06/17/2016
Mime	Complementary	2016	06/23/2016	Common	8,165	(2,084)	6,081	06/24/2016
RCSA	Intermediaries	2016	06/23/2016	Common	33,000	—	33,000	06/24/2016
RCSA	Intermediaries	2016	06/23/2016	Common	51,000	—	51,000	06/24/2016
RCSA	JCP	2016	06/23/2016	Common	45,000	—	45,000	06/24/2016
RESA	Minimum compulsory	2016	07/29/2016	Common	—	—	9,865	09/28/2016
RESA	Exclusive	2017	07/29/2016	Preferred B	—	1,332	1,332	09/28/2016
RESA	Exclusive	2017	07/29/2016	Preferred C	—	7	7	09/28/2016
RESA	Exclusive	2017	07/29/2016	Preferred D	1,081	—	1,081	09/28/2016
RCSA	Exclusive	2016	08/23/2016	Preferred D	—	—	729	09/28/2016
RCSA	Exclusive	2017	08/23/2016	Preferred D	352	—	352	09/28/2016
RCSA	Redemption of shares	2016	08/23/2016	Preferred C	—	111,793	111,793	08/26/2016
Sabbá	Minimum compulsory	2016	08/30/2016	Common	—	—	2,176	01/11/2017
Sabbá	Minimum compulsory	2016	08/30/2016	Common	—	—	2,176	09/23/2016
RCSA	Intermediaries	2017	09/21/2016	Common	376,000	—	376,000	09/28/2016
RCSA	JCP	2017	09/21/2016	Common	49,000	—	49,000	09/28/2016
RCSA	Intermediaries	2017	11/11/2016	Common	330,000	—	330,000	11/14/2016
RESA	Intermediaries	2016	11/11/2016	Common	223,000	—	223,000	11/14/2016
RCSA	Intermediaries	2017	12/22/2016	Common	200,000	—	200,000	12/23/2016
RCSA	JCP	2017	12/22/2016	Common	47,000	—	47,000	12/23/2016
RESA	Intermediaries	2016	12/22/2016	Common	351,000	—	351,000	12/23/2016
RCSA	JCP	2017	12/31/2016	Common	21,000	—	21,000	03/24/2017
RESA	JCP	2017	12/31/2016	Common	200,000	—	200,000	03/24/2017
RCSA	JCP	2017	03/22/2017	Common	34,000	—	34,000	03/24/2017
RCSA	Intermediaries	2017	03/22/2017	Common	278,000	—	278,000	03/24/2017
RESA	Dividends from retained	2016	03/22/2017	Common	65,000	—	65,000	03/24/2017

Total Paid							2,713,391

Sabbá	Minimum compulsory	2017	—	Common	9,641	—	9,641	05/19/2017
Mime	Minimum compulsory	2017	—	Common	5,804	—	5,804	—
RESA and RCSA	Exclusive	2017	—	Preferred D	1,458	—	1,458	08/31/2017
RESA	Minimum compulsory	2017	—	Common	12,485	—	12,485	—
RESA	Exclusive	2017	—	Preferred B	—	—	28,422	08/31/2017
RESA	Exclusive	2017	—	Preferred C	—	—	3,531	08/31/2017

Total payable							61,341

Impact in combined consolidated equity					2,341,986

(d)	Equity valuation adjustments

(i)	Actuarial (Gain)/loss

Derive from gains and losses and adjustments for experience and changes in actuarial assumptions on the defined benefit pension plan. This component is recognized in other comprehensive income and will not be reclassified to profit or loss in subsequent years.

(ii)	Income (loss) from net investment hedge abroad

It refers to the effective portion with the foreign exchange differences of hedge of net investments of RCSA in foreign entity.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(iii)	Income from financial instruments designated as hedge accounting

This refers to changes in fair value resulting from hedging cash flows of export revenues from VHP sugar, ethanol, exchange fluctuations of PEPs and fuel imports.

(iv)	Effect of foreign currency translation

Corresponds to conversion differences to the actual accounting information of RESA’s and RCSA’s investees with a functional currency different from the Group.

(v)	Movement in equity valuation adjustments, net of taxes:

	2018	Comprehensive income	2019
Effect of foreign currency translation	273	(102,591)	(102,318)
Actuarial loss from defined benefit plan	(11,526)	(1,013)	(12,539)
Income (loss) from net investment hedge in foreign entity	—	(35,795)	(35,795)
Income (loss) from financial instruments designated as hedge accounting	7,851	(277,520)	(269,669)

	(3,402)	(416,919)	(420,321)

Attributable to:
Group’s controlling shareholders	(3,397)	(416,919)	(420,316)
Group’s non-controlling shareholders	(5)	—	(5)

	2017	Comprehensive income	2018
Effect of foreign currency translation	4,038	(3,765)	273
Actuarial loss from defined benefit plan	(11,175)	(351)	(11,526)
Income (loss) from financial instruments designated as hedge accounting	(32,251)	40,102	7,851

	(39,388)	35,986	(3,402)

Attributable to:
Group’s controlling shareholders	(39,383)	35,986	(3,397)
Group’s non-controlling shareholders	(5)	—	(5)

	2016	Comprehensive income	2017
Effect of foreign currency translation	1,433	2,605	4,038
Actuarial loss from defined benefit plan	(9,092)	(2,083)	(11,175)
Net gain (loss) on financial instruments designated as hedge accounting	(525,962)	493,711	(32,251)

	(533,621)	494,233	(39,388)

Attributable to:
Group’s controlling shareholders	(533,611)	494,228	(39,383)
Group’s non-controlling shareholders	(10)	5	(5)

(e)	Profit reserves

(i)	Legal reserve

The legal reserve consists of the allocation of 5% of the profit reported in the year, according to the by-laws of RESA and RCSA, parent company and in compliance with LSA.

On March 31, 2019 and 2018, as established by the LSA, RCSA did not allocate 5% of net income to the caption of its legal reserve, since the legal reserves and capital, together, exceeded 30% of the capital.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(ii)	Profit retention reserve

It refers to the remaining balance of the Group’s profit, after the appropriations made to set up the legal reserve and to accrue dividends. Under RESA’s and RCSA’s by-laws, up to 80% of the year’s profit may be allocated to that reserve, to fund operations and to new investments and projects, which may not exceed the percentage of 80% of capital.

(iii)	Tax incentive reserve

The tax incentive reserve is credited with the tax incentive benefits, which are recognized in the statement of income for the year and allocated from retained earnings to this reserve. These incentives are not included in the calculation of the minimum mandatory dividend and refer to: (a) “Produzir” state incentive program with the State of Goiás, in the form of financing a portion of ICMS payment; (b) tax benefit in sugar industrialization transactions in the state of Mato Grosso do Sul, equivalent to 67% of the debt balance of the ICMS and the deemed Ethanol credit; and (c) economic grant provided by the Federal Government in operations related to sale of diesel.

22.	Net operating revenue

The breakdown of the Group’s gross revenue is as follows:

	2019	2018	2017
Domestic market	100,572,838	83,349,717	75,525,048
Foreign market	10,835,707	6,525,388	7,973,736

Gross revenue from sale of products and services	111,408,545	89,875,105	83,498,784
Income (loss) from financial instruments designated as hedge accounting	454,494	374,633	(1,021,606)
Results from commodity financial instruments not designated as hedge accounting	(99,015)	42,374	17,724
Returns and cancellations	(526,823)	(448,610)	(416,276)
Sales taxes	(6,339,739)	(2,834,232)	(2,185,437)
Commercial discounts and rebates	(402,732)	(297,259)	(282,657)
Amortization of exclusive supply rights (Note 12)	(452,503)	(396,951)	(343,439)
Other	(69,189)	(53,854)	(57,651)

Net operating revenue	103,973,038	86,261,206	79,209,442

Detailing of net operating revenue per product is as follows:

	2019	2018	2017
Diesel	39,988,988	32,756,542	30,412,247
Gasoline	33,285,917	31,898,957	30,227,056
Ethanol	14,748,890	10,637,541	9,078,402
Jet A-1	6,405,478	3,954,988	3,415,610
Sugar	3,902,099	5,435,876	5,240,210
Energy	3,463,542	952,197	517,685
Other	2,178,124	625,105	318,232

	103,973,038	86,261,206	79,209,442

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

23.	Costs and expenses per type

Reconciliation of costs and expenses by nature

Costs and expenses are shown in the income (loss) by function. The reconciliation of the Group’s results by nature for the years 2019, 2018 and 2017 is as follows:

Costs and expenses by nature (1) / (2)

	2019	2,018	2017
Fuels for resales and raw material, collection and transfer costs	(90,304,867)	(74,586,274)	(68,923,662)
Depreciation and amortization	(2,452,718)	(2,345,337)	(2,011,747)
Personnel expenses	(1,857,145)	(1,770,178)	(1,588,029)
Cutting, loading and transportation	(931,944)	(800,816)	(682,378)
Realization of fair value of biological assets	(266,494)	(639,996)	(348,363)
Change in fair value of biological assets	5,335	272,564	652,984
Rental and leases	(534,100)	(441,046)	(415,338)
Maintenance materials	(383,759)	(371,015)	(442,440)
Commercial expenses	(359,552)	(352,966)	(302,520)
Resale of energy (3)	(2,863,881)	(345,337)	(61,593)
Freight	(440,984)	(343,961)	(326,073)
Outsourced labor	(392,444)	(335,886)	(275,933)
Logistics expenses	(302,858)	(242,411)	(193,812)
Other	(601,828)	(982,014)	(498,260)

	(101,687,239)	(83,284,673)	(75,417,164)

(1)	As of March 31, 2019, this includes the Investment grants – ICMS of R$ 29,611 (R$ 30,375 in 2018 and R$ 14,985 in 2017).
(2)	As of March 31, 2019, the reversal of estimated loss is included on realization of taxes in the amount of R$ 9,968 (formation of losses totaling R$ 9,735 in 2018 and R$ 6,291 in 2017).
(3)	The increase in the costs of purchase of electricity is mainly due to the increase in sales volume as a result of the acquisition of WX.

Classified as:

	2,019	2,018	2,017
Cost of products sold and services rendered	(98,008,548)	(80,050,279)	(72,547,575)
Selling expenses	(2,526,598)	(2,139,156)	(1,875,271)
General and administrative expenses	(1,152,093)	(1,095,238)	(994,318)

	(101,687,239)	(83,284,673)	(75,417,164)

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

24.	Other operating income, net

	2019	2018	2017
Credits from indemnity suits (Note 9)	221,373	—	—
Recognition of extemporaneous tax credits, net (1)	225,313	218,699	403,113
Revenues from rental and leases	106,163	91,802	103,213
Gain in the sale of property, plant and equipment	113,400	95,198	82,246
Revenue from royalties	67,294	59,957	52,798
Merchandising	67,708	57,249	47,812
Commissions on sales of lubricants, cards and payment means	29,729	36,919	20,283
Capital gain on dilution of ownership interest (Note 13.b.ii)	109,467	—	14,697
Store rental revenue	7,076	8,897	13,761
Reversal (formation) of estimated loss on non-realization of taxes and fees (3)	91,136	1,034	(67,582)
Net reversal (formation) of estimated loss in investments and fixed and fixed assets (Notes 13 and 14)	146,628	3,823	(163,088)
Gain in the disposal of shares (2)	—	53,747	166,103
Other revenues (expenses), net	66,681	(5,261)	(27,129)

	1,251,968	622,064	646,227

(1)	Refers mainly to the recovery of tax credits arising from the Group’s activities, recognized in income (loss) for the years ended March 31, 2019, 2018 and 2017.
(2)	It referred to gain on sales of ownership interest in the companies TEAS and Serviços e Tecnologia de Pagamentos S.A. – STP, occurred on March 31, 2018 and 2017, respectively.
(3)	It refers, mainly, to reversal of estimated loss on realization of ICMS in certain States recognized in prior years (Note 8).

25.	Financial results

	2019	2018	2017
Financial expenses
Interest	(980,910)	(783,474)	(807,861)
Monetary variation—liabilities	(152,678)	(99,863)	(81,536)
PIS and COFINS on financial revenues	(38,912)	(34,524)	(40,168)
Other	(115,956)	(42,462)	(18,869)

	(1,288,456)	(960,323)	(948,434)

Fair value of financial instruments (Note 17)	(213,303)	19,776	(90,150)
Amounts capitalized on qualifying assets (Note 14)	30,825	36,150	26,904

	(1,470,934)	(904,397)	(1,011,680)

Financial revenues
Yields from financial investments	134,046	237,306	374,118
Interest	393,309	321,013	326,776
Monetary variation—assets and others	82,938	60,787	35,962

	610,293	619,106	736,856

Exchange variation, net	(781,306)	(324,948)	443,314

Net effect of the derivatives	850,327	187,081	(327,150)

	(791,620)	(423,158)	(158,660)

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

26.	Financial instruments

(a)	Overview

The Group presents exposure to the following main risks deriving from its operations, which are equalized and managed with the use of certain financial instruments:

•	Price risk

•	Foreign exchange rate risk

•	Interest rate risk

•	Credit risk

•	Liquidity risk

(b)	Risk management framework

The Group has specific treasury and trading policies that set risk management guidelines.

The Group has two main committees to monitor activities and ensure policy compliance: (i) A risk committee whose members gather weekly to analyze the behavior of commodity (sugar and oil by-products) and foreign exchange markets and decide on coverage positions and the strategy to fix the prices of imports and exports to reduce the negative effects of changes in commodities’ prices and foreign exchange rate; and, (ii) an ethanol and by-product committee whose members gather monthly to assess the risks posed by the sale of ethanol and to comply with the limits set on risk policies.

The Group is exposed to market risks, and main ones are: (i) fluctuations in sugar, electric power, ethanol and oil by-product prices; (ii) fluctuations in exchange rates; and, (iii) fluctuations in interest rates. The purchases of financial instruments for hedging purposes are made according to an analysis of the risk exposure that Management intends to cover.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

As of March 31, 2019 and 2018, the fair values of transactions with derivative financial instruments for hedging and other purposes were determined according to observable data, such as prices quoted in active markets or discounted cash flows according to market curves and are presented below:

	Notional		Fair value
	2019	2018	2019	2018
Price risk
Commodity derivatives
Futures contracts	(7,024,990)	2,066,104	80,971	85,735

	(7,024,990)	2,066,104	80,971	85,735
Foreign exchange rate risk
Foreign exchange rate derivatives
Futures contracts	(61,373)	(59,829)	595	(1,521)
Forward contracts	662,439	(332,376)	15,693	(3,453)
FX lock	194,835	498,570	304	5,825
FX swap	(6,958,896)	(3,815,277)	673,781	(24,218)

	(6,162,995)	(3,708,912)	690,373	(23,367)
Interest rate risk
Interest rate swap	(1,357,043)	(757,043)	140,563	97,541

	(1,357,043)	(757,043)	140,563	97,541

Total			911,907	159,909

Current assets			797,405	228,092
Non-current assets			856,901	273,762

Total assets			1,654,306	501,854

Current liabilities			(698,742)	(142,343)
Non-current liabilities			(43,657)	(199,602)

Total liabilities			(742,399)	(341,945)

Total			911,907	159,909

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(c)	Price risk

Results from the possibility of fluctuations in the market prices of the products sold by the Group, mainly VHP sugar (sugar #11), refined sugar (sugar #5 or white sugar), diesel (heating oil), gasoline, ethanol and electric power. These price fluctuations may cause substantial alterations in the sales revenues and costs. To mitigate these risks, the Group permanently monitors markets, seeking to anticipate price changes.

Price risk: goods derivatives outstanding on March 31, 2019
Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (units)		Notional (R$ thousand)	Fair value (R$ thousand)
Future	Sold	NYSE LIFFE	Sugar#5	Apr19–Jul/19	3,600	t	4,693	125
Future	Sold	ICE	Sugar#11	Apr19–Sep/20	3,138,826	t	3,657,828	121,018
Options	Sold	ICE	Sugar#11	Jun/19–Sep/20	1,482,414	t	44,000	(35,372)
Options	Sold	OTC	Sugar#11	Sep/19	101,605	t	134,400	(1,592)

Sub-total sugar future sold					4,726,445	t	3,840,921	84,179

Future	Purchased	NYSE LIFFE	Sugar#5	Apr19–Jul/19	(3,600)	t	(4,709)	(140)
Future	Purchased	ICE	Sugar#11	Apr19–Sep/20	(1,742,217)	t	(1,939,634)	(40,096)
Future	Purchased	ICE	Sugar#11	Jun/19–Sep/20	(1,355,408)	t	(71,842)	35,655
Options	Purchased	OTC	Sugar#11	Sep/19	(101,605)	t	(100,800)	1,696

Subtotal future sugar bought					(3,202,830)	t	(2,116,985)	(2,885)

Subtotal sugar future					1,523,615	t	1,723,936	81,294

Future	Sold	B3	Ethanol	Apr-19	750	m³	1,196	88
Future	Sold	CME	Ethanol	Apr/19–Mar/20	457,900	m³	1,027,920	(12,398)
Options	Sold	OTC	Ethanol	Apr-19	688,278	m³	289,748	38,166

Sub-total ethanol future sold					1,146,928	m³	1,318,864	25,856

Future	Purchased	B3	Ethanol	Apr-19	(1,500)	m³	(2,730)	(176)
Future	Purchased	CME	Ethanol	Apr/19–Mar/20	(394,400)	m³	(877,692)	21,340
Options	Purchased	OTC	Ethanol	Apr-19	(616,314)	m³	(181,764)	(22,860)

Sub-total ethanol future bought					(1,012,214)	m³	(1,062,186)	(1,696)

Physical fixed	Sold	CHGOETHNL	Ethanol	Apr/19–Mar/20	84,339	m³	155,662	5,911

Sub-total physical fixed ethanol sold					84,339	m³	155,662	5,911

Physical fixed	Purchased	CHGOETHNL	Ethanol	Apr/19–Mar/20	(567,902)	m³	(860,290)	(959)

Sub-total physical fixed ethanol bought					(567,902)	m³	(860,290)	(959)

Sub-total future physical fixed ethanol					(348,849)	m³	(447,950)	29,112

Future	Sold	NYMEX	Gasoline	Apr/19-Jan/20	394,091	m³	743,449	(15,467)
Future	Sold	ICE	Gasoline	Apr/19-Jan/20	438,840	m³	664,068	(31,862)
Options	Sold	OTC	Gasoline	Apr/19–Mar/20	111,618	m³	194,265	21,246
Options	Sold	ICE	Gasoline	May/19	25,440	m³	318	318

Subtotal future gasoline sold					969,989	m³	1,602,100	(25,765)

Future	Purchased	NYMEX	Gasoline	Apr/19-Jan/20	(490,992)	m³	(882,304)	47,276
Future	Purchased	ICE	Gasoline	Apr/19–Mar/20	(438,840)	m³	(664,675)	31,256
Options	Purchased	OTC	Gasoline	May/19	(20,670)	m³	(439)	(439)

Subtotal future gasoline bought					(950,502)	m³	(1,547,418)	78,093

Subtotal future gasoline					19,487	m³	54,682	52,328

Physical fixed	Purchased	CCEE/OTC	Energy	Apr/19–Dec/23	5,648,511	mwh	29,583,178	(297,061)
Physical fixed	Sold	CCEE/OTC	Energy	Apr/19–Dec/23	(5,648,511)	mwh	(38,926,128)	263,373

Subtotal future physical fixed electric power					—		(9,342,950)	(33,688)

Future	Purchased	NYMEX	Heating Oil /gasoline	Apr/18	(372,855)	m³	(732,316)	(2,091)

Sub-total future heating oil/gasoline bought					(372,855)	m³	(732,316)	(2,091)

Future	Sold	NYMEX	Heating Oil / gasoline	Apr/18	893,580	m³	1,719,608	(45,984)

Sub-total heating oil/gasoline sold					893,580	m³	1,719,608	(45,984)

Sub-total heating oil/gasoline/electric power					520,725	m³	987,292	(48,075)

Net exposure of derivatives of goods as of March 2019							(7,024,990)	80,971

Net exposure of commodity derivatives in March 2018							2,066,104	85,735

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(d)	Foreign exchange rate risk

Foreign exchange rate risks arise from the possibility of fluctuations in the exchange rates used by Raízen Group for export revenues, imports, financing cash flows and other foreign currency assets and liabilities. The Group uses derivative transactions to manage cash flow risks resulting from export revenues denominated in US dollars, net of other cash flows also denominated in foreign currency. The table below shows the positions for derivatives used to cover foreign exchange rate risks:

Exchange rate risk: outstanding foreign exchange derivatives as of March 31, 2019
Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (US$ thousand)	Notional (R$ thousand)	Fair value (R$ thousand)
Future	Sold	B3	Trade dollar	Apr/19–May/19	578,250	2,253,267	6,268

Subtotal future sold					578,250	2,253,267	6,268

Future	Purchased	B3	Trade dollar	Apr/19–May/19	(594,000)	(2,314,640)	(5,673)

Subtotal future bought					(594,000)	(2,314,640)	(5,673)

Subtotal future bought/sold					(15,750)	(61,373)	595

Term	Sold	OTC/Cetip	Non-Deliverable Forward—NDF	Apr/19–May/19	1,941,950	7,567,197	(119,564)
Term	Purchased	OTC/Cetip	NDF	Apr/18	(1,771,950)	(6,904,758)	135,257

Subtotal term bought/sold					170,000	662,439	15,693

FX swap	Sold	OTC	FX swap	May/19–Jun/19	463,952	1,807,881	(343,503)
FX swap	Purchased	OTC	FX swap	Apr/19–Jan/27	(2,249,795)	(8,766,777)	1,017,284

Subtotal FX swap					(1,785,843)	(6,958,896)	673,781

FX lock	Sold	OTC	FX lock	Jun/19	50,000	194,835	304

Subtotal foreign exchange lock, sold					50,000	194,835	304

Net exposure of foreign exchange derivatives in March 2019					(1,581,593)	(6,162,995)	690,373

Net exposure of foreign exchange derivatives in March 2018					(1,115,866)	(3,708,912)	(23,367)

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

On March 31, 2019, the summary of the quantitative data on Group’s net exposure, considering the foreign exchange rate of all currencies to USD, is presented below:

	2019
	R$	US$ (in thousands)
Cash and cash equivalents (Note 3)	2,149,043	554,349
Restricted cash (Note 5)	153,039	39,477
Accounts receivable—Abroad (Note 6)	642,922	165,843
Related parties (Note 11.a)	(1,980,898)	(510,975)
Suppliers (Note 16)	(4,155,633)	(1,071,951)
Loans and financing (Note 17)	(10,247,475)	(2,643,350)
Derivative financial instruments (Note 26.d) (1)		1,581,593

Net foreign exchange exposure		(1,885,014)

Derivatives settled in the month following the closing (2)		—

Net foreign exchange exposure in March 2019 (3)		(1,885,014)

Net foreign exchange exposure in March 2018		(788,938)

(1)	Refers to the notional foreign exchange derivative transactions.
(2)	Maturity on April 2019, whose settlement was given by PTAX on the last closing day of the month.
(3)	The net foreign exchange exposure, this will be substantially offset by probable future revenues of export products and/or import products.

(e)	Hedge accounting effect

The Group formally designates its transactions subject to hedge accounting aiming at hedging cash flows. Hedges are assigned to sugar and ethanol revenues, as applicable, the cost of import of derivatives and foreign currency debt, documenting: (i) the hedging relationship, (ii) the Group’s risk management purpose and strategy when entering into the hedging instrument, (iii) the identification of the financial instrument, (iv) the covered object or transaction, (v) the nature of the risk to be covered, (vi) the description of the hedging relationship and (vii) correlation between hedging and coverage object.

As of March 31, 2019, the impacts recognized in the Group’s shareholders equity and the estimated realization in profit or loss are shown below:

			Realization years
Instruments	Market	Risk	2019/20	2020/21	>2021	2019
Future	OTC / ICE	Sugar#11	71,888	5,177	—	77,065
Future	B3 /NYMEX / OTC	Ethanol	47,551	—	—	47,551
Option	ICE	Sugar#11	(26,578)	305	—	(26,273)
NDF	OTC	FX	(152,765)	(7,383)	—	(160,148)
Swap	OTC	FX	—	—	(306,492)	(306,492)
PPE	Debt	FX	—	—	(40,293)	(40,293)

			(59,904)	(1,901)	(346,785)	(408,590)
(-) Deferred taxes			20,367	646	117,908	138,921

Effect in equity			(39,537)	(1,255)	(228,877)	(269,669)

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

			Realization years
Instruments	Market	Risk	2018/19	>2019	2018
Future	OTC / ICE	Sugar#11	50,104	—	50,104
Future (1)	B3 /NYMEX / OTC	Ethanol	(19,111)	—	(19,111)
NDF	OTC	FX	2,751	—	2,751
Swap	Debt	FX	—	(5,702)	(5,702)
PPE	Debt	FX	—	(16,147)	(16,147)

			33,744	(21,849)	11,895
(-) Deferred taxes			(11,473)	7,429	(4,044)

Effect in equity			22,271	(14,420)	7,851

(1)	During the year ended March 31, 2018, RESA started designating RBOB (NYMEX gasoline) futures and EUROBOB (Argus) benchmarks, as cash flow hedge with the purpose of hedging ethanol prices.

We show below the movement in the balances of other comprehensive income during the years ended March 31, 2019, 2018 and 2017.

Cash flow hedge

	2019	2018	2017
Balance at March 31, 2018	7,851	(32,251)	(525,962)

Movement occurred in the period:
Fair value on commodity futures designated as hedge accounting	501,929	389,341	(338,508)
Fair value loss on forward exchange contracts designated as hedge accounting	(135,403)	(4,792)	(46,159)
Income (loss) from commodities reclassified to revenue	(14,699)	(3,696)	111,105
Income (loss) from debt contracts in net operating revenue	(324,944)	79,385	110,069
Income (loss) from commodities reclassified to net operating revenue	115,177	(454,022)	911,538
Income (loss) from commodities/foreign exchange reclassified to cost of products sold and services rendered and other	(569,674)	—	—
Other	7,129	54,545	—

Total movements occurred during the period (before deferred taxes)	(420,485)	60,761	748,045
Effect of deferred taxes on equity valuation adjustments	142,965	(20,659)	(254,334)

	(277,520)	40,102	493,711

Balance at March 31, 2019	(269,669)	7,851	(32,251)

Fair value hedge

RCSA assigns to the fair value, the imported inventory of oil by-products with linked derivatives (forward sold) at fair value. The primary goal of risk management is to recognize inventory at a floating price, as it will be the case of RCSA’s sales revenue upon selling products to its customers. Hedge accounting aims to minimize any kind of mismatching in income (loss) for the period, causing both the derivatives and the inventory to be recorded at fair value, with the change being recognized under Cost of products sold and services rendered caption, whose negative impact in the year ended March 31, 2019 is R$ 37,764 (R$ 16,827 in 2018).

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(f)	Interest rate risk

The Group monitors fluctuations in interest rates applied to certain debts, particularly those exposed to the Libor, and uses derivative instruments to manage those risks. The table below shows the positions for derivative financial instruments used to cover interest rate risk:

Interest rate risk: Interest derivatives, outstanding as of March 31, 2019

Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (units)	Notional (R$ thousand)	Fair value (R$ thousand)
Interest rate swap	Sold	OTC	Interest rate swap	Oct/20	102,889	400,927	(16,907)
Interest rate swap	Purchased	OTC	Interest rate swap	Oct/20– Jan/27	(451,143)	(1,757,970)	157,470

Sub-total interest rate swap					(348,254)	(1,357,043)	140,563

Net exposure of interest rate derivatives in March 2019					(348,254)	(1,357,043)	140,563

Net exposure of interest rate derivatives in March 2018					(228,560)	(757,043)	97,541

(g)	Credit risk

A substantial part of the Group’s sales is made to a select group if highly qualified counterparties, such as trading companies, fuel distribution companies and major supermarket chains.

The Group manages credit risk by following specific client acceptance standards, analyzing client credit standing and setting exposure limits per client, requiring, when applicable, letters of credit of top tier banks and taking security interest in assets as security for payment of the credit facilities granted to clients. Management considers that the credit risk is substantially covered by the estimated loss in allowance for doubtful accounts.

Individual risk limits are determined according to internal and external classifications and the limits set by Group’s Management. The use of credit limits is regularly monitored. No credit limit was exceeded during the year, and Management does not expect any loss from default by these counterparties in amounts higher than those already provided for.

The Group enters into commodity derivative agreements in futures markets and options at the New York Board of Trade—NYBOT and NYMEX, Chicago—CBOT, Chicago - CME and the London International Financial Futures and Options Exchange—LIFFE, as well as in over-the-counter markets with selected counterparties. The Group enters into foreign exchange rate and commodity derivative agreements at B3 and over-the-counter agreements, mainly with the leading local and foreign banks considered by global credit risk rating agencies to have investment level ratings.

Guarantee margins—Derivative transactions in commodity exchanges (NYBOT, NYMEX, LIFFE and B3) require guarantee margins. The total margin of combined consolidated deposited as of March 31, 2019 is R$ 217,869 (R$ 75,839 in 2018), of which R$ 64,830 (R$ 38,863 in 2018) in restricted financial investments and R$ 153,039 (R$ 36,976 in 2018) in derivative transaction margins.

The Group’s over-the-counter (“OTC”) derivative transactions do not require a guarantee margin.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

The credit risk on cash and cash equivalents is mitigated by the conservative distribution of investment funds and CDBs, which make up the caption. The distribution follows strict criteria for allocation and exposure to counterparties that are major national and international banks, mainly considered investment grade by international rating agencies.

(h)	Liquidity risk

It is the risk of the Group may encounter difficulties in performing the obligations associated with its financial liabilities that are settled with payments or with another financial asset. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

As part of the liquidity management process, management prepares business plans and monitors their implementation, discussing positive and negative cash flow risks and assessing the availability of funds to support its operations, investments and refinancing needs.

The table below shows the main financial liabilities according to their aging schedules:

	Up to 1 year	Up to 2 years	3–5 years	>5 years	Total
Loans and financing (1)	2,027,239	3,549,459	7,590,046	8,517,449	21,684,193
Suppliers (Note 16)	8,025,555	—	—	—	8,025,555
Derivative financial assets (Note 26.b)	698,742	42,731	926	—	742,399
Related parties (Note 11.a)	2,939,123	—	—	421,048	3,360,171

	13,690,659	3,592,190	7,590,972	8,938,497	33,812,318

(1)	Undiscounted contractual cash flows.

(i)	Fair value

Fair value of financial assets and liabilities is the value by which the instrument may be exchanged in a current transaction between parties that are willing to negotiate, and not in a forced sale or settlement. The methods and assumptions used to estimate the fair value are described below.

The fair value of cash and cash equivalents, accounts receivable, other financial assets, accounts payable, related parties and other short-term obligations are approximated to their accounting amount due to the short-term maturity of these instruments. Fair value of other long-term assets and liabilities does not significantly differ from their book values.

The fair value of the liability financial instruments of the Group approximates the book value, since they are subject to variable interest rates and there was no significant change in Group’s credit risk. The fair value measurement of the tradable Senior Notes 2027, only for disclosure purposes, is based on market quotations on the date of financial statements. As of March 31, 2019, such market value is 102.41% (101.23% in 2018) of face value.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

Derivatives are valued using valuation techniques with observable market data and refer, mainly, to swaps of interest rates, foreign exchange forward contracts, and forward commodity contracts. The valuation techniques applied often include pricing models and swaps contracts, with present value calculations. The models incorporate various data, including the credit quality of counterparties, foreign exchange spot, and forward rates, interest rate curves, and forward rate curves of the hedge object.

		Book value		Market value
	Classification	2019	2018	2019	2018
Financial assets
Cash and cash equivalents, except investments (Note 3)	Amortized cost	2,493,436	1,451,703	2,493,436	1,451,703
Interest earnings bank deposits (Note 3)	Fair value through profit or loss	3,246,601	2,211,465	3,246,601	2,211,465
Securities (Note 4)	Fair value through profit or loss	268,413	1,078,945	268,413	1,078,945
Restricted cash (Note 5)	Amortized cost	153,039	36,976	153,039	36,976
Restricted financial investments (Restricted cash) (Note 5)	Fair value through profit or loss	122,676	106,630	122,676	106,630
Trade accounts receivable (Note 6)	Amortized cost	3,874,908	3,204,623	3,874,908	3,204,623
Derivative financial instruments (2) (Note 26.b)	Fair value through profit or loss	1,654,306	501,854	1,654,306	501,854
Related parties (Note 11.a)	Amortized cost	2,316,697	2,038,576	2,316,697	2,038,576
Other financial assets (Note 10)	Amortized cost	833,426	910,812	833,426	910,812

		14,963,502	11,541,584	14,963,502	11,541,584

Financial liabilities
Loans and financing (Note 17)	Amortized cost	(6,708,856)	(9,719,519)	(6,632,417)	(9,767,454)
Loans and financing (Note 17)	Fair value through profit or loss	(10,555,445)	(3,798,830)	(10,555,445)	(3,798,830)
Derivative financial instruments (1) (Note 26.b)	Fair value through profit or loss	(742,399)	(341,945)	(742,399)	(341,945)
Suppliers (Note 16)	Amortized cost	(8,025,555)	(3,743,571)	(8,025,555)	(3,743,571)
Related parties (Note 11.a)	Fair value through other comprehensive income	(1,294,559)	—	(1,294,559)	—
Related parties (Note 11.a)	Amortized cost	(2,008,315)	(1,187,449)	(2,008,315)	(1,187,449)

		(29,335,129)	(18,791,314)	(29,258,690)	(18,839,249)

(1)

As of March 31, 2019, the caption includes derivatives designated as hedging instrument in the negative amount of R$ 408,590 (a positive amount of R$ 11,895 in 2018 and a negative amount of R$ 48,866 in 2017).

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

Fair value hierarchy

The Group uses the following hierarchy to determine and disclose the fair values of financial instruments according to the valuation technique used:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: other techniques for which all data that have a significant effect on fair value are observable, whether directly or indirectly; and,

•	Level 3: techniques that use data that have a significant effect on fair value that are not based on observable market data.

Financial instruments measured at fair value as of March 31, 2019	Level 1	Level 2	Level 3	Total
Interest earnings bank deposits (Note 3)	—	3,246,601	—	3,246,601
Securities (Note 4)	—	268,413	—	268,413
Restricted financial investments (Restricted cash) (Note 5)	—	122,676	—	122,676
Derivative financial assets (Note 26.b)	334,626	1,319,680		1,654,306
Loans and financing (Note 17)	—	(10,438,047)	—	(10,438,047)
Derivative financial liabilities (Note 26.b)	(256,027)	(486,372)	—	(742,399)

Total as of March 31, 2019	78,599	(5,967,049)	—	(5,888,450)

Total as of March 31, 2018	86,252	(326,096)	(2,037)	(241,881)

(j)	Sensitivity analysis

We present below the sensitivity analysis of the fair value of financial instruments according to the types of risk considered relevant by the Group.

Assumptions for the sensitivity analysis

The Group has adopted three scenarios for the sensitivity analysis, one probable and two (possible and remote) that may show the sundry effects in the fair value of the Group’s financial instruments. The probable scenario was set according to the futures market curves of sugar, heating oil, ethanol and the US dollar as of March 31, 2019, and the amounts presented correspond to the fair value of derivatives on those dates. Possible and remote adverse scenarios were set considering impacts of 25% and 50% on sugar and US dollar price curves, which were calculated as a basis for the probable scenario.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

Sensitivity table

(1)	Change in fair value of derivative financial instruments

			Impacts on income (loss) (*)
	Risk factor	Probable scenario	Possible scenario +25%	Balance of fair value	Remote scenario +50%	Balance of the fair value
Price risk
Commodity derivatives
Futures and options contracts:
Purchase and sale commitments	Sugar price increase	81,293	(409,318)	(328,025)	(818,637)	(737,344)
Purchase and sale commitments	Increase in ethanol price	29,114	(1,976)	27,138	(3,952)	25,162
Purchase and sale commitments	Electric power price increase	4,253	(658,840)	(654,587)	(1,317,680)	(1,313,427)
Purchase and sale commitments	Increase in diesel and gasoline prices	(33,689)	(32,357)	(66,046)	(64,714)	(98,403)

		80,971	(1,102,491)	(1,021,520)	(2,204,983)	(2,124,012)
Exchange rate risk
Foreign exchange rate derivatives
Futures contracts:
Purchase and sale commitments	Decrease in foreign exchange rate	595	70,008	70,603	140,015	140,610
Fixed-term and Lock Contracts:
Purchase and sale commitments	Decrease in foreign exchange rate.	6,980	(1,481,978)	(1,474,998)	(2,963,954)	(2,956,974)
Purchase and sale commitments	Decrease in foreign exchange rate.	9,017	(30,214)	(21,197)	(60,429)	(51,412)
FX swaps:
Purchase and sale commitments	Decrease in foreign exchange rate	673,781	(1,738,726)	(1,064,945)	(3,477,452)	(2,803,671)

		690,373	(3,180,910)	(2,490,537)	(6,361,820)	(5,671,447)
Interest rate risk
Interest derivatives
Swap contracts, lock, DI, and NDF	Decrease in interest rate	140,563	(82,259)	58,304	(164,518)	(23,955)

		140,563	(82,259)	58,304	(164,518)	(23,955)

Total		911,907	(4,365,660)	(3,453,753)	(8,731,321)	(7,819,414)

(*)	Result projected to occur within 12 months from March 31, 2019.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(2)	Net foreign exchange exposure

The probable scenario considers the position as of March 31, 2019. The effects of the possible and remote scenarios that would be recognized in the consolidated combined statement of profit or loss as revenue or expenses on exchange-rate change are as follows:

		Effect of exchange-rate changes

		Possible scenario	Remote scenario	Possible scenario	Remote scenario
Net foreign exchange exposure as of March 31, 2019		+25%	+50%	-25%	-50%
Cash and cash equivalents (Note 3)	2,149,043	537,261	1,074,522	(537,261)	(1,074,522)
Restricted cash (Note 5)	153,039	38,260	76,520	(38,260)	(76,520)
Accounts receivable from abroad (Note 6)	642,922	160,731	321,461	(160,731)	(321,461)
Related parties (Note 11.a)	(1,980,898)	(495,225)	(990,450)	495,225	990,450
Suppliers (Note 16)	(4,155,633)	(1,038,908)	(2,077,817)	1,038,908	2,077,817
Loans and financing (Note 17)	(10,247,475)	(2,561,869)	(5,123,738)	2,561,869	5,123,738

Impact on income (loss) for the year		(3,359,750)	(6,719,502)	3,359,750	6,719,502

(3)	Interest rate sensibility

As of March 31, 2019, the probable scenario considers the annual weighted average rate of floating interests of loans and financing of 5.42% and for financial investments and as restricted cash and basically, CDI accumulated in the last 12 months of 6.34%. In both cases, simulations were run considering the increase and reduction by 25% and 50%. The combined consolidated results of this sensitivity are as follows:

	March 31, 2019

	Interest rate sensibility

	Probable scenario	Possible scenario +25%	Remote scenario +50%	Possible scenario -25%	Remote scenario - 50%
Interest earnings bank deposits	201,396	50,349	100,698	(50,349)	(100,698)
Securities	16,509	4,127	8,255	(4,127)	(8,255)
Interest earning bank deposits (restricted cash)	7,829	1,957	3,915	(1,957)	(3,915)
Loans and financing	(722,721)	(180,680)	(361,361)	180,680	361,361

Additional impact in income (loss) for the year	(496,987)	(124,247)	(248,493)	124,247	248,493

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(k)	Capital management

The Group’s goal, when managing its capital structure, is to ensure that it will continue as a going concern and be able to finance investment opportunities, by keeping a healthy credit profile and offering an appropriate return to its shareholders.

Group has relationships with large local and international rating agencies as show below:

Branch	Scale	Rating		Outlook	Date
Fitch	National	AAA	(bra)	Stable	04/25/2018
	Global	BBB		Stable	04/25/2018
Moody’s	National	Aaa.Br		Stable	04/10/2018
	Global	Ba1		Stable	04/10/2018
Standard & Poor’s	National	brAAA		Stable	04/29/2019
	Global	BBB-		Stable	04/29/2019

The financial leverage ratios on March 31, 2019, and 2018 were calculated as follows:

	2019	2018
Third party capital
Loans and financing (Note 17)	17,264,301	13,518,349
(-) Cash and cash equivalents (Note 3)	(5,740,037)	(3,663,168)
(-) Securities (Note 4)	(268,413)	(1,078,945)
(-) Financial investments linked to financing (note 5)	(57,846)	(67,767)
(-) National Treasury Certificates—CTN (Note 10)	(521,943)	(827,042)
(-) Foreign exchange and interest rate derivatives (Note 26.b)	(814,344)	(74,174)

	9,861,718	7,807,253

Shareholders’ equity
Equity
Attributable to Group’s shareholders	11,115,876	11,607,394
Interest of non-controlling shareholders	276,128	225,730

	11,392,004	11,833,124

Total shareholders’ equity and third-parties	21,253,722	19,640,377

Leverage ratio	46%	40%

27.	Retirement supplementation plan and other employee benefits

(a)	Pension fund

Defined contribution

The Group sponsors the Plan Benefícios Raiz, administered by Raízprev – Private Pension Plan, which is a closed non-profit complementary Pension Plan Entity.

The Entity equipped with administrative, financial and equity autonomy, having as object the administration and implementation of benefit plans of security nature, as defined in the Regulations of Benefit Plans.

The Group has no legal or constructive obligations for further additional contributions if the plan has sufficient assets to pay all benefits or possible occurrence of a deficit.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

During the year ended March 31, 2019, the contribution recognized as expense amounted to R$ 19,935 (R$ 18,155 in 2018 and R$ 18,132 in 2017).

Pension and health plan of Raízen Argentina

Raízen Argentina granted pension plans to non-union employees with defined and non-financed benefit. This plan is active, but it is closed to new participants since the end of 2014, currently covering 32 employees. The health coverage of retired employees is an inherited and frozen benefit, whose cost is equally apportioned between the company and the former employees.

(b)	Profit sharing

The Group recognizes a liability and a profit sharing expense based on a methodology that considers pre-defined targets to employees. The Group recognizes a provision when it is contractually compelled or when there is a past practice that created non-formalized obligation.

28.	Insurance

The Group has an insurance program and risk management that provides consistent coverage and protection for corporate assets and operations.

The coverage is based on careful study of risks and losses and is realized by local insurance consultants, with the type of insurance contracted considered by Management sufficient to cover any losses that might occur, given the nature of the Group’s activities, and are detailed as follows:

Type of insurance	Coverage	Amount of coverage
Operational risks	Fire, lightning, explosion and others	1,844,996
General civil liability (1)	Third party complaints	417,017

(1)	Includes the amounts of US$ 10,000 thousand and CHF 15,000 thousand, equivalents to R$ 38,967 and R$ 58,050, related to coverage hired exclusively to Raízen Argentina and Raízen Trading, respectively.

29.	Corporate restructuring and business combination

(1)	Transactions occurred during the year ended March 31, 2019

(i)	Acquisition of Santa Cândida and Paraíso Plants – sugar and ethanol producing units of Tonon Group

On June 13, 2017, RESA submitted a binding proposal in the total amount of R$ 823.000 million with certain precedent conditions for the acquisition of the Santa Cândida and Paraíso plants, within the scope of the Court-Ordered Reorganization of the companies Tonon Bioenergia S.A., Tonon Holding S.A. and Tonon Luxembourg S.A., all under Court-Ordered Reorganization.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

As of June 16, 2017, the proposal presented by RESA for the acquisition of aforementioned plants, in the form of an Isolated Productive Unit – UPI (“UPI”), was considered the winner by the creditors of the recovered companies in a meeting of creditors held on the aforementioned date.

On September 7, 2017, RESA, in the capacity of buyer, and Tonon Bioenergia S.A., in the capacity of seller, entered into a contract for the purchase and sale of total shares of NK 006 Empreendimentos e Participações S.A. (“NK 006”), entity established for the specific purpose of receiving net assets linked to Santa Cândida and Paraíso plants, in the form of UPI (“UPI Tonon”).

On August 7, 2017, the transaction was approved by Administrative Council for Economic Defense—CADE and the term has elapsed to the appeal or call-back as of October 24, 2017.

On September 8, 2017, RESA subscribed capital increase of UPI Tonon with cash payment, and became the single shareholder of NK 006 and consolidated acquired net assets in the ambit of said business combination.

The two plants belonging to UPI Tonon are located in São Paulo State in the municipalities of Bocaina and Brotas, region where Raízen already operates and, together, they have annual crushing capacity of approximately 5.5 million tons of sugarcane.

Pursuant to IFRS 3—Business Combination, the preliminary fair value of acquired assets and assumed liabilities at the date of acquisition of UPI Tonon, as well as the measurement of the amount of goodwill by expected future profitability recognized by RESA on the acquisition date, determined up to March 31, 2018 is as follows:

Captions	Total
Biological asset (Note 9)	12,736
Other receivables	1
Property, plant and equipment (Note 14)	451,147
Payroll and related charges payable	(10,382)
Financial lease	(27,691)

Fair value of net assets	425,811
(-) Proposal accepted in the ambit of Court-Ordered Reorganization	823,000
(-) Adjustments in acquisition price	12,948

(-) Acquisition cost (1)	835,948

Goodwill (Note 15)	410,137

(1)

Of this amount, R$25,845 were settled up to March 31, 2019 (R$ 792,494 until they were settled up to March 31, 2018), and R$ 20,639 are outstanding in caption “Other obligations” – current and non-current, which include R$ 26,000 of principal, (R$787) of interest of operation and (R$ 4,574) of adjustment to present value. The balances should be settled by 2020.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

The valuation techniques used to measure the fair value of the significant assets acquired were as follows:

Acquired assets	Valuation technique
Property, plant and equipment	Market comparison and cost technique: the evaluation model considers the market prices quoted for similar items, when available, and depreciated replacement costs, when applicable. The depreciated replacement cost reflects adjustments of physical deterioration, as well as the functional and economic obsolescence. In addition, the balance of fixed assets is comprised of the balance of sugarcane planting, which was adjusted at fair value considering the assumptions and calculations of RESA. The fair value of sugarcane planting was calculated under the Income Approach method, based on the concept that the fair value of sugarcane planting is related to the present value of net cash flows generated by the asset in the future. The fair value of fixed asset items on the acquisition date amounted to approximately R$ 451,147, which represented an adjustment of around R$ 71,025.

Other assets acquired and liabilities assumed were analyzed and the respective accounting balances reflect the respective fair values.

During the year ended March 31, 2019, RESA concluded the allocation of the price of the assets acquired and liabilities assumed by the RESA in the process of acquiring the Santa Candida and Paraíso plants.

The main differences between the preliminary goodwill and the final goodwill are shown below:

Movement
Fair value of net assets	425,811
Acquisition cost	835,948

Preliminary goodwill	410,137

(-) Fair value of biological assets (note 9)	(2,288)
(+) Property, plant and equipment (Note 14)	9,507
(+) Other liabilities	6,421
(+) Financial lease	7,495

(=) Goodwill adjustments (Note 15)	21,135

Final goodwill	431,272

Merger of UPI Tonon

At the Special Shareholders’ Meeting of September 22, 2017, the merger of UPI Tonon by RESA was resolved and approved by means of appraisal report issued by an independent expert. Thus, the investment by RESA in this company was replaced by equity in the amount of R$ 372,161, leaving the capital unchanged, with the consequent extinction of UPI Tonon.

(ii)	RWXE Participações S.A.

On April 28, 2018, RESA, through its subsidiary Bio Barra, signed a shareholders agreement with the company WX Energy Participações Ltda. (“WX Participações”), which corresponded to the commitment to invest the approximate amount of R$ 94.626 million in RWXE, parent of the company WX Energy.

On July 5, 2018, the shareholders’ agreement between Bio Barra and WX Participações was signed, formalizing the previous Investment commitment. With this operation, RESA acquired a 70% stake in the share capital of RWXE, for the amount of R$ 94,626, of which R$ 44,626 was effectively settled on this date by the subsidiary Bio Barra. The residual amount will be paid up to July 05, 2021.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

RWXE is a company primarily engaged in participating, as partner or shareholder, in the share capital of other companies or ventures, constituted as a result of this business combination.

WX operates in the whole sale market of electric power, authorized by National Agency of Electrical Energy (ANEEL) and agent of Electric Energy Trading Chamber (CCEE, in Portuguese).

Through these investments, RESA aims to expand its presence in electric energy trading and increase its product portfolio.

Pursuant to IFRS 3—Business Combination, the fair value of acquired assets and assumed liabilities at the date of acquisition of RWXE, is as follows: The difference between the amount paid and the net assets at fair value resulted in the recognition of a goodwill for expectation of future returns.

Captions	Total
Cash and cash equivalents	63,912
Trade accounts receivable	187,442
Related parties	50,000
Advances to suppliers	30
Recoverable taxes and contributions	73
Property, plant and equipment (Note 14)	158
Intangible assets (Note 15)	23,140
Suppliers	(200,672)
Derivative financial instruments	(2)
Taxes payable	(893)
Payroll and related charges payable	(51)

Net assets	123,137

Raízen Interest (70%) (*)	86,196
(-) Cost of acquisition	94,626

Preliminary goodwill (Note 15)	8,430

(*)	The remaining 30% refers to the non-controlling interest, which was measured at fair value using their proportionate share of the acquiree´s identifiable net assets at the acquisition date.

The net operating revenue and net income from the date of acquisition to March 31, 2019 of RWXE, was R$ 2,133,285 and R$ 10,420, respectively

The valuation techniques used to measure the fair value of the significant assets acquired were as follows:

Acquired assets	Valuation technique
Intangibles	Contractual relationship with clients: Multi-period earning excess method (“MEEM”) technique. This model estimate the fair value based on the future discounted cash flows of the business unit. The cash flows comprise the projected revenues, costs and expenses of the clients’ portfolio for a 10 years period. The fair value of the contractual relationship with clients amounted for R$ 23,137.

The total amount of goodwill may be deductible for tax purposes depending on the future assessment of the Company.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

The receivables acquired at the acquisition date are measured and recognized at fair value and comprises the gross amount of R$ 187,442, which there is no expectation to be uncollectable at the acquisition date. The other assets acquired and liabilities assumed were analyzed and the respective accounting balances reflect the respective fair values.

The final allocation of the purchase price of RWXE depends on evaluations and other studies not yet completed and also on the final issuance of the appraisal report to be issued by an independent specialized company. In this way, Raízen Group made the preliminary allocation of the price paid considering the best estimate for the capital gains. However, they are subject to further adjustment as information becomes available and analyzes are performed and completed. Raízen Group does not expect significant impacts on the recognition of the purchase price allocation, whose final allocation is expected to be completed by July 2019.

(iii)	Ryballa Participações Ltda.

On August 13, after RESA’s announcement with São Martinho S.A. (“São Martinho”), business provide for the acquisition of the biological assets of Usina Furlan, relating to the Santa Bárbara D’Oeste plant (state of SP), as well as the leasing of land owned by Usina Furlan and Agro Pecuária Furlan S.A. (“Transaction”) and the operation was effectively approved by the CADE (Administrative Council for Economic Defense).

On October 8, 2018, by means of the signature of the Term for the completion of the Transaction, RESA and São Martinho took on the agricultural and supply agreements which total approximately 1 million tons of sugar and as a counterparty, the obligation to independently make the payment of the respective proportion of 2/3 and 1/3 the approximate amount of R$ 117,000.

The conclusion of this Transaction is aligned with the strategy of increasing the availability of cane for processing at the mills of Raízen. As of March 31, 2019, RESA already paid R$ 71,343.

Pursuant to IFRS 3—Business Combination, the preliminary fair value of acquired assets and assumed liabilities at the date of acquisition of Ryballa is as follows: The difference between the amount paid and the net assets at fair value resulted in the recognition of a preliminary goodwill for expectation of future returns.

Captions	Total
Cash and cash equivalents	1
Advances to suppliers	917
Biological asset (Note 9)	7,734
Property, plant and equipment (Note 14)	20,948
Suppliers	(917)
Related parties	(2,067)

Net assets	26,616

(-) Cost of acquisition	32,016

Preliminary goodwill (Note 15)	5,400

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

On January 2, 2019, Ryballa was merged into RESA, and the net assets on the date of merger was R$ 27,832.

The valuation techniques used to measure the fair value of the significant assets acquired were as follows:

Acquired assets	Valuation technique
Biological assets

Sugarcane crops: The fair value was measured through the discounted cash flow method, excluding the lands which the crops were planted.

Sugarcane: The fair value was measured through the discounted cash flow method in accordance with the projected productivity cycle for each harvest, taking into account the useful life of the assets, the total recoverable sugar prices, estimated yields and costs production, harvesting, loading and transport for each hectare planted.

The total amount of goodwill may be deductible for tax purposes depending on the future assessment of the Company.

On January 02, 2019, Ryballa was merged into RESA, and the net assets on the date of merger was R$ 27,832.

The final allocation of the purchase price of Ryballa depends on evaluations and other studies not yet completed and also on the final issuance of the appraisal report to be issued by an independent specialized company. In this way, Raízen Group made the preliminary allocation of the price paid considering the best estimate for the capital gains. However, they are subject to further adjustment as information becomes available and analyzes are performed and completed. Raízen Group does not expect significant impacts on the recognition of the purchase price allocation, whose final allocation is expected to be completed by October 2019.

(iv)	Raízen Argentina and subsidiaries—Acquisition of DS business of Shell Argentina

As mentioned in Note 1.1, on October 1, 2018, RCSA completed the acquisition of Shell’s downstream (“DS”) business in Argentina, through the acquisition of 100% of the shares issued by Shell Compañía Argentina de Petróleo S.A. and by Energina Compañía Argentina de Petróleo S.A., all shares previously held by the Shell Group and starting to operate in that country as Raízen Argentina.

Shell’s DS operation in Argentina has a network of around 665 gas stations, oil refinery with a privileged location in Buenos Aires, a lubricant plant, three land-based terminals, two aviation fueling terminals, and five LPG bottling plants.

The aforementioned acquisition represents an important growth opportunity for RCSA, expanding and replicating its successful model implemented in Brazil, obtaining logistics, market and financial synergies. The consolidation of this operation by RCSA took into consideration the long-term perspective of a structured market, quality of the assets, expertise of the local team, and strength of the Shell brand in Argentina.

The total amount of the transaction, provided for in the purchase and sale agreement, was US$ 988,081 thousand, totaling R$ 3,917,438, of which was paid R$ 1,829,161, equivalent to US$ 470,204 thousand. The remaining amounts of R$ 1,637,303 and R$ 450,974, equivalent to US$ 408,877 thousand and ARS 4,496,250 thousand, respectively, should be paid by December 2019 (note 11.a.5).

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

Pursuant to IFRS 3—Business Combination, the preliminary fair value of acquired assets and assumed liabilities at the date of acquisition of Raízen Argentina, is as follows: The difference between the amount paid and the net assets at fair value resulted in a preliminary goodwill.

Captions	Total
Cash and cash equivalents	252,158
Accounts receivable	319,755
Inventories	1,529,640
Recoverable income and social contribution taxes	262,381
Recoverable taxes and contributions	530,705
Property, plant and equipment (Note 14)	3,616,311
Intangibles	272,109
Loans and financing (Note 17)	(812,294)
Suppliers	(1,029,523)
Payroll and related charges payable	(33,873)
Taxes payable	(65,536)
Deferred taxes (Note 18)	(967,418)
Provision for legal disputes (Note 19)	(26,293)
Other assets and liabilities, net	(243,058)

Net assets	3,605,064

Acquisition cost	3,917,438
Present value adjustment for the installments to be paid	(109,420)

Preliminary goodwill	202,954

The net operating revenue and net income for the six-month period ended March 31, 2019 of Raízen Argentina, considered from the date of acquisition, was R$ 6,372,059 and R$ 102,495, respectively. The disclosure for the current reporting period, as if the acquisition date were the beginning of the annual reporting is impracticable, given the segregation limitation of the DS business acquired prior to the said carve-out process which resulted in the determination of the net assets of Raízen Argentina.

The valuation techniques used to measure the fair value of the significant assets acquired were as follows:

Assets acquired	Valuation technique
Property, plant and equipment (**)

Market comparison and cost technique: the evaluation model considers the market prices quoted for similar items, when available, and depreciated replacement costs, when applicable. The depreciated replacement cost reflects adjustments of physical deterioration, as well as the functional and economic obsolescence. The fair value of fixed asset items on the acquisition date amounted to approximately R$ 3,616,311, which represented an adjustment of around R$ 366,647 to be depreciated during the useful life of the property, plant and equipment, which is approximately 13 years.

Intangibles (*) / (**)

Contractual relationship with clients: Multi-period earning excess method (“MEEM”) technique. This model estimate the fair value based on the future discounted cash flows of the business unit. The cash flows comprise the projected revenues, costs and expenses of the clients’ portfolio for 180 months-period. The fair value of the contractual relationship with clients amounted for R$ 232,532.

Latam-pass contract: Multi-period earning excess method (“MEEM”) technique. This model estimate the fair value based on the future discounted cash flows of the business unit. The cash flows comprise the projected revenues, costs and expenses of the clients’ portfolio for 87 months-period. The fair value of the contractual relationship with clients amounted for R$ 36,007

(*)	Intangible assets that were not recognized in the accounting books of the acquired company
(**)	As mentioned in Note 10.a, over the surplus value a deferred tax liabilities were recognized in the amount of R$ 216,279.

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

The trades receivables of Raízen Argentina, at the acquisition date, comprises gross contractual amounts due of R$ 324,819, of which R$ 5,064 was expected to be uncollectable at the acquisition date. Other assets acquired and liabilities assumed were analyzed and the respective accounting balances reflect the respective fair values.

The total amount of goodwill may be deductible for tax purposes depending on the future assessment of the Raízen Group.

The final allocation of the purchase price of Raízen Argentina depends on evaluations and other studies not yet completed and also on the final issuance of the appraisal report to be issued by an independent specialized company. In this way, RCSA made the preliminary allocation of the price paid considering the best estimate for the capital gains. However, they are subject to further adjustment as information becomes available and analyzes are performed and completed. RCSA does not expect significant impacts on the recognition of the purchase price allocation, whose final allocation is expected to be completed by September 2019.

30.	Cash flow supplementary information

(a)	Reconciliation of equity movement with cash flows from financing activities (FCF)

(Assets) / Liabilities	Financial investments linked to financing (note 5)	Other receivables	Loans and financing (Note 16)	Related parties (1)	Dividends and interest on shareholders’ equity payable	Total
Balance at March 31, 2018	(67,767)	(528,422)	12,691,307	301,982	23,418	12,420,518
Transactions with impact in FCF
Funding, net of expenditures	—	—	6,316,489	—	—	6,316,489
Amortization of principal	—	—	(4,181,945)	—	—	(4,181,945)
Interest paid	—	—	(752,186)	—	—	(752,186)
Payment of dividends and interest on shareholders’ equity, including remuneration of preferred shares (Note 21.c)	—	—	—	—	(2,274,446)	(2,274,446)
Investments	13,149	—	—	—	—	13,149
Other	—	—	—	(2,015)	—	(2,015)

	13,149	—	1,382,358	(2,015)	(2,274,446)	(880,954)
Other movements that do not affect the FCF
Net interest, inflation adjustments, and exchange-rate changes	(3,228)	—	1,601,396	—	—	1,598,168
Change financial instruments fair value (Notes 17 and 25)	—	—	213,303	—	—	213,303
Allocation of dividends and interest on own capital (Note 21.c)	—	—	—	(5,666)	2,288,581	2,282,915
Business combinations	—	(127,752)	812,294	—	—	684,542
Effect of foreign currency translation	—	—	—	—	—	—
Other	—	(59,048)	41,700	6,258	—	(11,090)

	(3,228)	(186,800)	2,668,693	592	2,288,581	4,767,838

Balance at March 31, 2019	(57,846)	(715,222)	16,742,358	300,559	37,553	16,307,402

(1)	Comprised of financial transactions and preferred shares (Note 11.a).

Raízen Group

Management notes to combined consolidated financial statements on March 31

In thousand of Reais – R$, unless otherwise indicated

(b)	Transactions not involving cash

	2019	2018	2017
Investment transactions not involving cash
Installment payable due to purchase of Raízen Argentina (Notes 11a.5)	(1,959,945)
Capital to be paid-up and AFAC	—	—	(75,738)
Depreciation and amortization of agricultural assets capitalized as property, plant and equipment	(81,957)	(64,789)	(45,291)
Interest capitalized in fixed assets (Notes 13 and 24)	(30,825)	(36,150)	(26,904)
Depreciation of agricultural assets capitalized as biological assets	(23,288)	(23,296)	(14,925)
Exclusive rights to supply fuel payable, net	—	(9,582)	36,106
Others business combination to be paid		(43,454)	—
Credits receivable for TEAS sale	—	6,430	—
Other	(122,302)	10,384	13,178

	(2,218,317)	(160,457)	(113,574)

31.	Subsequent events

On April 29, 2019, RCSA and its subsidiary RAHSAU made the full withdrawal of the remaining amount of US$ 300,000 from the Committed Back-up Credit Facility that was held with the international banking syndicate. Such debt includes Libor quarterly annual interest of 1.15% with payment of 50% in July 2024 and 50% in April 2025. Interest on this debt will be paid quarterly.

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